   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 17, 2003
                                                     REGISTRATION NO. 333-109573

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                          -------------------------------
                                   FORM F-3/A
                             REGISTRATION STATEMENT
                                    UNDER THE
                             SECURITIES ACT OF 1933
                          -------------------------------
                               ACETEX CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             ALBERTA                                           NOT APPLICABLE
 (PROVINCE OR OTHER JURISDICTION                              (I.R.S. EMPLOYER
OF INCORPORATION OR ORGANIZATION)                            IDENTIFICATION NO.)
                             750 WORLD TRADE CENTRE
                                999 CANADA PLACE
                       VANCOUVER, BRITISH COLUMBIA V6C 3E1
                                 (604) 688-9600
   (ADDRESS AND TELEPHONE NUMBER OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                              CT CORPORATION SYSTEM
                                111 EIGHTH AVENUE
                            NEW YORK, NEW YORK 10011
                                 (212) 894-8940
            (NAME, ADDRESS (INCLUDING ZIP CODE) AND TELEPHONE NUMBER
                   (INCLUDING AREA CODE) OF AGENT FOR SERVICE)
                          -------------------------------
                                   Copies to:
         PHYLLIS G. KORFF, ESQ.                         DAVID W. ROSS, ESQ.
SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP           BURNET DUCKWORTH & PALMER LLP
             4 TIMES SQUARE                            350 - 7TH AVENUE S.W.
     NEW YORK, NEW YORK 10036-6522                   CALGARY, ALBERTA T2P 3N9
             (212) 735-3000                               (403) 260-0100
                           -------------------------------

       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES
                                 TO THE PUBLIC:
From time to time on or after the effective date of this Registration Statement.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /
         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. /X/
         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                         -------------------------------
                         CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------------------------------
   TITLE OF EACH CLASS OF        AMOUNT TO BE REGISTERED       PROPOSED MAXIMUM     PROPOSED MAXIMUM AGGREGATE        AMOUNT OF
SECURITIES TO BE REGISTERED                                   OFFERING PRICE PER         OFFERING PRICE(1)       REGISTRATION FEE(2)
                                                                    SHARE(1)
------------------------------------------------------------------------------------------------------------------------------------
Common Shares                            2,355,598                   $5.30                  $9,303,575.64               $752.66
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c), based on the average of the high and low prices of the Registrant's common shares on The Toronto Stock Exchange on October 3, 2003, converted to U.S. dollars using a factor of .7452, which was the inverse of the noon buying rate in New York City for cable transfers in Canadian dollars as certified for customs purposes by the Federal Reserve Bank of New York on such date.

(2) Fees paid in respect of that F-3 withdrawn on October 3, 2002 are to be carried forward and applied to this filing.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

                  The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                               ACETEX CORPORATION

                             2,355,598 COMMON SHARES

                  2,355,598 shares of our common shares are being offered from time to time by the selling shareholders named in this prospectus. The selling shareholders acquired these shares in connection with our acquisition of AT Plastics Inc., which occurred on August 5, 2003. The common shares may be offered and sold from time to time by the selling shareholders through underwriters, dealers or agents or directly to one or more purchasers in fixed price offerings, in negotiated transactions, at market prices prevailing at the time of sale or at prices related to the market prices. The terms of the offering and sale of common shares in respect of which this prospectus is being delivered shall be set forth in a prospectus supplement. See "Plan of Distribution."


                  Our common shares are listed on the Toronto Stock Exchange under the symbol "ATX". On December 15, 2003, the last reported sale price for our common shares on the Toronto Stock Exchange was Cdn $5.63.


                  We will not receive any proceeds in connection with the common shares sold by the selling shareholders pursuant to this prospectus.

                  AN INVESTMENT IN OUR COMMON SHARES INVOLVES A HIGH DEGREE OF RISK. BEFORE PURCHASING ANY COMMON SHARES, YOU SHOULD CONSIDER CAREFULLY THE RISKS DESCRIBED UNDER "RISK FACTORS" BEGINNING ON PAGE 3.

                  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offence.




                The date of this prospectus is December 17, 2003.

                                TABLE OF CONTENTS

                                                                            PAGE

THE COMPANY....................................................................2
RECENT DEVELOPMENTS............................................................3
BUSINESS OF AT PLASTICS........................................................3
RESTRUCTURING PLAN.............................................................8
RESEARCH AND DEVELOPMENT.......................................................8
RAW MATERIALS..................................................................8
PRODUCTION PROCESS.............................................................9
SALES AND MARKETING...........................................................10
EMPLOYEES.....................................................................10
MANUFACTURING FACILITIES......................................................11
ENVIRONMENTAL MATTERS.........................................................11
LITIGATION....................................................................11
RISK FACTORS..................................................................12
CAPITALIZATION................................................................21
SPECIAL NOTE REGARDING FORWARD LOOKING INFORMATION............................21
PRESENTATION OF FINANCIAL INFORMATION AND EXCHANGE RATE DATA..................22
WHERE YOU CAN GET MORE INFORMATION............................................23
INCORPORATION BY REFERENCE....................................................24
USE OF PROCEEDS...............................................................25
DIVIDEND POLICY...............................................................25
MARKET HISTORY................................................................25
DESCRIPTION OF SHARE CAPITAL..................................................25
INCOME TAX CONSIDERATIONS.....................................................26
SELLING SHAREHOLDERS..........................................................28
PLAN OF DISTRIBUTION..........................................................29
LEGAL MATTERS.................................................................31
EXPERTS.......................................................................31
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS....................................32


                  YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION CONTAINED IN THIS PROSPECTUS MAY ONLY BE ACCURATE AS OF THE DATE OF THIS PROSPECTUS.

                  References in this prospectus to "Acetex," "we," "us," and "our" refer to Acetex Corporation and its subsidiaries, unless otherwise specified.

                              PROSPECTUS SUMMARY

                  The following summary does not contain all the information that may be important to you and is qualified in its entirety by the more detailed information and consolidated financial statements, including the notes thereto, and included elsewhere in the prospectus. Except as otherwise indicated, "Acetex", "company", "we", "our" and "us" refer to Acetex Corporation and "AT Plastics" refers to AT Plastics Inc. With respect to the description of our business contained in this prospectus, such terms refer to Acetex Corporation and our subsidiaries. "Fiscal 2002" refers to the 12 month period ended December 31, 2002. "LTM". refers to the 12 month period ended June 30, 2003. "AT Plastics Acquisition" refers to the acquisition of AT Plastics Inc.
as described under the AT Plastics Acquisition.

GENERAL

                  Acetex is a leading integrated European producer and distributor of acetic acid, vinyl acetate monomer ("VAM"), polyvinyl alcohol ("PVOH") and other derivative products of acetic acid, collectively referred to as "Acetyls".

AT PLASTICS ACQUISITION

                  On August 5, 2003 Acetex acquired AT Plastics Inc. pursuant to a transaction in which AT Plastics was amalgamated with a subsidiary of Acetex and each shareholder of AT Plastics received 1/6 of an Acetex share for each AT Plastics share held. Acetex assumed AT Plastics' employee stock option plans and subject to certain adjustments, certain outstanding warrants of AT Plastics.

                  Concurrently with the acquisition Acetex issued $75 million 10 7/8% senior notes due 2009, the proceeds of which were applied to reduce certain of the outstanding indebtedness of AT Plastics.

BUSINESS OF AT PLASTICS

                  AT Plastics develops and manufactures specialty plastic resins and film products for a number of niche end markets in North America and around the world.

SELLING SHAREHOLDERS

                  Perry Partners LP and Perry Partners International, Inc. acquired 2,355,598 common shares of Acetex pursuant to the AT Plastics acquisition. This prospectus covers the resale by those parties of up to that number of shares.

RISK FACTORS

                  You should carefully consider the information under the caption "Risk Factors" and all other information in this prospectus before buying common shares qualified for resale pursuant to the terms hereof.

                                   THE COMPANY

                  Acetex is a leading integrated European producer and distributor of acetic acid, vinyl acetate monomer ("VAM"), polyvinyl alcohol ("PVOH") and other acetic acid derivatives, collectively referred to as "Acetyls". Acetyls are key chemical intermediates used in a wide variety of end use products, including paints, coatings, adhesives, beverage containers, detergents, textiles, pharmaceuticals and agrochemicals. Based on reported capacity, Acetex is the second largest producer of acetic acid, the third largest producer of VAM and one of the lowest-cost manufacturers of Acetyls in Europe, where the Company has historically generated approximately 90% of its sales. The Company attributes its favorable market position to (i) its low manufacturing costs stemming from its economies of scale and integrated manufacturing facilities, close proximity to its customers and natural gas supply, favorable methanol and natural gas supply contracts and technologically advanced production methods; (ii) its long-standing customer relationships; and (iii) the reliable and cost-effective service it provides to its customers include large multi-national chemical companies, such as AK2O, Atofina, BASF, Dow Chemical, Repsel, Rhodia and Vinamel.

                                      * * *

                  Our principal executive offices are located at 750 World Trade Centre, 999 Canada Place, Vancouver, British Columbia, Canada V6C 3E1. Our telephone number is (604) 688-9600.

                               RECENT DEVELOPMENTS

                  On August 5, 2003 Acetex completed an acquisition transaction with AT Plastics pursuant to which AT Plastics was amalgamated with a subsidiary of Acetex and each shareholder of AT Plastics received 1/6 of an Acetex share for each AT Plastics share held. Acetex also assumed AT Plastics' employee stock option plans and, subject to certain adjustments, outstanding warrants of AT Plastics.

                  Concurrent with the acquisition Acetex completed an increase to its bond indenture raising a face amount of 75,000,000 10 7/8% senior notes due August 1, 2009. The net proceeds of this offering were applied together with a portion of cash on hand to the repayment of term debt and related interest and fees of AT Plastics.

                  The selling shareholders which together owned or exercised direction or control over approximately 28% of the issued and outstanding shares of AT Plastics agreed to vote in favor of the transaction provided that Acetex complied with its covenants to such parties and filed an application to register the Acetex shares to be received by such parties with the United States Securities and Exchange Commission on or before July 20, 2003. The selling shareholders now hold 2,355,598 common shares of Acetex representing approximately 6.96% of the issued and outstanding shares of Acetex.

                  AT Plastics was incorporated under the Ontario Business Corporations Act by certificate of incorporation dated March 14, 1989. AT Plastics' only operating subsidiaries are wholly owned North Carolina incorporated AT Plastics Corporation and wholly owned Alberta incorporated Alberta AG-Industries Ltd.

                  AT Plastics develops and manufactures specialty plastic resins and film products for a number of niche end markets in North America and around the world. Through unique process engineering, AT Plastics has developed proprietary and patented process designed to meet evolving customer requirements for high quality, specialized products and services. Operating from an engineering and manufacturing facility in Edmonton, Alberta, Canada AT Plastics produces specialty plastic resins and compounds for applications such as thermal laminating, hot melt adhesives, automotive products, packaging, as well as medical and film products for horticultural markets.

                             BUSINESS OF AT PLASTICS

GENERAL

                  AT Plastics develops and manufactures specialty plastic resins and film products for a number of niche end markets in North America and around the world. Through unique process engineering, AT Plastics has developed proprietary and patented processes designed to meet evolving customer requirements for high quality, specialized products and services. Operating from a modern, state-of-the-art engineering and manufacturing facility in Edmonton, Alberta, Canada, AT Plastics produces specialty plastic resins and compounds for applications such as thermal laminating, hot-melt adhesives, automotive products, packaging and medical products, as well as film products for horticultural markets. Plastics has reached a leading market position in the specialty polymers and films markets by: (i) focusing on developing products addressing specific customer needs; (ii) leveraging its advanced product development and leading proprietary technologies used in its five versatile reactors; and (iii) taking advantage of its strategically located manufacturing operations in Edmonton, Alberta, where AT Plastics can access a low cost ethylene feedstock supply. Plastics sells its products to over 300 primary customers in the United States, Canada and the rest of the world, including A1phaGary, Avery Denison, Baxter Healthcare, Cardinal Healthcare, CITGO, Collins & Aikman, General Binding Corporation, H. B. Fuller, Henkel and Kraft. In 2002, 71% of AT Plastics' sales were to US customers, 21% to Canadian customers and
8% to customers outside Canada and the US.

                  For the fiscal year ended December 31, 2002, the Specialty Polymers business generated sales of US$128.2 million (excluding intra-company sales of US$4.7 million), representing 82% of AT Plastics consolidated sales and the Films business generated sales of US$28.1 million, representing 18 % of AT Plastics consolidated sales. For the year ended December 31, 2002, AT Plastics generated total consolidated sales of US$156.3 million and a net loss of US$7.0 million.

INDUSTRY OVERVIEW

                  The plastics industry is a multi-billion dollar industry consisting of commodity and specialty resin producers, compounders, fabricators, additive suppliers and machinery and equipment manufacturers. Large volume commodity resins include polyethylene, polypropylene, polyvinyl chloride and polystyrene. Specialty and engineering resins include polyamides (nylon), thermoplastic elastomers, polycarbonates and ethylene copolymers such as EVA, ethylene ethyl acrylate ("EEA"), ethylmethyl acrylate ("EMA") and ionomers. Specialty plastics such as those produced by AT Plastics generate materially higher profit margins and have greater price stability than commodity products.

                  Polyethylene is the most widely used thermoplastic in the world and is one of the principal plastics used in the manufacture of hundreds of consumer and industrial products. In general, polyethylene offers a number of properties suitable for many different end uses. There are three main types of polyethylene: low density polyethylene ("LDPE"), linear low-density polyethylene ("LLDPE"), and high density polyethylene ("HDPE").

                  AT Plastics only participates in the LDPE segment of the polyethylene market with a focus on specialty EVA homopolymers and medium/high EVA copolymers (those with greater than 5% vinyl acetate monomer content). This differentiated segment of the LDPE market is estimated to be approximately 20% of the total LDPE market.

                  AT Plastics' specialty polymers are used to produce thermal laminating products, hot-melt adhesives, foam, automotive parts, pipe, medical tubing and food, industrial, pharmaceutical and other consumer packaging. Being highly specialized and marketed in relatively small quantities, resins for many of these markets tend to be of limited interest to larger producers. These markets also require a high level of product development capability and an intense level of sales and technical service interaction with the customer. However, they can generate healthy profits for niche end market competitors such as AT Plastics and result in greater price stability than commodity products.

                  Through the first quarter of 2003, selling prices for specialty polymers and commodity products increased following significant spikes in feedstock costs. During the second quarter of 2003, selling prices of commodity products fell marginally due to a corresponding decrease in raw material costs. Specialty products selling prices, which historically were less volatile, remained stable throughout the period. During the second quarter, industry announcements on increasing selling prices for commodity and low-density polymer products were made, effective August 2003, contributing to the price stability for the speciality products.

                  AT Plastics films are used in the agricultural, horticultural and construction industries as well as in greenhouse and nursery films, silage bags and construction films. The Films business benefits from cost and knowledge sharing with the Specialty Polymer business. AT Plastics films are produced using externally sourced resins as well as captively produced specialty polymer resins, both of which enhance the films' characteristics. The Films business participates in two specialty markets (Silage and Greenhouse & Nursery) and complements the seasonal nature of these markets with discretionary commodity sales to the construction industry.

                  The most significant change in AT Plastics' competitive environment in the Films business has been the active participation of off-shore manufacturers, primarily from Europe and China. The market strategy of European and Chinese producers in the North American films market has been to offer large amounts of low-quality, inexpensive commodity products. AT Plastics' response has been to maintain its market share by offering high-quality specialty products to niche end markets and by emphasizing customer service. Although higher than ever before, pricing has recently showed indications of softening as a result of end-use customers looking for more inexpensive options due to the overall poor economic climate.

COMPETITION

                  AT Plastics is a leading producer of EVA copolymers in Canada. There are three major competing manufacturers of medium and high EVA copolymers located in the United States: DuPont, Equistar and ExxonMobil. In addition, Dow Chemical manufactures EVA primarily for captive use. Most of AT Plastics' competitors have generally emphasized high volume and low cost commodity polyethylene production. Conversely, AT Plastics' management has carefully selected growing in international niche end markets for homopolymers and copolymers that require significant propriety technology, shorter production runs and a significant element of customer service.

                  The principal competitors in the high margin segment of the North American horticultural and specialty agricultural film market include Ag-Bag International Limited, Armin (a division of Tyco Laboratories, Inc.), Klerks of Belgium and Up North. Technology and rigorous quality control represent significant barriers to entry into these markets, as such products must withstand a full range of climatic conditions in order to protect high value crops and animal feed AT Plastics is one of many suppliers in the construction and commodity agricultural films market in Canada.

PRODUCTS

                  The following table sets forth certain sales volume information relating to AT Plastics products:

                                                               Years Ended December 31,
                                     -----------------------------------------------------------------------------
                                      1998           1999             2000           2001           2002
                                     -----------------------------------------------------------------------------
                                                                 (thousands of tones)
Specialty Polymers                            82.1          120.2            133.2          126.1          131.6
Films                                         12.8           12.5             11.9           11.9           12.9

SPECIALTY POLYMERS

BUSINESS OVERVIEW

                  The Specialty Polymers business manufactures EVA copolymers, specialty low-density compounds and homopolymers in a wide range of grades, each of which offers unique performance characteristics. AT Plastics' flexible reactor configuration allows economic production runs tailored to the needs of its customers. This ability to offer multiple product grades with varying VAM content, molecular weight and other properties has been a key component of AT Plastics' specialty copolymers strategy. The Specialty Polymers business strategy is to focus its product mix on EVA copolymers, specialty compounds and other specialty homopolymers. The specialization strategy employed by AT Plastics allows it to reduce its exposure to the cyclical nature of the commodity polyethylene industry.

                  AT Plastics' Specialty Polymers business has a nameplate capacity of 150 MT, which may vary depending on the mix of products produced over any given period. LTM period production was 135.7 MT, or 90% of nameplate capacity, and was influenced by planned maintenance shutdowns, product mix and the proportion of capacity utilized for new product developments. Capacity utilization on a LTM period basis was 89.5%.

PRODUCTS OVERVIEW

                  AT Plastics holds a leading market position in the hot melt adhesives, medical, coating and laminating, and automotive end-use markets. In addition, AT Plastics participates in the flexible packaging market, as well as other markets, to maximize the capacity utilization of its plants as well as to capitalize on favorable pricing opportunities.

                  The following represent some of the end-use markets for AT Plastics specialty EVA and homopolymers resins:

HOT MELT ADHESIVES - AT Plastics sells medium to high EVA copolymers used in adhesives for the consumer packaging, bookbinding, automotive, construction and furniture industries. Environmental regulations are driving customers away from traditional solvent-based adhesives, which may have adverse effects on air quality, to the newer hot-melt technology which uses AT Plastics' products. The North American market in EVA is characterized by a very small number of technically sophisticated suppliers offering similar product ranges and emphasizing service.

MEDICAL - AT Plastics supplies EVA copolymers used for medical products, such as medical hoses, tubing and intravenous bags, in which EVAs are replacing polyvinyl chlorides for some film applications. EVA copolymers and specialty LDPE are also used in pharmaceutical packaging, which includes aqueons drug inhalers, medical ointment packaging and tablet containers. The high quality standards of this customer group create a strong barrier to entry for competitors, as approvals for new resin suppliers take up to two years. Resins for medical and pharmaceutical applications are often highly specialized and sold in small quantities that are generally of limited interest to larger producers. However, such resins can generate healthy profits for niche end market producers such as AT Plastics.

COATING AND LAMINATING - AT Plastics sells homopolymer LDPE to the extrusion coating market and EVA copolymers to the extrusion coating and laminating market. End uses include snack food packaging, sugar paper and industrial coated products. Thermal lamination films are replacing solvent and water-based coatings because of environmental concerns and lower costs. This market has a small number of technically sophisticated customers and suppliers.

AUTOMOTIVE - AT Plastics has developed certain EVA copolymer grades for blending with other materials to provide lightweight, easily molded, foamable and temperature resistant materials with good sound dampening properties. These grades are generally used in the automotive industry for carpet backing and sound dampening sheet and body sealants. AT Plastics' flexible production techniques allow it to compete in this highly specialized, rapidly changing market, in which customers demand high-quality products at reasonable cost.

FLEXIBLE PACKAGING - AT Plastics sells EVA copolymers, homopolymers and compounds to the North American packaging market. AT Plastics focuses on niche, higher margin applications such as food and medical packaging, printed labels, batch inclusion film, and seal layer co-extrusions. The North American flexible packaging film market for LDPE and EVA resins is approximately 4.8 billion pounds per year. AT Plastics' share of this market is small as AT Plastics has redirected its manufacturing capacity to meet the stringent specifications of the more demanding applications in flexible packaging.

OTHER - In addition to the product groups above, AT Plastics sells to other customers that use its specialty copolymers and compounds for a variety of industrial and manufacturing end use applications, including plastic compounds, wax blends, foam and injection molded and blow molded products.

FILMS

BUSINESS OVERVIEW

                  AT Plastics' Films business primarily manufactures single and multi-layer specialty films, from internally produced and externally purchased polyethylene commodity resins and specialty polymers. These include horticultural and specialty agricultural films and commodity agricultural and construction films. Agricultural film products include greenhouse and silage films while construction products include film for vapor barriers. AT Plastics holds leading market positions in both the "Greenhouse and Nursery" and "Silage and Grain" storage markets.

                  AT Plastics' Films business has a nameplate capacity of 18.1 thousand tonnes, which may vary depending on the mix of products produced over any given period. LTM period production was 14.8 thousand tonnes or 82% of nameplate capacity. The production of master rolls and subsequent downstream rewinding to the roll length required by the customer has the potential to increase the effective output of the business.

PRODUCTS OVERVIEW

GREENHOUSE AND NURSERY-AT Plastics manufactures greenhouse and nursery films, which have become a cost-effective alternative to glass for greenhouses. AT Plastics now offers the most complete line of horticultural films worldwide, with product lines that include ultraviolet-stabilized, energy-efficient thermal and anti-condensate film. These films, in addition to being cost effective, provide improved energy efficiency, light distribution and anti-condensate control features.

SILAGE AND GRAIN STORAGE -AT Plastics produces silage films and large silage bags for use in on-farm production and storage of silage. Large bags (up to 500 feet long and up to 14 feet wide) are replacing concrete silos and open pit bunkers for the storage and production of silage for animal feed. Concrete silos are expensive to build and silage bags offer lower capital costs. In addition, silage bags can be filled in the field and stored in the field until needed, which eliminates the cost and effort of transporting feed to and from a fixed concrete silo. University studies also indicate that silage produced in bags is more nutritious. AT Plastics is the only supplier of 60 foot silage sheeting in North America. Benefits of large sheeting include reduced waste and labor for the customer.

CONSTRUCTION AND COMMODITY AGRICULTURAL FILMS - Construction and commodity agricultural films consist primarily of lower margin products such as vapor barriers used in residential construction and in miscellaneous on-farm applications, such as haystack covers. AT Plastics competes in the construction and commodity agricultural films business primarily in order to utilize excess capacity during seasonal production lows.

                               RESTRUCTURING PLAN

                  AT Plastics installed a new management team in 2000 that engaged in restructuring efforts. Over the past two years, AT Plastics has undertaken a number of strategic initiatives designed to improve the company's overall financial strength by focusing the business on areas where AT Plastics holds competitive advantages.

                  These initiatives included the disposal of several business units with combined sales for the year ended December 31, 2000 of US$52.0 million, the issuance of US$20.9 million of new equity, a US$121.9 million refinancing of company debt and ongoing cost reduction programs.

                  The restructuring program was completed in the first quarter of 2002 and a resulting special charge of US$6.4 million was recorded at that time. Special charges of US$10.5 million were incurred in 2001 that related to the disposition of discontinued operations and certain restructuring fees. Additionally, in February 2003, AT Plastics undertook a cost reduction initiative that combined the reorganization and consolidation of certain management and operational functions through a series of reassignments and restructurings with an additional 8% reduction in AT Plastics' workforce. AT Plastics expects to realize annualized pre-tax savings of approximately US$2.4 million from the initiative, with approximately US$1.8 million in savings occurring in fiscal 2003. A special pre-tax restructuring charge of US$1.2 million was incurred in the first quarter of 2003.

                  Various other initiatives that AT Plastics has engaged in over the course of the restructuring efforts include the Target Account Program, whereby target accounts within specified markets are identified and account managers are expected to turn prospects into buying customers. These customers tend to appreciate AT Plastics' customer-focused approach, which emphasizes sales, technical service, customer service, manufacturing, logistics, research and technology, and which distinguishes the company from its lower-volume competitors' threshold. AT Plastics has also focused on introducing new technology to solidify and improve its market position, including introducing improvements in reactor design, which allow AT Plastics to broaden its product range and flexibly respond to short-notice market opportunities. AT Plastics also undertook to improve the profitability of its Films business, by using lower cost materials, improving manufacturing processes, implementing longer production runs and reducing waste.

                            RESEARCH AND DEVELOPMENT

                  AT Plastics maintains its market position in specialty and value-added niche end markets through ongoing research and development aimed at advancing its own technology and providing expert technical service to customers using AT Plastics products. This technical capability is an integral part of AT Plastics' marketing strategy. AT Plastics' research and development group establishes relationships with customers through on-going development and support. In the Specialty Polymers business, the high-pressure polymerization technology employed by AT Plastics requires highly competent engineering skills. In the Films business, programs of applied research have led to advances in mono- and co-extruded films, long-life greenhouse coverings and thinner film with equivalent strength. AT Plastics relies upon and benefits from laws governing trade secrets and proprietary technology to establish and maintain its proprietary rights and is the holder of several patents and trademarks relating to its products and technical processes. AT Plastics also benefits from its knowledge and experience in process engineering and formulations required in the manufacture of its specialty products. These factors represent significant barriers to entry into the markets AT Plastics serves.

                                  RAW MATERIALS

                  AT Plastics' operating cost structure is primarily dependent on the costs of its raw materials, particularly ethylene, vinyl acetate and commodity resins, which are generally driven by changes in the price of natural gas. Logistics costs, including transportation, warehousing and rail car costs, have been gradually managed downward over the past two years. Costs for VAM, which are driven by market cycles and fluctuate with the cost of ethylene and supply demand, have been historically volatile and account for approximately 10% of AT Plastics' total production costs.

                  Ethylene is the major raw material for AT Plastics' main business segment, representing approximately 52% of its cost of sales. Ethylene is purchased under a long-term contract, with the price based on several benchmark parameters, including the cost of natural gas and the price of US Gulf Coast ethylene. AT Plastics has enjoyed a cost advantage for its ethylene due to the "Alberta Advantage". The "Alberta Advantage" refers to the historically lower price of natural gas in Alberta, compared to the United States, due to differing supply and demand factors, extraction and gathering efficiencies and distribution costs.

                  Natural gas prices over the last ten years were relatively stable with small incremental adjustments for market and seasonal conditions. Very unusual circumstances in the fourth quarter of 2000 and in early 2001 caused an almost quadrupling of historical gas prices which resulted in a doubling of ethylene purchase costs for AT Plastics compared to 2000. Natural gas prices then declined slowly through 2002, but spiked upward again through the first six months of 2003.

                  Because of the increase in volatility of natural gas pricing over the past two years, it has been difficult for AT Plastics to pass the full cost increase through to its customers until recently. Price increases were announced by industry participants in early 2001, but the duration of the cost spike allowed for only minor gains in selling prices involving certain market segments. To further help offset the increase in raw material costs, AT Plastics maintained strong cost control measures including overhead reductions. In addition, through the winter of 2001 to 2002, AT Plastics hedged its natural gas exposure using call options that protected it from a price increase but allowed AT Plastics to benefit fully from the lower gas prices over the period. This program of purchasing call options on natural gas was continued through 2002 and ended in early 2003. The program helped mitigate the effects of a natural gas price spike in the markets through the first half of 2003. In addition, selling price increases were successfully implemented in the first quarter of 2003 to help offset the impact of higher raw material costs resulting primarily from the increase in the price of natural gas.

                  In 1999, AT Plastics began purchasing ethylene directly under a long term contract with Novacor Chemicals Ltd. (now NOVA Chemicals Corp.) that has ensured a long-term supply of ethylene for AT Plastics. This new "cost of manufacture-related" contract is expected to continue to provide a favorable ethylene cost, as compared to the contract price of ethylene on the US Gulf Coast. A provision has been made for incremental ethylene supply to support increased volume for potential increased production in the future.

                               PRODUCTION PROCESS

SPECIALTY POLYMERS

                  The AT Plastics Polymers facility in Edmonton is in continuous operation 365 days per year. The facility's five separate reactors are tailored for the smaller, specialized runs required by higher EVA applications.

                  Ethylene is an important raw material used in the production of plastic resins, fibers, solvents, paints and adhesives. Ethylene is polymerized to produce low-density polyethylene in a multi-step reaction that transforms a monomer feedstock into a polymer product with a range of chain lengths in either autoclave or tubular reactors. VAM is introduced during the polymerization process to create copolymers. These copolymers can contain up to 40% VAM. Autoclave processing is employed by AT Plastics and is well-suited to smaller production runs of specialty grade homopolymers and copolymers, particularly those with high VAM content. Tubular processing is well-suited to long production runs creating large volumes of commodity-grade homopolymers and copolymers. Tubular processing is not able to produce high-VAM content copolymers and does not allow grades to be easily changed. Approximately 20 to 25 times the volume of off-spec material will be produced during a grade change in a tubular reactor versus an autoclave reactor.

                  The newest reactor in the Edmonton facility offers a unique extruder and screen pack for films grade products, specialized filtration technology for production of clear EVA products and a degassing process to ensure high product purity. The recent addition of improved mixing technology allows AT Plastics to participate in the opportunistic commodity business when favorable market conditions arise.

FILMS

                  AT Plastics uses the blown film process to fabricate its film products. The blown film process is used to produce a wide variety of products, ranging from simple monolayer films for bags to very complex multilayer structures used in food packaging. The process begins when virgin resin material, which can be used in combination with recycled material and can be either a single component or a blend of two or more polymers, is fed into an extruder. Various additives such as slip, antiblock, or pigments can also be added. The extruder melts the polymer and creates the necessary high level of pressure to push the molten polymer through a die which forms molten polymer from the extruder. After stretching and cooling, the polymer material is stabilized and collapsed in a frame below the nip rolls. Any of several auxiliary processes, such as treating, slitting, sealing or printing can be performed on the polymer material. Once finished, film can be made into rolls using a winder for subsequent processing, or fed to a bag and tubing machine and converted into bags.

                               SALES AND MARKETING

                  AT Plastics' marketing strategy is to maintain its strong customer base and expand its share of the growing market for its Specialty Polymer and Film products. Marketing offices are located in Canada and the United States.

                  AT Plastics maintains multiple routes to market to service its customer base. Products are primarily sold and distributed through sales representatives employed by AT Plastics, which targets sales to specific customers. Certain products, such as AT Plastics' greenhouse, horticultural and silage films, are marketed through using a network of specialized distributors. In instances where technical expertise is less important to the product user, AT Plastics uses general distribution channels to sell its products.

                  A portion of AT Plastics sales are made pursuant to long-term sales contracts. For 2002, four customers accounted for approximately 32.5% of AT Plastics' total revenues. AT Plastics enjoys long-standing relationships with these and other customers.

                                    EMPLOYEES

                  As of December 31, 2002, AT Plastics had a total of 416 full-time employees, with 305 in operations functions in Edmonton, 35 in sales and marketing throughout North America and the balance in service and corporate functions primarily in Edmonton and the Canadian head office in Brampton, Ontario.

                  AT Plastics employees are represented by the Edmonton and Westlock branches of the Communication, Energy & Paperworkers Union. AT Plastics has not experienced strikes, slow downs or work stoppages in the last 40 years, and AT Plastics believes that its relationship with its employees is satisfactory. AT Plastics' current labor agreement expires in February 2004, with negotiations slated to begin in the fall of 2003.

                            MANUFACTURING FACILITIES

                  AT Plastics' production facilities are located in Edmonton, Alberta, Canada. The site is located on approximately 100 acres owned by AT Plastics and has been in operation since 1953. There are five compolymer reactors and four blown films lines at the Edmonton facility in addition to warehouse, office and rail facilities. The main feedstock, ethylene, is delivered via pipeline to the site. VAM, the second major consumable, is delivered by truck. Outgoing product is shipped by rail, hopper truck and other common carriers in accordance with customer's requirements. AT Plastics also operates a rewind facility in Westlock, Alberta. This facility rewinds and folds silage bags for the Films business.

                  Initial start-up of production at the new 5R copolymer reactor at Edmonton took place in November 1998, and the facility achieved commercial production during the first quarter of 1999. By the second half of 2000, the new reactor had been successfully fine-tuned and all reactors in the facility achieved monthly performance records. During 2002, AT Plastics made technical improvements to the 5R reactor, permitting more flexible production planning and allowing the Edmonton facility to be more responsive to changing market demands. AT Plastics management believes the 5R reactor to be the most flexible reactor of its type in North America.

                  Since 1990, the Specialty Polymers business has held an ISO 9002 certification as independent verification of the standards met by its manufacturing methods and quality control systems and procedures. In 1997, the Specialty Polymers business obtained ISO 9001 certification. This certification facilitates the acceptance by potential customers of AT Plastics as a new supplier. AT Plastics' Edmonton films facility has also obtained ISO 9001 certification.

                              ENVIRONMENTAL MATTERS

                  In the period from February 1999 to May 1999, coincident with early operations of the new reactor at the Edmonton copolymer facility, the plant experienced an increase in the frequency of decompositions. A decomposition is a safety mechanism which permits the release of built-up pressure into the atmosphere through safety valves. Decompositions are not unusual occurrences for a high pressure facility such as AT Plastics' Edmonton facility. AT Plastics received an Environmental Protection Order which required AT Plastics to investigate and make adjustments to the plant to reduce the frequency of the decompositions. The facility underwent extensive containment studies and experienced no decompositions in the second half of 2000 or through 2001 and the Environmental Protection Order has been lifted. AT Plastics experienced one decomposition in late 2002.

                  Capital expenditures with respect to environmental protection are expected to average approximately C$1 to C$2 million per year over the next five years. These expenditures primarily relate to the control of storm water discharges and ethylene and vinyl acetate air emissions. Although AT Plastics is not currently required to control such air emissions, AT Plastics anticipates that it is reasonably likely to be required to reduce such emissions in the future.

                  AT Plastics does not believe that it has any other significant environmental issues.

                                   LITIGATION

                  AT Plastics is involved in routine litigation incidental to its business. Such litigation is not, in the opinion of AT Plastics management, likely to have a material adverse effect on the financial condition or results of operations of AT Plastics.

                                  RISK FACTORS

                  YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISKS AND ALL OTHER INFORMATION CONTAINED IN THIS PROSPECTUS BEFORE PURCHASING OUR COMMON SHARES. IF ANY OF THE FOLLOWING RISKS OCCUR, OUR BUSINESS, RESULTS OF OPERATIONS AND FINANCIAL CONDITION COULD BE SERIOUSLY HARMED, THE MARKET PRICE OF OUR COMMON SHARES COULD DECLINE, AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT.

DEMAND FOR SOME OF OUR PRODUCTS IS CYCLICAL AND WE MAY EXPERIENCE PROLONGED DEPRESSED MARKET CONDITIONS FOR OUR PRODUCTS.

                  Acetex's business consists of the production and sale of Acetyls. Historically, the prices of these products have been cyclical and sensitive to worldwide supply relative to demand, the level of general business activity and the availability and the price of methanol and natural gas, the principal feedstocks. In the past, Acetex's products have experienced alternating periods of market tightness, resulting in higher prices, and periods of oversupply, resulting in lower prices.

                  The following table provides an overview of the Company's average gross selling prices per tonne for acetic acid and VAM for the periods indicated:

                                               YEARS ENDED DECEMBER 31,
                              ------------------------------------------------------
                                                                                               SIX MONTHS ENDED
                                1998        1999         2000         2001       2002           JUNE 30, 2003
                              --------    --------     --------     --------   --------       -------------------
Acetic acid................ .   $394        $310         $361         $376       $347                 $436
VAM.........................    $594        $534         $682         $680       $578                 $748

                  According to ICIS-LOR, the northwest European contract prices for acetic acid and VAM in the second quarter of 2003 were 13.4% and 11.8% higher, respectively, than in the first quarter of 2003. The prices for Acetex's products are expected to continue to fluctuate in the future, and any prolonged or severe softness in the market for any of its principal products will adversely affect the Company's results of operations and financial condition.


THE INDUSTRIES IN WHICH WE COMPETE ARE HIGHLY COMPETITIVE AND WE MAY NOT BE ABLE TO COMPETE EFFECTIVELY WITH OUR COMPETITORS THAT ARE LARGER AND HAVE GREATER RESOURCES.

                  The chemical businesses in which Acetex and AT Plastics operate are highly competitive. Competition is based on a number of factors, including reliability of supply, proximity to customers, process technology and price. Acetex competes primarily with large European chemical companies, such as BP and Celanese, and, to a lesser extent, with United States producers. AT Plastics competes primarily with large US chemical companies such as Dupont, Exxon and Equistar. Many of Acetex's and AT Plastics' competitors have significantly greater financial and technological resources than Acetex and AT Plastics and have access to captive raw materials sources. These competitors may be able to respond more quickly than Acetex to new or emerging technologies or changes in customer requirements. In Europe, import tariffs of 6.6% and 6.1% in 2002 for acetic acid and VAM, respectively, are scheduled to decrease every year, reaching 5.5% for 2005 when the tariff will become fixed. This reduction in import duties will reduce the advantage of European producers over their American counterparts selling to customers in Europe. In addition, recent technological developments may increase the level of competition in the acetyl and polyethylene industries by enabling our competitors to increase the operating capacity of their existing plants or reducing their cost of production and by enabling new producers to enter the market. Increased competition could adversely affect the Company's results of operations and financial condition.

OUR BUSINESSES OPERATE IN FRANCE, SPAIN, UNITED STATES AND CANADA ONLY AND MAY BE ADVERSELY AFFECTED BY CURRENCY EXCHANGE RATE FLUCTUATIONS, TRADE BARRIERS, EXCHANGE CONTROLS, NATIONAL AND

REGIONAL LABOUR STRIKES, RISKS OF INCREASED DUTIES AND TAXES, AND CHANGES IN FOREIGN LAWS, POLICIES GOVERNING OPERATIONS OF FOREIGN BASED COMPANIES.

                  The Company is a holding company incorporated in Alberta, Canada, with subsidiaries that operate production facilities in Canada (through the AT Plastics acquisition), France and Spain. International operations are subject to a number of special risks, including currency exchange rate fluctuations, trade barriers, exchange controls, national and regional labor strikes, political risks and risks of increases in duties, taxes and governmental royalties, as well as changes in laws and policies governing operations of foreign-based companies. In addition, earnings of foreign subsidiaries and intercompany payments are subject to foreign income tax rules that reduce cash flow available to meet required debt service and other obligations of Acetex.

                  Moreover, because Acetex and AT Plastics derives a substantial portion of their revenues from production and sales by subsidiaries outside of Canada, the payment of dividends or the making of other cash payments or advances by these subsidiaries to Acetex may be subject to restrictions or exchange controls on the transfer of funds in or out of the respective countries or result in the imposition of taxes on such payments or advances. Acetex has organized its holding company and group structure and its operations in part based on certain assumptions about various tax (including, among others, income tax and withholding tax) laws, foreign currency exchange and capital repatriation laws and other relevant laws of a variety of jurisdictions. While Acetex believes that such assumptions are correct, there can be no assurance that foreign taxing or other authorities will reach the same conclusion. If such assumptions are incorrect, or if such foreign jurisdictions were to change or modify such laws or the current interpretation thereof, Acetex may suffer adverse tax and financial consequences that could substantially reduce the funds that can be transferred to the Canadian parent company.

OUR BUSINESS MAY BE ADVERSELY AFFECTED BY FLUCTUATIONS IN CURRENCY EXCHANGE RATES AS THE REVENUES RECEIVED WILL BE AFFECTED BY EXCHANGE RATES AS BETWEEN THE UNITED STATES DOLLAR AND THE EURO AND AS BETWEEN THE UNITED STATES DOLLAR AND THE CANADIAN DOLLAR.

                  Fluctuations in the exchange rate between the United States dollar and the Euro and between U.S. and Canadian dollars can have an effect on Acetex and AT Plastics revenues, cash flows and earnings. The products manufactured by Acetex and AT Plastics and the principal raw materials that both use in the course of production are globally traded products, the prices of which are linked to the prices charged for such products by United States producers. Accordingly, fluctuations in the value of the U.S. dollar affect the prices charged by Acetex and AT Plastics for their products and the prices both companies pay for their principal feedstocks. In addition, because a significant portion of Acetex's and AT Plastics' sales, cost of goods sold and other expenses are denominated in Euros and Canadian dollars, respectively, Acetex and AT Plastics have a translation exposure to fluctuations in the Euro and the Canadian dollar, respectively, against the U.S. dollar. These currency fluctuations could have a material impact on Acetex and AT Plastics as increases in the value of the Euro or the Canadian dollar relative to the U.S. dollar have the effect of increasing the U.S. dollar equivalent of cost of goods sold and other expenses with respect to Acetex and AT Plastics production facilities.

OUR BUSINESS IS DEPENDENT UPON MANUFACTURING FACILITIES AT OUR PARDIES AND EDMONTON PLANTS.

                  Acetex's and AT Plastics' manufacturing facilities contain sophisticated manufacturing equipment. In the event of a major disruption in the operations of any of their plants, such plants may not be able to recommence operations for an extended period of time. While Acetex and AT Plastics maintain property damage and business interruption insurance, there is no assurance that the losses incurred due to such a disruption will not exceed the insurance.

                  As of June 30, 2003, all of Acetex's acetic acid and approximately 76% of its VAM was produced at the Pardies Plant, which accounted for more than 80% of Acetex sales for the LTM period. Significant unscheduled downtime at the Pardies Plant due to equipment breakdowns, interruptions in the supply of methanol or natural gas, work stoppages due to labor problems, power failures, natural disasters, the need to comply with directives of government agencies or any other cause, including the normal hazards associated with the use of methanol and natural gas and the production of acetic acid and VAM, could materially adversely affect Acetex's results of operations and financial condition. For example, in 1996, the Pardies Plant was shutdown for three weeks due to an equipment breakdown and at the end of 1999, the plant was closed down for six days as a result of a strike-lockout triggered by French labor law changes reducing the number of employee working hours. Acetex's operations at Pardies are also subject to various hazards incident to the production of chemicals, including the use, handling, processing, storage and transportation of certain hazardous materials. These hazards, which include the risk of explosions, fires and chemical spills or releases, can cause personal injury and loss of life, severe damage to and destruction of property and equipment, environmental damage, suspension of operations and potentially subject Acetex to lawsuits relating to personal injury and property damages. Although Acetex maintains insurance, including business interruption insurance, that it considers to be adequate under the circumstances, there can be no assurance that Acetex will not incur losses beyond the limits or outside the coverage of its insurance.

                  In 1999, AT Plastics completed an expansion of its Edmonton copolymer facility. Initial start-up of production at the new copolymer reactor at Edmonton took place in November 1998 and the facility achieved commercial production during the first quarter of 1999. However, production and startup difficulties delayed achieving satisfactory operations until the end of the third quarter of 1999. During its first year of operation, the new reactor at the Edmonton copolymer facility experienced a number of brief outages. Early in 2000, the facility experienced performance issues with its new 5R reactor. However, in the second half of the year monthly performance records on all reactors in the Edmonton facility were achieved as AT Plastics fine-tuned the new equipment. During 2002, AT Plastics made technical improvements to the 5R reactor which permitted more flexible production planning and a facility more responsive to changing market demands. Renewed difficulties with the 5R reactor, however, or other difficulties relating to our Edmonton copolymer facility may potentially subject AT Plastics to decreased productivity and lawsuits.

OUR BUSINESS IS DEPENDENT UPON RELATIONSHIPS WITH KEY CUSTOMERS AND KEY
SUPPLIERS.

                  Acetex's largest customers account for a significant percentage of its revenues. For 2002, Rhodia and Atofina accounted for 24% of the Company's total sales. For the same period, ten companies accounted for approximately 52% of Acetex sales. Although Acetex believes its relationships with its largest customers are good, the loss of a material amount of sales to any of these customers could materially adversely affect Acetex. In addition, consolidation of Acetex's customers could materially adversely affect Acetex's results of operations and financial condition. Acetex relies on one company to supply its natural gas requirements and upon one company to supply a substantial portion of its methanol requirements. Although Acetex enjoys long-term contracts with both of these companies, the failure of either of the suppliers to perform as obligated by their respective contracts could have material adverse effects on Acetex.

                  Similarly, during the year ended December 31, 2002, approximately 32.5% of AT Plastics' total sales were derived from four customers. The loss of any of these customers could have a material adverse effect on AT Plastics. AT Plastics has entered into supply agreements with certain of its suppliers. In particular, AT Plastics has entered into a long-term supply agreement with NOVA Chemicals Corp. The loss of a major supplier could, in the short term, adversely affect AT Plastics' business until alternative supply arrangements are secured. In addition, there is no assurance that an alternate supply can be arranged on terms favorable to AT Plastics.

OUR BUSINESS IS DEPENDENT UPON MAINTAINING GOOD LABOR RELATIONS WITH THE WORKERS AT OUR PLANTS IN EUROPE AND ALBERTA

                  At December 31, 2002, Acetex had a total of 546 employees, with 403 located in France, 126 located in Spain and the balance located in Acetex's sales offices and Canadian head office. All Acetex's employees in France and Spain are covered by chemical workers' collective bargaining agreements. Acetex's employees in France are represented by three French labor unions, the CONFEDERATION GENERALE DU TRAVAIL, the CONFEDERATION FRANCAISE DEMOCRATIQUE DU TRAVAIL and the CONFEDERATION GENERALE DES CADRES, Acetex's employees in Spain are represented by two Spanish labor unions, the COMISIONES OBRERAS and UNION GENERAL DE TRABAJADORES. Any labor problems such as prolonged work stoppages due to labor strikes at any one of our principal manufacturing facilities may have an adverse effect on Acetex's results of operations and financial condition. In addition, Acetex can also be indirectly affected by labor problems at other sites for example, significant work disruption at any major transportation centers or at any major raw material supplier's facilities may adversely affect Acetex. AT Plastics employees are represented by the Edmonton and Westlock local branches of the Communication, Energy & Paperworkers Union. AT Plastics has not experienced strikes, slow downs or work stoppages in the last 40 years and AT Plastics believes that its relationship with its employees is satisfactory. AT Plastics' current labor agreement expires in February 2004, with negotiations slated to begin in the fall of 2003. There can be no assurance that Acetex will not experience significant labor problems in the future.

OUR BUSINESS MAY BE ADVERSELY AFFECTED BY THE SUPPLY AND PRICE VOLATILITY OF METHANOL AND NATURAL GAS AND ETHYLENE.

                  Acetex's profitability depends largely on the price and continuity of supply of methanol and natural gas. Acetex obtains a significant portion of its methanol requirements under a long-term fixed price supply contract with Saturn Methanol Trinidad LLC ("Saturn") extending until 2010. Acetex obtains substantially all of its natural gas requirements pursuant to a contract with Gaz du Sud Ouest ("GSO"), which expires on December 31, 2002. Acetex expects to renew these contracts on an annual basis going forward. If Acetex's suppliers of methanol and natural gas were unable to meet their obligations under present supply arrangements or if a natural gas contract with GSO were not available to Acetex, Acetex could be required to incur increased costs for its raw materials which could make it uneconomic for Acetex to continue to run the Pardies Facility. Under the Saturn agreement, Acetex has agreed to purchase an amount of methanol, which currently represents approximately 50% of its annual requirements, from Saturn at a fixed price for the duration of the contract. Acetex purchases the remainder of its methanol from other suppliers at prices based on a blend of published European quarterly contract prices and spot prices. The price of methanol historically has been cyclical and, in recent periods, highly volatile. In addition, the price we may be obligated to pay under the Saturn contract from time to time may be higher than the then current market price. Acetex believes that the outlook for world methanol prices is for decreases as new production comes on-line and U.S. natural gas prices decline from record high levels. Because methanol and natural gas account for a substantial percentage of Acetex's total production costs, Acetex's ability to pass on increases in such costs will have a significant impact on Acetex's profitability. The ability to pass on increases in methanol and natural gas costs is, to a large extent, dependent on market conditions. Because of the large volume of purchases of methanol and natural gas, any increase in price of or any shortage in the availability of either feedstock or a shortage in the availability of methanol would adversely affect Acetex's results of operations and financial condition.

                  Amounts paid for raw materials, particularly ethylene (which is linked in part to natural gas prices) represent the largest components of AT Plastics' variable costs. The cost of these materials is subject to market fluctuations caused by factors beyond AT Plastics' control. Significant increases in raw material or other variable costs, to the extent that AT Plastics is not able to pass these along to customers in the prices for its products, could materially and adversely affect AT Plastics' business, results of operation and financial condition. In 1999, AT Plastics entered into a 15-year ethylene supply agreement for approximately 135,000 tonnes per year under a partial "take or pay" arrangement. In the event AT Plastics' ethylene requirements decrease, AT Plastics will be forced to purchase ethylene in excess of its needs or pay a penalty.

                  Factors which have caused volatility in raw materials prices in the past and which may do so in the future include: shortages of raw materials due to increasing demand (due to growing uses or new uses); capacity constraints (due to construction delays, strike action or involuntary shutdowns); the general level of business and economic activity; and the direct or indirect effects of governmental regulation, political factors, war or other outbreak of hostilities. While we attempt to match raw material price increases with corresponding product price increases, we are not able to immediately raise product prices and, ultimately, our ability to pass on increases in the cost of raw materials to our customers is greatly dependent upon market conditions.

OUR BUSINESS MAY BE ADVERSELY AFFECTED BY FUTURE ACQUISITIONS.

                  One of the key elements in Acetex's strategy is to pursue selective expansion opportunities, including the acquisition of chemical businesses which could be expected to enhance Acetex's operations and profitability. There is considerable competition within Acetex's industry for suitable acquisition targets. There can be no assurance that suitable acquisition candidates will be identified or Acetex will be able to finance or complete transactions that it selected. In addition, there can be no assurance that any such acquisitions will be profitable or be successfully integrated into Acetex operations, that such integration will not divert management resources or that such acquisition and integration will not have an adverse effect on Acetex results of operations or financial condition.

OUR BUSINESS MAY BE SUBJECT TO SIGNIFICANT INFLUENCE BY OUR PRINCIPAL SHAREHOLDER WHO, BECAUSE OF HIS LARGE OWNERSHIP POSITION OF SECURITIES, MAY BE ABLE TO DETERMINE THE OUTCOME OF CERTAIN CORPORATE ACTIONS THAT WOULD REQUIRE COMMON SHAREHOLDER APPROVAL INCLUDING ELECTION OF THE BOARD OF DIRECTORS.

                  Brooke N. Wade, Chairman of the Board, Chief Executive Officer and a director of Acetex, directly held 30.5% of the issued voting shares of Acetex before the consummation of the AT Plastics acquisition and holds 23.77% after its completion. Kenneth E. Vidalin, President and Chief Operating Officer of Acetex, directly held 9.9% of the voting shares of Acetex before the consummation of the AT Plastics acquisition and holds 7.5% after its completion. See "Securities Ownership of Certain Beneficial Owners". As a result, Mr. Wade may be able to determine the outcome of certain corporate actions requiring common shareholder approval, including, among other things, the election of the Board of Directors.

OUR BUSINESS IS DEPENDENT UPON KEY PERSONNEL AND MAY BE ADVERSELY AFFECTED BY THE LOSS OF SUCH KEY PERSONNEL.

                  Acetex believes that its ability to implement its strategy of pursuing selective expansion opportunities is dependent on the services of Messrs. Wade and Vidalin, the Chairman and Chief Executive Officer and the President and Chief Operating Officer, respectively, of Acetex. In addition, Acetex and AT Plastics operations depend, in part, upon the continued services of certain key employees. The loss of Messrs. Wade or Vidalin or such key employees could adversely affect our results of operations and financial condition.

                  AT Plastics' success is dependent on its ability to attract and retain highly skilled persons. Development of new technologies may require additional personnel. Competition for qualified personnel is intense and AT Plastics' future success will depend in part on its continuing ability to attract and retain qualified employees

WE ARE SUBJECT TO MANY ENVIRONMENTAL REGULATIONS AND THIS MAY RESULT IN UNANTICIPATED COSTS OR LIABILITIES.

                  Acetex's and AT Plastics' operations are subject to a wide variety of environmental laws and regulations, including French, Spanish and Canadian laws concerning air quality, hazardous and solid wastes, chemical management, water quality and the remediation of environmental pollution. Acetex's and AT Plastics' subsidiaries hold various environmental permits for operations at its Pardies, Tarragona, Guardo and Roussillon Plants and Edmonton, respectively, and are required to conduct their operations in accordance with conditions specified in these operating permits. Plant expansions are also subject to securing environmental operating permits. All such permits are subject to revocation, modification and renewal. Environmental, health and safety requirements provide for substantial fines and criminal sanctions for violations. However, the operation of any chemical manufacturing plant entails risk or adverse environmental effects and there can be no assurance that material costs or liabilities will not be incurred to rectify any such damage.

                  Each of Acetex and AT Plastics has made and will continue to make the necessary capital expenditures for environmental remediation and compliance with applicable environmental requirements. Acetex and AT Plastics believe that compliance with current environmental requirements will not have a material adverse effect on its future rate of capital expenditures, financial condition or results of operations. However, environmental requirements have changed rapidly in recent years and are expected to evolve rapidly in the future. It is also possible that remedial activities, if required, could interfere with manufacturing operations. We cannot predict with certainty the ultimate costs to come into compliance with changing regulatory standards under environmental laws and the time period during which such costs are likely to be incurred. To meet changing licensing and regulatory standards, Acetex and AT Plastics may be required to make additional significant site or operational modifications, potentially involving substantial expenditures to repair or upgrade facilities, or the reduction or suspension of certain operations.

OUR BUSINESS IS DEPENDENT UPON DEVELOPMENT OF NEW PRODUCTS AND MAY BE ADVERSELY AFFECTED IF WE ARE UNSUCCESSFUL IN DEVELOPING SUCH NEW PRODUCTS.

                  Acetex's and AT Plastics' operating results depend significantly on the development of commercially viable new products, product upgrades and applications, and production technologies. Both companies have made strategic technology investments in order to develop these capabilities.

                  Since the early 1990s, metallocene catalysts have been developed for use in manufacturing polyethylene with improved physical properties. As the cost of manufacturing metallocene catalysts has fallen, a second generation of metallocene-based linear low density polyethylene polymers ("LLDPEs") offering improved performance characteristics over standard LLDPE commodity resins have come to market. The majority of the metallocene polypropylene products currently sold have replaced commodity polyethylenes, principally LLDPEs used in the flexible packaging market. Metallocene-based catalyst technology is expected to have a significant impact on the polyethylene and polypropylene markets if, as expected, the cost of metallocene production continues to decrease and new applications suitable for metallocene use are developed. A number of metallocene products enjoy cost and performance advantages over competing commodity products, particularly in the area of flexible packaging products, and metallocene LLDPEs often offer better performance at lower cost than their competitors. Based on current research being conducted in the polymers industries, AT Plastics' management believes it is unlikely that a new metallocene based process will be developed and commercialized to economically manufacture EVA co-polymers. However, if new metallocene based processes are ever developed and commercialized to economically manufacture products to compete with EVA co-polymers or other products that AT Plastics offers, AT Plastics sales may be adversely affected.

TERRORIST ATTACKS AND OTHER ATTACKS OR ACTS OF WAR MAY ADVERSELY AFFECT THE MARKETS IN WHICH WE OPERATE, OUR OPERATIONS AND OUR PROFITABILITY.

                  The attacks of September 11, 2001 and subsequent events, including the military action in Iraq, have caused instability in financial markets and have led and may continue to lead to, further armed hostilities, prolonged military action in Iraq, or further acts of terrorism worldwide, which could cause further instability in financial markets. Current regional tensions and conflicts in various OPEC member nations, including the current military action in Iraq, have caused, and may continue to cause, escalated raw material costs, specifically raising the prices of oil and gas, which affects our operations. In addition, the uncertainty surrounding the current military action in Iraq and the threat of further armed hostilities or acts of terrorism may impact any or all of our physical facilities and operations, or those of our clients or suppliers. Furthermore, terrorist attacks, subsequent events and future developments in any of these areas may result in reduced demand from our clients for our products. These developments will subject us to increased risks and, depending on their magnitude, could have a material adverse effect on our business, financial condition, results of operations or cash flows.


                  We feel that our company may be particularly vunerable to terrorist attacks and other acts of war. In France our plant is located on a common site under which a number of chemicals are manufactured. A terrorist attack of such a facility would result in significant damage because of the natural gas, hydrogen and other chemicals on site produce extremely large explosions. In Edmonton while our facilities are not part of a common site the facilities do process natural gas and ethylene which are highly combustible substances.


                  We carry insurance coverage on our facilities of types and in amounts that we believe are in line with coverage customarily obtained by owners of similar properties. We continue to monitor the state of the insurance market in general, and the scope and cost of coverage for acts of terrorism in particular, but we can not anticipate what coverage will be available on commercially reasonable terms in future policy years. Currently, AT Plastics does not carry terrorism insurance coverage.

                  If we experience a loss that is uninsured or that exceeds policy limits, we could lose the capital invested in the damaged facilities, as well as the anticipated future revenues from those facilities. Depending on the specific circumstances of each affected facility, it is possible that we could be liable for indebtedness or other obligations related to the facility. Any such loss could materially and adversely affect our business, financial condition, results of operations or cash flows.

THE SIGNIFICANT PRICE VOLATILITY OF ENERGY COSTS MAY RESULT IN INCREASED COSTS TO OUR BUSINESS.

                  The profitability of Acetex and of AT Plastics depends largely on the price and continuity of supply of various energy types. The ability to pass on increases in energy costs is, to a large extent, dependent on market conditions. Any increase in energy prices or a shortage in energy availability would adversely affect our results of operations and financial condition, and those of AT Plastics.

                  Factors which have caused volatility in energy prices in the past and which may do so in the future include: shortages due to increasing demand; production constraints on energy producers (due to construction delays, strike action and voluntary or involuntary production shutdowns and slowdowns); the general level of business and economic activity and the direct or indirect effects of governmental regulation, political factors, war or other outbreak of hostilities. In addition, the current events in the Middle East may have an effect on world energy costs. While we attempt to match energy price increases with corresponding product price increases, we are not able to immediately raise product prices and, ultimately, our ability to pass on increases in the energy costs to our customers is greatly dependent upon market conditions.

RISKS RELATED TO THE AT PLASTICS ACQUISITION

WE HAVE LIMITED INFORMATION CONCERNING AT PLASTICS AND IT MAY HAVE LIABILITIES OR OBLIGATIONS THAT ARE NOT ADEQUATELY REFLECTED IN ITS HISTORICAL FINANCIAL STATEMENTS.

                  Prior to our acquisition, AT Plastics entered into a number of agreements for disposition of its assets and businesses and in the course of such transactions may have incurred contractual, financial, litigatory, environmental or other obligations and liabilities that are not currently or adequately reflected in historical financial statements of AT Plastics or otherwise known to us. We have not interviewed or surveyed any of the third parties involved in these transactions and have relied upon the management of AT Plastics for the information that has been provided to us.

THE AT PLASTICS ACQUISITION MAY RESULT IN INCREASED ENVIRONMENTAL COSTS AND LIABILITIES.

                  AT Plastics' operations and properties are subject to environmental regulation. Such regulation can result in increased compliance costs and the risk of penalties for environmental violations. AT Plastics' operations, including past disposal practices, may subject AT Plastics to additional potential liabilities relating to the investigation and potential clean-up of possibly contaminated properties and to potential claims alleging personal injury. We cannot assure you that AT Plastics' environmental liabilities will not exceed our estimates and that the productions affected by the Combination Agreement will be sufficient to address these potential liabilities.

RISKS RELATED TO THIS OFFERING

WE ARE PERMITTED TO PREPARE THE DOCUMENTS THAT WE INCORPORATE BY REFERENCE IN THIS PROSPECTUS IN ACCORDANCE WITH CANADIAN DISCLOSURE STANDARDS, WHICH ARE DIFFERENT FROM THOSE OF THE UNITED STATES.

                  Under the U.S./Canada Multijurisdictional Disclosure System, or MJDS, we are permitted to prepare the documents that we incorporate by reference in this prospectus in accordance with Canadian disclosure requirements, which are different from those of the United States. In addition, we prepare our financial statements in accordance with Canadian generally accepted accounting principles, or Canadian GAAP, and they are subject to Canadian generally accepted auditing standards. As a result, our financial statements may not be comparable to financial statements of U.S. companies.

BECAUSE WE ARE A CANADIAN COMPANY, IT MAY BE DIFFICULT FOR YOU TO ENFORCE AGAINST US LIABILITIES BASED SOLELY UPON THE FEDERAL SECURITIES LAWS OF THE UNITED STATES.

                  We are organized under the laws of the Province of Alberta and our head office is in Vancouver, British Columbia, Canada. Many of our directors, controlling persons, officers and the experts named in this prospectus are residents of Canada, and a substantial portion of their assets and a majority of our assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon the directors, controlling persons, officers and the experts who are not residents of the United States or to enforce against them judgments of United States courts based upon civil liability under the federal securities laws of the United States. There is doubt as to the enforceability in Canada against us or against any of our directors, controlling persons, officers or experts who are not residents of the United States of original actions or actions for enforcement of judgments of United States courts of liabilities based solely upon the federal securities laws of the United States.

BECAUSE WE HAVE SUBSTANTIAL INDEBTEDNESS YOU MAY LOSE ALL OF YOUR INVESTMENT.

                  Following the issuance of the additional $75 million 10 7/8% senior unsecured bonds due August 1, 2009, the Company has total bonds outstanding of $265 million which have annual cash interest payments of $28.8 million. In addition, the Company has $35.6 million drawn on its CIT facility which would have annual interest payments of approximately $1.5 million. The combined cash flow from operations of the two companies for the twelve months ended June 30, 2003, was $48 million. Acetex's high degree of leverage will have important consequences to its shareholders. In particular, (i) the ability of Acetex to obtain additional financing in the future for working capital, acquisitions and capital expenditures may be impaired; (ii) a substantial portion of Acetex's anticipated cash flow from operations will be required for the payment of Acetex's interest expense and repayment obligations and will not be available to fund working capital requirements, acquisitions and capital expenditures; (iii) Acetex may be placed at a competitive disadvantage and made more vulnerable to downturns in general economic conditions or in its business, which historically has been relatively sensitive to changes in general economic conditions and (iv) Acetex's flexibility in planning for, or reacting to, changes in its business and the chemical industry will be limited.

OUR ABILITY TO MEET OUR DEBT SERVICE OBLIGATION DEPENDS ON MANY FACTORS.

                  The ability of Acetex to meet its debt service obligations will depend on the future operating performance and financial results of Acetex's operating subsidiaries, which will be subject in part to factors beyond the control of Acetex, such as interest rates, prevailing economic conditions and financial, business and other factors including the cost of methanol and natural gas. If Acetex is unable to generate sufficient cash flow in the future to service its debt, it may be required to refinance all or a portion of its debt, obtain additional financing, sell certain of its assets or reduce capital expenditures. There can be no assurance that any such refinancing would be possible or that any additional financing could be obtained, nor can there be any assurance as to the timing of any such asset sales or the proceeds which Acetex could realize therefrom.

                  Acetex is a holding company that conducts all of its operations through subsidiaries, and its ability to make debt service payments is dependent upon the operations of its subsidiaries. A subsidiary's ability to pay dividends or make other distributions to its shareholders is limited by local corporate laws, may be further limited in some jurisdictions by other applicable laws (including tax laws) and generally is subject to the availability of funds that are legally available for the payment of dividends or other distributions.

WE ARE SUBJECT TO NUMEROUS FINANCIAL COVENANTS.


                  The terms and conditions of our financing arrangements contain numerous financial and operating covenants that, among other things, limit the ability of Acetex and its restricted subsidiaries to (1) incur additional indebtedness, (2) repurchase or redeem capital stock, (3) create liens or other encumbrances, (4) redeem debt that is junior in right of payment to the notes,
(5) make certain payments and investments, including dividend payments, (6) enter into sale/leaseback transactions, (7) sell or otherwise dispose of assets,
(8) merge or consolidate with other entities or (9) engage in certain transactions with subsidiaries and affiliates and otherwise restrict corporate activities. Agreements governing future indebtedness could also contain significant financial and operating restrictions. Our ability to comply with these restrictions may be affected by factors beyond our control. A failure to comply with the obligations contained in our indenture could result in an event of default under the indenture and acceleration of debt under other instruments that may contain cross-acceleration or cross default provisions. We are not certain whether we would have, or be able to obtain, sufficient funds to make these accelerated payments. Acetex is subject to a principal amount outstanding of US $265 million 10 7/8% senior notes due 2009. AT Plastics Inc. is subject to a financing agreement with CIT Business Canada Inc. of a revolving loan of which $35.6 million is now outstanding. Both of these facilities become accelerated upon the occurrence of an event of default and an event of default under one facility results in an event of default under the other facility.

WE MAY BE REQUIRED TO REPAY OUR DEBT UPON A CHANGE OF CONTROL.


Upon the occurrence of certain change of control events, each holder of our notes may require us to repurchase all or a portion of its notes at a purchase price equal to 101% of the principal amount thereof, plus accrued interest and premium, if any. Our ability to repurchase the notes upon a change of control may be limited by the terms of our other debt agreements and by our cash-flow. Any requirement to offer to purchase any outstanding notes may result in our having to refinance our outstanding indebtedness, which we may not be able to do. In addition, even if we were able to refinance such indebtedness, such financing may not be on terms favorable to us. The aggregate amount outstanding under the 10 7/8% senior notes due 2009 is $265 million.


THERE IS NO ESTABLISHED MARKET IN THE UNITED STATES FOR THE COMMON SHARES OF ACETEX AND A MARKET IN THE UNITED STATES FOR THE COMMON SHARES MAY BE ILLIQUID.

                  Our common shares will not be listed on any stock exchange in the United States and we cannot assure you that a liquid market will develop for the common shares in the United States, and that you will be able to sell your common shares at a particular time in the United States or that the prices you will receive when you sell will be favorable.

                                 CAPITALIZATION

                  The following table sets forth the consolidated cash and consolidated capitalization of the Company as of June 30, 2003 prepared in accordance with US GAAP (i) on an historical basis and (ii) on a pro forma basis after giving effect to the AT Plastics Acquisition and to the offering of the notes and the use of the proceeds therefrom. This table should be read in conjunction with note 14 to the consolidated financial statements and notes to the pro forma consolidated financial statements, of the Company.

                                                                              AS OF JUNE 30, 2003
                                                           --------------------------------------------------------
                                                                       ACTUAL                      PRO FORMA
                                                                       ------                      ---------
                                                                             (DOLLARS IN THOUSANDS)
Cash and cash equivalents..............................               $   71,438                   $   54,137
                                                                      ------------                 ------------
Long-term debt.........................................
     10 7/8% senior notes due 2009.....................                $ 190,000                     $  271,750
     Other, including capital leases...................                       --                         35,850
                                                                         190,000                        307,600
Shareholders' equity...................................
     Common stock......................................                   63,640                        103,011
          Authorized: unlimited number.................
          Issued:  25,496,864 common shares (pro forma:
          33,867,436 common shares)....................
     Additional paid-in capital........................                      607                          2,274
     Deficit...........................................                  (13,033)                       (13,033)
     Accumulated other comprehensive income............                  (27,251)                       (27,251)
                                                                      ------------                 ------------
     Total shareholders' equity........................                   23,963                         65,001
                                                                      ------------                 ------------
Total capitalization...................................                $ 213,963                     $  372,601
                                                                      ============                 ============

               SPECIAL NOTE REGARDING FORWARD LOOKING INFORMATION

                  The statements contained in this prospectus that are not historical facts are or may be deemed to be "forward-looking statements" as defined in the PRIVATE SECURITIES LITIGATION REFORM ACT of 1995. Some of these statements can be identified by the use of forward-looking terminology such as "believes", "estimates", "intends", "expects", "may", "will", "should" or "anticipates" or the negative or other variation of these or similar words, or by discussion of strategy or risks and uncertainties. In addition, from time to time we or our representatives have made or may make forward-looking statements orally or in writing. Furthermore, such forward-looking statements may be included in various filings that we make with the Securities and Exchange Commission, or SEC, or press releases or oral statements made by or with approval of one of our authorized executive officers. Forward-looking statements in this prospectus include, among others, statements regarding:

-    our anticipated growth and business strategies;

-    anticipated trends and conditions in the chemical industry;

-    our future capital needs;

-    the cost and availability of raw materials; and

-    our ability to compete.

                  These statements are only present expectations. Actual events or results may differ materially. Factors that could cause such a difference include those discussed under the heading "Risk Factors" in this prospectus.

                  We undertake no obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future events or otherwise. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained in this prospectus.

          PRESENTATION OF FINANCIAL INFORMATION AND EXCHANGE RATE DATA

                  Our consolidated financial statements are reported in U.S. dollars and have been prepared in accordance with generally accepted accounting principles in Canada, or Canadian GAAP. To the extent applicable to our consolidated financial statements, these principles conform in all material respects with generally accepted accounting principles in the United States, or U.S. GAAP, except as described in the notes to our audited consolidated financial statements, which form part of our Form 40-F and are incorporated herein by reference.

                  We have included in this prospectus the consolidated financial statements of AT Plastics, which we acquired on August 5, 2003, together with unaudited pro forma consolidated financial information that illustrates on a pro forma basis the effects of our acquisition of AT Plastics and the concurrent notes financing on our consolidated financial statements. AT Plastics' consolidated financial statements are reported in U.S. dollars and have been prepared in accordance with U.S. GAAP. To the extent applicable to AT Plastics' consolidated financial statements, these principles conform in all material respects with U.S. GAAP, except as described in notes to AT Plastics' consolidated financial statements. The unaudited pro forma financial information included in this prospectus is reported in U.S. dollars, has been prepared in accordance with Canadian GAAP, and has been reconciled to U.S. GAAP as set forth in notes to the unaudited pro forma financial information.

                  In this prospectus, except where otherwise indicated, all dollar amounts are expressed in U.S. dollars, references to "$" are to United States dollars and references to "Cdn$" are to Canadian dollars. The following table sets forth, for each period indicated, the low and high exchange rates for Canadian dollars expressed in United States dollars, the exchange rate at the end of such period and the average of such exchange rates on the last day of each month during such period, based on the inverse of the noon buying rate in the City of New York for cable transfers in Canadian dollars as certified for customs purposes by the Federal Reserve Bank of New York:

                                               YEAR ENDED DECEMBER 31,                 SIX MONTHS ENDED JUNE 30,
                                        --------------------------------------     ----------------------------------
                                        2000     2001              2002                  2002             2003
                                        ----     ----              ----                  ----             ----
Low.................................... 0.6410  0.6241            0.6200                0.6200           0.6349
High................................... 0.6969  0.6697            0.6619                0.6619          0.74918
Period End............................. 0.6669  0.6279            0.6329                0.6583           0.7376
Average................................ 0.6732  0.6457            0.6369                0.6353           0.6836

                  The following table sets forth, for each of the last six months, the low and high exchange rates and the exchange rate at the end of the month for Canadian dollars expressed in United States dollars, based on the inverse of the noon buying rate:

                                           MARCH       APRIL         MAY       JUNE       JULY         AUGUST
                                           -----       -----         ---       ----       ----         ------
Low......................................  0.6709      0.6737       0.7032    0.7263     0.71053      0.710884
High.....................................  0.6822      0.6976       0.7437    0.7491     0.748055     0.722752
End of Month.............................  0.6805      0.6976       0.7293    0.7375     0.71053      0.722022

                  On December 16, 2003, the inverse of the noon buying rate was US$.7572 = Cdn$1.00.


                       WHERE YOU CAN GET MORE INFORMATION

                  We have filed with the SEC a registration statement on Form F-3 under the U.S. Securities Act with respect to the common shares described in this prospectus. This prospectus, which constitutes a part of that registration statement, does not contain all of the information set forth in that registration statement and its exhibits. For further information with respect to us and our common shares, you should consult the registration statement and its exhibits.

                  We are subject to the informational reporting requirements of the Securities Exchange Act of 1934 and applicable Canadian securities legislation, and in accordance therewith we file reports and other information with the SEC and with the securities regulators in each of the provinces of Canada. Under the MJDS, we are permitted to prepare these reports and other information in accordance with the disclosure requirements of Canada, which are different from those of the United States. As a foreign private issuer, we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required to publish financial statements as promptly as U.S. companies.

                  We file annual reports with the SEC on Form 40-F, which includes:

-    our Canadian Annual Information Form;

- Management's Discussion and Analysis of Financial Condition and Results of Operations;

- our consolidated financial statements, which have been prepared in accordance with Canadian GAAP and reconciled to U.S. GAAP; and

-    other information specified by the Form 40-F.

                  We also furnish the following types of information to the SEC under cover of Form 6-K:

- material information we otherwise make publicly available in reports that we file with regulatory authorities in Canada;

- material information that we file with, and which is made public by, the Toronto Stock Exchange; and

-    material information that we distribute to our shareholders in Canada.

                  You may read and copy any document we file with, or furnish to, the SEC at the SEC's public reference room at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain copies of the same document from the public reference room of the SEC in Washington by paying a fee. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC also maintains a web site (www.sec.gov) that makes available reports and other information that we file or furnish electronically with it.

                           INCORPORATION BY REFERENCE

                  The SEC allows us to "incorporate by reference" into this prospectus the documents we file with, or furnish to, them, which means that we can disclose important information to you by referring you to these documents. The information that we incorporate by reference into this prospectus forms a part of this prospectus, and information that we file later with the SEC automatically updates and supersedes any information in this prospectus. We incorporate by reference into this prospectus the documents listed below:

- our Annual Report on Form 40-F for the fiscal year ended December 31, 2002 dated March 31, 2003 as amended in Form 40-F/A dated April 29, 2003; and

- our Reports on Form 6-K, dated March 6, 2003 (as amended by form 6K/A dated March 6, 2003), April 29, 2003, July 2, 2003, July 17, 2003 November 13,
     2003 and November 14, 2003.

                  All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of the offering of the common shares offered by this prospectus are incorporated by reference into this prospectus and form part of this prospectus from the date of filing or furnishing of these documents. Any documents that we furnish to the SEC on Form 6-K subsequent to the date of this prospectus will be incorporated by reference into this prospectus only to the extent specifically set forth in the Form 6-K.

                  Any statement contained in a document that is incorporated by reference into this prospectus will be deemed to be modified or superseded for the purposes of this prospectus to the extent that a statement contained in this prospectus, or in any other subsequently filed document which also is or is deemed to be incorporated by reference into this prospectus, modifies or supersedes that statement. The modifying or superseding statement does not need to state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes.

                  Upon request, we will provide, without charge, to each person who receives this prospectus, a copy of any or all of the documents incorporated by reference (other than exhibits to the documents that are not specifically incorporated by reference in the documents). Please direct written or oral requests for copies to our Secretary at 750 World Trade Centre, 999 Canada Place, Vancouver, British Columbia, Canada V6C 3E1. Our telephone number is
(604) 688-9600.

                                 USE OF PROCEEDS

                  We will not receive any of the proceeds from the common shares sold by the selling shareholders. We have agreed to pay all expenses in connection with the registration of the common shares offered by the selling shareholders. Normal underwriting commissions and brokers fees, however, as well as any applicable transfer taxes and other selling expenses, are payable by the Selling Shareholders.

                  The following table sets forth expenses payable by us in connection with the registration of the common shares. All amounts are estimates except the SEC registration fee.

Securities and Exchange Commission registration fee......................        US$786
Legal fees and expenses..................................................      $100,000
Accounting fees and expenses.............................................       $25,000
Miscellaneous............................................................        $1,000
                                                                            -----------
         Total...........................................................    US$126,786

                                 DIVIDEND POLICY

                  Acetex has never paid dividends on its common stock and is restricted in its ability to pay dividends pursuant to the terms of its $265 million 10 7/8% Senior Notes due 2009.

                                 MARKET HISTORY

                  Acetex common shares are traded on the TSX under the symbol "ATX". The following table sets forth for the calendar periods indicated the high and low closing sale prices for Acetex common shares as reported on the TSX in Canadian dollars.

PERIOD                                              HIGH               LOW
                                                  --------           -------
1999                                               $10.00             $2.00
2000                                                10.50              4.85
2001                                                10.50              5.50
2002                                                 7.00              3.00
2003 (to December 16)                                7.40              4.80

                          DESCRIPTION OF SHARE CAPITAL

COMMON SHARES

                  The authorized capital of Acetex consists of an unlimited number of common shares. Each common share is entitled to a pro rata share of dividends if and when declared by the board of directors, a pro rata share of assets of the Corporation distributed on its winding-up and to one vote at all meetings of shareholders.

REGISTRATION RIGHTS

                  Acetex entered into a registration rights agreement with Perry Partners L.P. and Perry Partners International, Inc. on June 27, 2003. This agreement contemplates that Acetex will proceed to register the Shares of Acetex to be acquired by Perry Partners L.P. and Perry Partners International, Inc. by filing an F-3 no later than July 20, 2003. The agreement also provides Perry Partners L.P. and Perry Partners International, Inc. with demand and piggy back registration rights.

OWNERSHIP RESTRICTIONS

                  There is no law or government decree or regulation in Canada that restricts the export or import of capital, or affects the remittance of dividends, interest or other payments to non-resident holders of common shares, other than withholding tax requirements.

                  There is no limitation imposed by Canadian law or by our charter or other charter documents on the right of a non-resident to hold or vote our common shares, other than as provided by the Investment Canada Act, the North American Free Trade Agreement Implementation Act (Canada) and the World Trade Organization Agreement Implementation Act. The Investment Canada Act requires notification and, in certain cases, advance review and approval by the Government of Canada of the acquisition by a "non-Canadian" of "control" of a "Canadian business," each as defined in the Investment Canada Act. In general, the threshold for review will be higher in monetary terms for a member of the World Trade Organization or North American Free Trade Agreement.

TRANSFER AGENT AND REGISTRAR

                  The Canadian transfer agent and registrar for our common shares is Computershare Trust Company of Canada at its principal offices in Vancouver, British Columbia, Calgary, Alberta and Toronto, Ontario.

                            INCOME TAX CONSIDERATIONS

                  THE FOLLOWING SUMMARIES ARE OF A GENERAL NATURE ONLY AND ARE NOT INTENDED TO BE, NOR SHOULD THEY BE CONSTRUED TO BE, LEGAL OR TAX ADVICE TO ANY PARTICULAR HOLDER OF WARRANTS OR COMMON SHARES. ACCORDINGLY, HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS FOR ADVICE WITH RESPECT TO THE INCOME TAX CONSEQUENCES TO THEM OF ACQUIRING, HOLDING AND DISPOSING OF COMMON SHARES AND WARRANTS HAVING REGARD TO THEIR OWN PARTICULAR CIRCUMSTANCES.

CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

                  The following is a summary of the principal Canadian federal income tax considerations under the Income Tax Act (Canada) (the "Tax Act") generally applicable to shareholders not resident in Canada who, for purposes of the Tax Act and at all relevant times, hold their common shares as capital property and deal at arm's length and are not and will not be affiliated with Acetex.

                  This summary is based on the Tax Act, the regulations thereunder and our understanding of the current published administrative practices and policies of the Canada Customs and Revenue Agency. This summary is not exhaustive of all possible Canadian federal income tax considerations and does not take into account or anticipate any other changes in income tax law whether by legislative, judicial, governmental or administrative action or decision.

                  This summary is applicable to a holder of common shares who, for purposes of the Tax Act, is not and will not be a resident or deemed to be a resident of Canada at any time and whose common shares will not be "taxable Canadian property" for purposes of the Tax Act. Generally, common shares will not be taxable Canadian property of a non-resident shareholder at a particular time provided that (i) the holder does not use or hold (and is not deemed to use or hold) such shares in connection with carrying on a business in Canada, (ii) the shares are listed on the Toronto Stock Exchange and the holder, alone or together with persons with whom the holder does not deal at arm's length, has not owned 25% or more of the issued shares of any class or series of the capital stock of Acetex at any time within the 60-month period immediately preceding the particular time, (iii) the Acetex shares are not "designated insurance property held in the course of carrying on insurance business in Canada and elsewhere, and (iv) the common shares are otherwise not deemed to be taxable Canadian property of the non-resident holder.

                  Generally, such a non-resident shareholder will not be subject to tax under the Tax Act on the sale or other disposition of common shares. Where the common shares are taxable Canadian property of a non-resident Shareholder, the holder should seek advice to determine whether an applicable income tax treaty will provide an exemption from such tax.

                  Where a non-resident holder of common shares receives a dividend thereon such amount will be subject to Canadian withholding tax at the rate of 25% unless the rate is reduced under the provisions of an applicable tax treaty. Under the provisions of the Canada-United States Income Tax Convention (the "Treaty"), the rate of withholding tax on dividends payable by a corporation resident in Canada to a person who is resident in the United States for purposes of the Treaty is generally reduced to 10%.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

                  The following is a summary of the principal United States federal income tax considerations generally applicable to U.S. Holders (as defined below) who receive Acetex shares and Non-U.S. Holders (as defined below) who hold Acetex shares. For purposes of this discussion, a "U.S. Holder" is a beneficial owner of common shares that is (i) a citizen or resident of the United States, (ii) a corporation or partnership organized in or under the laws of the United States or any state thereof, including the District of Columbia,
(iii) an estate the income of which is subject to United States federal income taxation regardless of its source, or (iv) a trust if (a) a United States court is able to exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of such trust or (b) such trust has in effect a valid election to be treated as a domestic trust for United States federal income tax purposes. A "Non-U.S. Holder" is a beneficial owner of Acetex shares that is not a U.S. Holder.

                  This summary does not discuss all United States federal income tax considerations that may be applicable and/or relevant to U.S. Holders and Non-U.S. Holders (collectively, "Holders") in light of their particular circumstances or to certain Holders that may be subject to special treatment under United States federal income tax laws (including, without limitation, certain financial institutions, insurance companies, tax-exempt entities, real estate investment trusts, regulated investment companies, grantor trusts, dealers in securities or currencies, certain United States expatriates, persons who hold Acetex shares as part of a straddle, hedge, or conversion transaction, U.S. Holders whose functional currency is not the U.S. dollar and Holders who acquire Acetex shares through exercise of employee stock options or otherwise as compensation for services). This discussion is limited to Holders who hold their Acetex shares as capital assets and does not consider the tax treatment of Holders who hold Acetex shares through a partnership or other pass-through entity. Furthermore, this summary does not address any aspect of state, local, foreign, estate or gift taxation.

                  This discussion is based on the Internal Revenue Code of 1986, as amended (the "Tax Code"), existing and proposed Treasury Regulations, administrative pronouncements and judicial decisions, each as available and in effect on the date hereof. All of the foregoing are subject to change, possibly with retroactive effect. No advance income tax ruling has been sought or obtained from the IRS regarding the tax consequences of the transactions described in this Circular.

                  EACH HOLDER IS ADVISED TO CONSULT ITS TAX ADVISER REGARDING THE UNITED STATES FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF HOLDING AND DISPOSING OF ACETEX SHARES.

                  Assuming Acetex is not at any relevant time classified as a passive foreign investment company ("PFIC"), as defined below, any gain or loss on the exchange of common shares will be a capital gain or loss and will be a long-term capital gain or loss if the U.S. Holder held its common shares for more than one year at the time of the exchange. In the case of a non-corporate U.S. Holder, the maximum marginal United States federal income tax rate applicable to such gain will be lower than the maximum marginal United States federal income tax rate applicable to ordinary income if such U.S. Holder's holding period for such common shares exceeds one year. The deductibility of capital losses is subject to limitations.

                  For United States federal income tax purposes, a corporation is classified as a PFIC for each taxable year in which either (i) 75% or more of its income is passive income (as defined for United States federal income tax purposes) or (ii) on average for such taxable year, 50% or more in value of its assets produce passive income or are held for the production of passive income. For purposes of applying these tests, a corporation is deemed to own the assets and receive the gross income of its significant subsidiaries. Special rules apply to shareholders of a corporation that is classified as a PFIC during any taxable year that could result in the imposition of additional tax and an interest charge when shares of such corporation are disposed of. While there can be no assurance with respect to the classification of Acetex as a PFIC, Acetex believes that it was not a PFIC during any taxable year ending prior the date hereof. U.S. Holders are urged to consult their tax advisers regarding the potential application of the PFIC rules.

                  A U.S. holder of common shares generally will be required to include in gross income, as ordinary income, dividends paid on common shares to the extent paid out of Acetex's current or accumulated earnings and profits, as determined under United States federal income tax principles. Distributions on common shares to a U.S. holder in excess of such earnings and profits will be treated as a tax-free return of capital to the extent of the U.S. holder's adjusted tax basis for such shares and, to the extent in excess of adjusted basis, as capital gain.

                  The discussion of United States federal income tax consequences set forth above does not purport to be a complete analysis or listing of all potential tax effects that may apply to a Holder. Each Holder is strongly urged to consult its tax adviser to determine the particular tax consequences to it of the Amalgamation, including the application and effect of United States federal, state, local, foreign, estate or gift tax laws.

                              SELLING SHAREHOLDERS

                  This prospectus covers the resale, from time to time, of up to 2,355,598 common shares that we issued to Perry Partners L.P. and Perry Partners International, Inc. in connection with our acquisition of AT Plastics on August 5, 2003. See "Plan of Distribution."

                  Perry Partners L.P. and Perry Partners International, Inc. which owned or exercised direction or control over approximately 28% of all outstanding common shares of AT Plastics, agreed to vote in favor of the AT Plastics Acquisition provided Acetex complied with its covenants to such party and filed a Registration Statement to register the Acetex shares to be received by such party with the United States Securities and Exchange Commission on or before July 20, 2003. The registration statement will be kept effective until the earlier of August 6, 2004 or until the distribution described herein has been completed. We have filed the registration rights agreement as an exhibit to the registration statement of which this prospectus forms a part.

                  On closing of our acquisition of AT Plastics, Perry Partners L.P. and Perry Partners International, Inc. beneficially owned approximately 6.96% of our outstanding common shares. Perry Partners L.P. and Perry Partners International, Inc. will determine the number of common shares that it will actually sell, based upon a number of factors, including, among other things, the market price of our common shares. Because Perry Partners L.P. and Perry Partners International, Inc. may offer all, some or none of the common shares that it holds, and because the offering contemplated by this prospectus is currently not being underwritten, we cannot estimate the number of common shares that will be held by Perry Partners L.P. and Perry Partners International, Inc. upon or prior to the termination of this offering. Perry Partners L.P. and Perry Partners International, Inc. have furnished all information in this prospectus regarding its beneficial ownership. Perry Partners L.P. and Perry

Partners International, Inc. have sole voting and investment power over the common shares covered by this prospectus.

                  Beneficial ownership is determined in accordance with the rules of the SEC. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and includes any shares as to which the individual or entity has the right to acquire beneficial ownership within 60 days after the date hereof through the exercise of any warrant, stock option or other right. The beneficial ownership information in the paragraph above is based on 33,833,511 common shares being outstanding as of August 5, 2003 following completion of the acquisition of AT Plastics.

                              PLAN OF DISTRIBUTION

                  When shares of our common shares are actually sold, to the extent required, the number of shares sold, the purchase price, the public offering price, the names of any agent or dealer and any applicable commission or discount with respect to that particular sale will be set forth in an accompanying prospectus supplement. A prospectus supplement also may update or change information contained in the basic prospectus. We expect that all relevant information about the shares will be contained in this prospectus. In all cases, you should read this prospectus (as it may be supplemented) together with the additional information described in the section "Where You Can Find More Information" on page 22.

                  There currently is no market in the United States for shares of our common stock. Prior to the development of a public market for our shares in the United States, the selling shareholders will sell the shares in privately-negotiated transactions.

                  The selling shareholders may sell shares of our common shares offered under this prospectus from time to time in transactions on the exchanges or markets in the United States, if any, where our common shares may be then listed for trading or otherwise than on those exchanges or markets. "Selling shareholders" includes donees, pledgees, transferees or other successors-in-interest selling common shares received after the date of this prospectus from the selling shareholders as a gift, pledge, partnership distribution or other non-sale related transfer. Common shares offered under this prospectus also may be sold in privately-negotiated transactions, in underwritten offerings or by a combination of those methods of sale. Sales of common shares may be made at fixed prices, which may be changed, at market prices prevailing at the time of sale on the exchanges or markets in the United States where our common shares may be then listed for trading, at prices related to prevailing market prices on the exchanges or markets in the United States where our common shares may be then listed for trading or at negotiated prices. The selling shareholders may effect these transactions by selling the common shares to or through broker-dealers, as principals or agents, and the broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholders or the purchasers of the shares for whom the broker-dealers may act as agent or to whom they sell as principal, or both (which compensation to a particular broker-dealer might be in excess of customary commissions).

                  Other methods by which the selling shareholders may sell the common shares offered under this prospectus include, without limitation:

- "at the market" to or through market makers or into an existing market for our common shares in the United States;

- in other ways not involving market makers or established trading markets, including direct sales to purchasers, negotiated transactions or sales effected through agents;

- through transactions in options or swaps or other derivatives, whether exchange-listed or otherwise;

-    through cross or block trades;

-    through short sales;

-    any other method permitted pursuant to applicable law; or

-    any combination of any of these methods of sale.

                  A "short sale" or "selling short" is when an investor sells shares not owned by the investor to take advantage of an anticipated decline in the price or to protect a profit in the shares owned by the investor. The selling shareholders also may enter into option or other transactions with broker-dealers that require the delivery to those broker-dealers of the common shares offered by this prospectus, which common shares may be resold by the broker-dealers under this prospectus. The selling shareholders also may make sales under Rule 144 of the Securities Act if an exemption from registration is available, or pursuant to an offshore resale through the facilities of the Toronto Stock Exchange or otherwise, rather than under this prospectus.

                  The selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions. The broker-dealers or financial institutions may engage in short sales of the common shares in the course of hedging the positions they assume with the selling shareholders, including positions assumed in connection with distributions of the shares by the broker-dealers or financial institutions. The selling shareholders also may enter into options or other transactions with broker-dealers or other financial institutions with respect to the shares offered hereby, which shares such broker-dealers or other financial institutions may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). In addition, the selling shareholders may loan or pledge shares to a broker-dealer, which may sell the loaned shares or, upon a default by the selling shareholders of the secured obligation, may sell or otherwise transfer the pledged shares.

                  The selling shareholders and any broker-dealers who act in connection with the sale of the shares of our common shares under this prospectus may be deemed to be "underwriters" as that term is defined in the Securities Act, and any commissions received by them and profit on any resale of the shares of our common shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act. Because the selling shareholders may be deemed to be underwriters, they will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling shareholders that the anti-manipulative provisions of Regulation M of the Exchange Act may apply to their sales in the market.

                  We have agreed to indemnify the selling shareholders and each underwriter, if any, against certain liabilities, including certain liabilities under the Securities Act, or will contribute to payments the selling shareholders or underwriters may be required to make in respect of certain losses, claims, damages or liabilities. The selling shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares offered hereby against certain liabilities, including liabilities arising under the Securities Act.

                  After we have been notified by the selling shareholders that any material arrangement has been entered into with a broker-dealer for the sale of common shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing:

- the name of the selling shareholder and of the participating broker-dealers;

-    the type and number of securities involved;

-    the price at which the securities were sold;

- the commissions paid or discounts or concessions allowed to such broker-dealer, where applicable;

- that the broker-dealer did not conduct any investigations to verify the information set out or incorporated by reference in this prospectus;

and other facts material to the transaction.

                                  LEGAL MATTERS

                  Burnet Duckworth & Palmer LLP of Calgary, Alberta, Canada, will pass upon the legality of the common shares offered by this prospectus. David Ross, who is a partner of Burnet, Duckworth & Palmer LLP and the corporate secretary of Acetex owns less that 1% of the issued common shares of Acetex.

                                     EXPERTS

Our audited consolidated financial statements have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent accountants, also incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

Our Supplemental Information - Item 18 Reconciliation has included herein in reliance upon the report of KPMG LLP, independent accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The audited consolidated financial statements of AT Plastics have been included herein in reliance upon the report of KPMG LLP, independent accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The auditors' report covering the December 31, 2002 consolidated financial statements of AT Plastics contains additional comments for U.S. readers that states that the financial statements are affected by conditions and events that cast substantial doubt on AT Plastics Inc.'s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty. In addition, the additional comments for U.S. readers refers to changes in accounting policies for goodwill, foreign currency translation and stock-based compensation and other stock-based payments.


                         INDEX TO CONSOLIDATED FINANCIAL STATEMENTS                                   PAGE
                                                                                                      ----

CONSOLIDATED FINANCIAL STATEMENTS OF AT PLASTICS INC.                                                   33

1.  Audited  consolidated  balance  sheets  as at  December  31,  2001  and  December  31,  2002 and    36
unaudited consolidated balance sheet at June 30, 2003

2.  Audited  consolidated  statements  of  operations  and deficit for the 12 month  periods  ending    37
December 31, 2000, December 31, 2001 and December 31, 2002 and unaudited consolidated  statements of operations and deficit for the 6 month period ending June 30, 2003

3. Audited  statements of cash flows for the 12 month  periods  ending  December 31, 2000,  December    38
31, 2001 and December 31, 2002 and unaudited  consolidated  statements of operations and deficit for the 6 month period ending June 30, 2003

4.  Notes to consolidated financial statements                                                          39



UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS OF ACETEX CORPORATION AND AT PLASTICS INC.        79

1.  Consolidated Balance Sheet dated June 30, 2003                                                      84

2.  Consolidated Statement of Operations year ended December 31, 2002                                   88

3.  Consolidated Statement of Operations six months ended June 30, 2002                                 89

4.  Consolidated Statement of Operations six months ended June 30, 2003                                 90



SUPPLEMENTAL INFORMATION - ITEM 18 RECONCILIATION OF ACETEX CORPORATION                                 93


                      Consolidated Financial Statements
                      (Expressed in thousands of United States dollars)

                      AT PLASTICS INC.

                      For the years ended December 31, 2002, 2001 and 2000 (Information as at June 30, 2003 and for the six months ended June 30, 2003 and 2002 is unaudited)

KPMG LLP
Chartered Accountants
10125 - 102 Street                                      Telephone (780) 429-7300
Edmonton AB  T5J 3V8                                    Telefax (780) 429-7379
Canada                                                  www.kpmg.ca


                                AUDITORS' REPORT


THE BOARD OF DIRECTORS
AT PLASTICS INC.


We have audited the consolidated balance sheets of AT Plastics Inc. as at December 31, 2001 and 2002 and the consolidated statements of operations and deficit and cash flows for each of the years in the three-year period ended December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2001 and 2002 and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2002 in accordance with Canadian generally accepted accounting principles.


KPMG LLP (SIGNED)


Chartered Accountants


Edmonton, Canada

February 19, 2003, except as to Notes 1, 9 and 20 which are as of June 30, 2003.

KPMG LLP
Chartered Accountants
10125 - 102 Street                                      Telephone (780) 429-7300
Edmonton AB  T5J 3V8                                    Telefax (780) 429-7379
Canada                                                  www.kpmg.ca


COMMENTS BY AUDITORS FOR U.S. READERS ON CANADA-U.S. REPORTING DIFFERENCES


In the United States, reporting standards for auditors require the addition of an explanatory paragraph (following the opinion paragraph) when the financial statements are affected by conditions and events that cast substantial doubt on the company's ability to continue as a going concern, such as those described in
Note 1 to the financial statements. Our report to the directors dated February 19, 2003 (except as to Notes 1, 9 and 20 which are as of June 30, 2003) is expressed in accordance with Canadian reporting standards which do not permit a reference to such events and conditions in the auditors' report when these are adequately disclosed in the financial statements.

In addition, in the United States, reporting standards for auditors require the addition of an explanatory paragraph (following the opinion paragraph) when there is a change in accounting principles that has a material effect on the comparability of the company's financial statements, such as the changes to the consolidated financial statements relating to the adoption by the Company of new accounting policies relating to goodwill [note 2(h)], foreign currency translation [note 2(k)], and stock-based compensation and other stock-based payments [note 2(o)]. Our report to the directors dated February 19, 2003 (except as to Notes 1, 9 and 20 which are as of June 30, 2003) is expressed in accordance with Canadian reporting standards which do not require a reference to such a change in accounting principles in the auditors' report when the change is properly accounted for and adequately disclosed in the financial statements.



KPMG LLP (SIGNED)


Chartered Accountants


Edmonton, Canada

February 19, 2003, except as to Notes 1, 9 and 20 which are as of June 30, 2003.

AT PLASTICS INC.
Notes to Consolidated Financial Statements For the years ended December 31, 2000, 2001 and 2002
(Information as at June 30, 2003 and for the six months ended June 30, 2002 and 2003 is unaudited)
(Amounts in thousands of United States dollars, except number of shares and per share amounts)
--------------------------------------------------------------------------------

AT PLASTICS INC.
Consolidated Balance Sheets
(In thousands of United States dollars)

----------------------------------------------------------------------------------------------------------------------------
                                                                      December 31
                                                            -----------------------------              June 30
                                                                 2001                2002                 2003
----------------------------------------------------------------------------------------------------------------------------
                                                                                                   (Unaudited)
ASSETS
Current assets:
     Cash                                             $        11,657      $            -       $            -
     Accounts receivable                                       20,338              21,991               30,419
     Inventory (note 6)                                        28,316              28,762               38,353
     Prepaid expenses                                             922               1,301                  525
----------------------------------------------------------------------------------------------------------------------------
                                                               61,233              52,054               69,297

Other assets (note 8)                                           6,957               9,239                8,174
Fixed assets (note 7)                                         183,064             179,171              205,629
Future income taxes (note 12)                                   4,402               7,305                    -

----------------------------------------------------------------------------------------------------------------------------
                                                      $       255,656      $      247,769       $      283,100
----------------------------------------------------------------------------------------------------------------------------

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
     Cheques issued in excess of cash
       on deposit                                     $             -      $          106       $        1,256
     Accounts payable and accrued liabilities                  23,527              21,032               22,195
     Current portion of long-term debt (note 9)                 1,998               1,827              115,564
----------------------------------------------------------------------------------------------------------------------------
                                                               25,525              22,965              139,015

Employee future benefits (note 10)                              3,727               3,999                4,882

Long-term debt (note 9)                                       100,994              97,613                   56

Shareholders' equity:
     Capital stock [note 11(a)]                               163,560             163,560              163,560
     Contributed surplus [note 11(b)]                               -               4,450                4,785
     Deficit                                                  (26,780)            (34,692)             (39,710)
     Cumulative translation adjustment [note 2(k)]            (11,370)            (10,126)              10,512
----------------------------------------------------------------------------------------------------------------------------
                                                              125,410             123,192              139,147

Going concern (note 1)
Commitments and contingencies (note 16)
Combination agreement with Acetex
        Corporation (note 20)
United States generally accepted accounting principles (note 19)

----------------------------------------------------------------------------------------------------------------------------
                                                      $       255,656      $      247,769       $      283,100
----------------------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

AT PLASTICS INC.
Consolidated Statements of Operations and Deficit (In thousands of United States dollars, except per share amounts)

-------------------------------------------------------------------------------------------------------------------------
                                                 Year ended December 31              Six months ended June 30
                                           -------------------------------------     ------------------------
                                             2000           2001            2002           2002           2003
-------------------------------------------------------------------------------------------------------------------------
                                                                                         Restated - Note 2(l)
                                                                                              (Unaudited)
Sales                                 $   170,245    $   158,601     $   156,253    $    75,230    $    86,108

Cost of sales and other expenses          140,955        138,522         133,928         64,444         74,464
Special charges (note 14)                   2,908          4,186              16              -          3,754
Amortization                               14,224         16,146          12,536          5,162          5,873
-------------------------------------------------------------------------------------------------------------------------
                                          158,087        158,854         146,480         69,606         84,091

-------------------------------------------------------------------------------------------------------------------------
Operating income (loss)                    12,158           (253)          9,773          5,624          2,017

Other expenses (income):
     Interest and fees on long-term debt   13,035         14,282          14,180          7,788          9,030
     Old lending facilities exit costs
       (note 14)                                -          6,335           6,430          6,430              -
     Other interest expense (income)          780            (65)            (37)             -              -
     Foreign exchange loss (gain)           1,136            399            (668)        (3,137)       (10,138)
     Gain on sale of assets (note 5)            -           (871)              -              -              -
-------------------------------------------------------------------------------------------------------------------------
                                           14,951         20,080          19,905         11,081         (1,108)

-------------------------------------------------------------------------------------------------------------------------
Income (loss) before income taxes
   and discontinued operations             (2,793)       (20,333)        (10,132)        (5,457)         3,125

Income taxes (note 12):
     Current                                  603            526             654            308            217
     Future (reduction)                      (269)        (4,471)         (2,874)        (2,678)         7,926
-------------------------------------------------------------------------------------------------------------------------
                                              334         (3,945)         (2,220)        (2,370)         8,143

-------------------------------------------------------------------------------------------------------------------------
Loss from continuing operations            (3,127)       (16,388)         (7,912)        (3,087)        (5,018)

Loss on discontinued operations
   (note 4)                               (14,950)        (2,161)              -              -              -

-------------------------------------------------------------------------------------------------------------------------
Loss for the period                       (18,077)       (18,549)         (7,912)        (3,087)        (5,018)

Retained earnings (deficit),
  beginning of period:
     As previously reported                19,798         (6,978)        (26,780)       (26,780)       (34,692)
     Adjustment:
         Foreign currency
           translation [note 2(k)]           (557)        (1,253)              -              -              -
         Employee future benefits
           [note 2(j)]                     (6,404)             -               -              -              -
         Future income taxes
           [note 2(m)]                     (1,738)             -               -              -              -

-------------------------------------------------------------------------------------------------------------------------
     As restated                           11,099         (8,231)        (26,780)       (26,780)       (34,692)

-------------------------------------------------------------------------------------------------------------------------
Deficit, end of period                $    (6,978)   $   (26,780)    $   (34,692)   $   (29,867)   $   (39,710)
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------
Loss per share (note 13):
     Basic and diluted before
       discontinued operations        $    (0.10)    $    (0.42)     $   (0.16)     $   (0.06)     $     (0.10)
     Basic and diluted -
       discontinued operations             (0.47)         (0.05)             -              -                -
     Basic and diluted                     (0.57)         (0.47)         (0.16)         (0.06)           (0.10)

-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

AT PLASTICS INC.
Consolidated Statements of Cash Flows
(In thousands of United States dollars)

-------------------------------------------------------------------------------------------------------------------------
                                                 Year ended December 31              Six months ended June 30
                                           -------------------------------------     ------------------------
                                             2000           2001            2002           2002           2003
-------------------------------------------------------------------------------------------------------------------------
                                                                                         Restated - Note 2(l)
                                                                                              (Unaudited)
Cash provided by (used in):

Operations:
     Loss for the period              $   (18,077)   $   (18,549)    $    (7,912)   $    (3,087)   $    (5,018)
     Items not affecting cash:
         Write-off of deferred
           financing costs (note 14)            -              -             557            557              -
         Amortization                      18,642         17,871          12,536          5,162          5,873
         Write-down of assets of
           discontinued operations
           (note 4)                        20,840              -               -              -              -
         Deferred interest on long-
           term debt (note 9)                   -              -           2,699          2,438          1,534
         Loss (gain) on foreign exchange    1,136            399            (929)        (3,850)       (11,983)
         Future income taxes               (9,551)        (5,627)         (2,874)        (2,678)         7,926
         Gain on sale of assets
           (notes 4 and 5)                      -         (1,701)              -              -              -
         Write-off of investment tax
           credits recoverable (note 14)        -              -               -              -          1,864
     Change in non-cash operating
          working capital:
         Accounts receivable                 (959)         3,058          (1,463)        (5,783)        (4,331)
         Inventory                         (8,828)         4,780            (174)         1,670         (4,336)
         Prepaid expenses                    (393)          (203)           (373)           556            925
         Accounts payable and
           accrued liabilities             (4,525)        (2,861)         (2,734)        (3,375)        (2,250)
-------------------------------------------------------------------------------------------------------------------------
                                           (1,715)        (2,833)           (667)        (8,390)        (9,796)

Financing:
     Issue of long-term debt                    -          7,738         103,506        107,994         11,935
     Principal repayments of long-term
       debt                               (14,583)       (43,128)       (106,407)      (105,012)        (1,353)
     Issue of common shares                22,870         20,868               -              -              -
-------------------------------------------------------------------------------------------------------------------------
                                            8,287        (14,522)         (2,901)         2,982         10,582

Investing:
     Purchase of fixed assets              (5,843)        (4,673)         (3,761)        (2,060)        (1,331)
     Increase in other assets              (1,429)          (607)         (4,602)        (4,438)          (503)
     Proceeds from Wire and Cable
       business [note 4(a)]                     -          6,401               -              -              -
     Proceeds from Packaging
       business [note 4(b)]                     -         24,857               -              -              -
     Proceeds from sale of assets  (note 5)     -          3,575               -              -              -
-------------------------------------------------------------------------------------------------------------------------
                                           (7,272)        29,553          (8,363)        (6,498)        (1,834)

Foreign exchange gain (loss) on cash
   held in foreign currency                   (20)          (557)            168            132           (102)

-------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in cash                  (720)        11,641         (11,763)       (11,774)        (1,150)
Cash, beginning of period                     736             16          11,657         11,657           (106)

-------------------------------------------------------------------------------------------------------------------------
Cash (cheques issued in excess of
   cash on deposit), end of period    $        16    $    11,657     $      (106)   $      (117)   $    (1,256)
-------------------------------------------------------------------------------------------------------------------------

Supplemental cash flow information:
     Interest paid                    $    13,347    $    14,001     $    10,919    $     5,300    $     7,576
     Income taxes paid                        603            526             567            308            418

-------------------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

1.   GOING CONCERN:

     These consolidated financial statements have been prepared on a going concern basis in accordance with Canadian generally accepted accounting principles. The going concern basis of presentation assumes that the Company will continue in operation for the foreseeable future (not to exceed one year beyond the date of the financial statements) and be able to realize its assets and discharge its liabilities and commitments in the normal course of business. There is significant doubt about the appropriateness of the use of the going concern assumption because the Company experienced significant losses in each of the years ended December 31, 2000, 2001 and 2002. The Company also experienced negative cash flows from operations, which are after deducting special charges (note 14), in each of the past three years. The Company has an accumulated deficit at each of the periods presented. In addition, at June 30, 2003 the Company is in violation of certain of its financial covenants under its debt agreements and therefore has classified its long-term indebtedness as a current liability, as its creditors have the ability to demand immediate repayments of the Company's credit facilities (note 9). The covenants not met include achieving certain levels of earnings before interest, taxes, depreciation and amortization ("EBITDA"), maintaining a minimum level of net worth and maintaining certain fixed charge and interest coverage ratios. This classification of debt as a current liability has resulted in a working capital deficiency at June 30, 2003.

     On June 20, 2003, the Company entered into an agreement with Acetex Corporation, a Canadian public company, to pursue the combination of their businesses. Further details regarding this agreement are provided in Note
     20. In management's view, the combination of the Company with Acetex Corporation, if approved by the shareholders of the Company, will provide access to new capital to fund the operations of the Company for the foreseeable future. There can be no assurances provided that this agreement will be consummated or that the Company will have access to such capital when required to fund its future operations.

     The ability of the Company to continue as a going concern and to realize the carrying value of its assets and discharge its liabilities when due is dependent on the successful consummation of the agreement with Acetex Corporation or negotiations with the Company's creditors to remedy the covenant violations at June 30, 2003 and achieving profitable operating results. Management believes that the completion of the actions taken or planned, some of which are described above, will mitigate the adverse conditions and events which raise doubt about the validity of the "going concern" assumption used in preparing these financial statements. There is no certainty that these or other strategies will be sufficient to permit the Company to continue operations as a going concern for a reasonable period of time and thus be able to realize its assets and discharge its liabilities and commitments in the normal course of operations.

     The consolidated financial statements do not reflect adjustments that would be necessary if the "going concern" assumption was not appropriate. If the "going concern" basis was not appropriate for these financial statements, then significant adjustments would likely be necessary to the carrying value of assets and liabilities, the reported revenues and expenses, and the balance sheet classifications used.


2.   SIGNIFICANT ACCOUNTING POLICIES:

     (a) Basis of presentation:

         The consolidated financial statements are prepared in accordance with Canadian generally accepted accounting principles ("GAAP"). Material items that could give rise to measurement differences to these consolidated financial statements under United States GAAP are outlined in note 19. The consolidated financial statements include the accounts of AT Plastics Inc. and its wholly-owned subsidiary companies. Material inter-company transactions and balances are eliminated on consolidation.

         The consolidated financial position as at June 30, 2003 and the results of operations and cash flows for the six months ended June 30, 2002 and 2003 are unaudited. The unaudited consolidated financial statements, in the opinion of management, contain all adjustments (consisting solely of normal recurring adjustments) necessary to present fairly the financial information for such unaudited periods and the accounting policies applied therein are consistent with those described below.

         The Films operating segment is seasonal with most of the activity occurring in late summer and early fall months coinciding with agricultural and horticultural markets.

     (b) Revenue recognition:


         The Company recognizes revenue when title to the product has been transferred to the customer, collection of the sales proceeds is reasonably assured and the Company has no significant continuing risks or obligations with respect to the product. Transfer of title to the product usually occurs at the time shipment is made. The Company recognizes customer volume rebates as they are earned as a reduction of revenue. A provision for returns is also recognized as a reduction of revenue; however, this amount is not significant. Amounts charged to customers for freight are recorded as revenue. Cost of sales and other expenses include freight and shipping costs of $10,229 for the period ended December 31, 2002 and $5,510 for the period ended June 30, 2003 (2001 - $10,625; 2000 - $12,069; June, 2002 - $4,580).


     (c) Cash:

         Cash consists of cash, cash equivalents and cheques issued in excess of cash on deposit. The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

     (d) Inventory:

         Raw materials are valued at the lower of weighted average cost and net replacement cost. Work in progress and finished goods are stated at the lower of weighted average cost and net realizable value and include the cost of raw materials, variable labour and manufacturing overheads.

     (e) Fixed assets:

         Fixed assets are recorded at cost. The Company reviews the estimated useful lives of assets on a regular basis. Amortization is provided over the expected remaining useful lives of the assets on a straight-line basis as follows:

         -----------------------------------------------------------------------

         Buildings                                                      20 years
         Plant equipment                                            5 - 20 years
         Computers                                                   1 - 5 years
         Office furniture and fixtures                              4 - 10 years

         -----------------------------------------------------------------------

         Amortization is not provided on assets under construction which are not in operation.

         The Company capitalizes interest on major assets under construction which are not in operation.

         During the year ended December 31, 2002, the Company revised its estimate of the useful life of certain buildings and plant equipment from 17.5 years to 20 years. The effect of this change has been applied prospectively and has increased earnings for the year ended December 31, 2002 by approximately $1,180 ($0.02 per share) before income taxes.

     (f) Development costs:

         Product development costs are deferred and amortized on a straight-line basis over a maximum period of five years, commencing when full commercial production is achieved.

     (g) Deferred financing costs:

         Deferred financing costs represent the unamortized cost of the issue of long-term debt. Amortization is provided on a straight-line basis over the term of the related debt.

     (h) Goodwill:

         In September 2001, the Canadian Institute of Chartered Accountants ("CICA") issued Handbook Section 3062, "Goodwill and Other Intangible Assets." The new standards require that goodwill no longer be amortized but instead be tested for impairment at least annually.

         The Company has adopted these new standards effective January 1, 2002. As of January 1, 2002, the Company had unamortized goodwill of $371, which is no longer being amortized. This change in accounting policy is not applied retroactively and the amounts presented for prior periods have not been restated for this change. Amortization expense for the years ended December 31, 2001 and 2000 was $50 and $48 respectively. The effect on net loss for the years ended December 31, 2001 and 2000 of not amortizing goodwill would be to decrease net loss by $50 (nil per share) and $48 (nil per share) respectively.

     (i) Pre-operating costs:

         Pre-operating costs for significant manufacturing additions are deferred and are amortized using the straight-line method over a period not to exceed five years from the date operations commence.

     (j) Employee future benefits:

         The Company maintains non-contributory defined benefit pension plans, a defined contribution pension plan and a defined benefit life insurance and health care plan which cover substantially all of its employees. The pension plans provide pensions based on length of service and the best three years' average earnings. The Company also sponsors defined benefit life insurance and dental health care plans for substantially all retirees and employees. The Company measures the costs of its obligation based on its best estimate.

         Effective January 1, 2000, the Company has adopted The Canadian Institute of Chartered Accountants' ("CICA") new standard on accounting for employee future benefits, including pension benefits and post-retirement benefits other than pensions. The new standard moves the accounting for non-pension post-retirement benefits to an accrual basis from the cash accounting basis previously used by most companies, and with respect to pensions, requires the use of a current settlement discount rate to measure the accrued pension benefit obligation. Prior to adoption of this new accounting standard, pension expense was determined using a long-term rate of return to measure accrued pension benefits. The Company adopted the new standard for employee future benefits retroactively without restatement. As a result, effective January 1, 2000, the Company recorded an adjustment to deferred pension costs and employee future benefits of $10,005, a decrease to retained earnings of $6,404 and a reduction to deferred tax liabilities of $3,601.

         The Company accrues its obligations under employee benefit plans as the employees render the services necessary to earn the pension and other employee future benefits. The Company has adopted the following policies:

         (i) The cost of pensions and other retirement benefits earned by employees is actuarially determined using the projected benefit method prorated on service and management's best estimate of expected plan investment performance, salary escalation, retirement ages and expected health care costs.

         (ii) For the purpose of calculating expected return on plan assets, plan assets are valued at fair value.

         (iii)Past service costs from plan amendments are amortized on a straight-line basis over the average remaining service period of employees active at the date of the amendment.

         (iv) When a restructuring of a benefit plan gives rise to both a curtailment and a settlement of obligations, the curtailment is accounted for prior to the settlement.

         The Company uses the corridor method to amortize actuarial gains or losses (such as changes in actuarial assumptions and experience gains or losses). Under the corridor method, amortization is recorded only if the accumulated net actuarial gains or losses exceed 10% of the greater of the accrued pension benefit obligation and the value of the plan assets. Amortization is taken over the average remaining service period of active employees.

     (k) Foreign currency translation:

         The Company's functional currency is the Canadian dollar. Monetary items denominated in foreign currency are translated to Canadian dollars at exchange rates in effect at the balance sheet date and non-monetary items are translated at rates of exchange in effect when the assets were acquired or obligations incurred. Revenue and expenses are translated at rates in effect at the time of the transactions. Foreign exchange gains and losses are included in income. The Company translates foreign currency denominated transactions and the financial statements of its integrated foreign operations using the temporal method, which is as described above.

         These financial statements have been prepared using the United States dollar as the reporting currency. The financial statements have been translated into United States dollars from the Company's Canadian dollar functional currency using the current rate method. Under this method, statement of operations items are translated into the United States dollar reporting currency at average exchange rates in effect for the respective period, cash flow statement items are translated into the reporting currency using rates in effect at the date of the transactions, and assets and liabilities are translated using the exchange rate at the end of each period. All resulting exchange differences are reported as a separate component of shareholders' equity captioned cumulative translation adjustment. The cumulative translation adjustment amount included in shareholders' equity solely relates to the effects of this translation into the United States dollar reporting currency.

         Effective January 1, 2002, the Company adopted the amendments to CICA Handbook Section 1650, "Foreign Currency Translation." The revisions to
         Section 1650 eliminated the deferral and amortization of foreign currency translation differences resulting from the translation of long-term monetary assets and liabilities denominated in foreign currencies. All such translation differences are reflected in income immediately.

         As a result of the adoption of these amendments on January 1, 2002, prior year financial statements have been restated retroactively to adopt the revised standard resulting in net loss decreasing by $980, net of income taxes of $556, and both loss per share and diluted loss per share decreasing by $0.02 for the year ended December 31, 2001. For the year ended December 31, 2000 net loss increased by $696, net of income taxes of $66, and both loss per share and diluted loss per share increased by $0.02. The deficit at December 31, 1999 has been increased by $557, net of income taxes of $53, to reflect the cumulative effect of the change to that date.

     (l) Senior and subordinated term credit facilities:

         The Company uses an effective yield method of accounting for interest and annual fees associated with these credit facilities. This method recognizes interest and annual fees on a level percentage basis over the term of the respective credit facility. The Company applied this policy beginning October 1, 2002, retroactive to the date these facilities were entered into in January 2002. Previously, such amounts had been recorded based on scheduled terms of payment. Accordingly, the results for the six month period ended June 30, 2002 have been restated. Interest expense has increased by $927 and net loss has increased by $607 (nil per share) from the amounts previously reported.

     (m) Income taxes:

         The Company uses the asset and liability method of accounting for income taxes. Under the asset and liability method, future tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Future tax assets and liabilities are measured using enacted or substantively enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on future tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the date of enactment or substantive enactment. A valuation allowance is recorded against any future income tax asset if it is not more likely than not that the asset will be realized. Income tax expense is the sum of the Company's provision for current income taxes and the difference between opening and ending balances of future income tax assets and liabilities.

         Effective January 1, 2000, the Company adopted the asset and liability method of accounting for income taxes retroactively, without restatement. As a result, the Company recorded a decrease to retained earnings of $1,738 and an increase to the future income tax liability of $1,738.

     (n) Loss per share:

         Basic loss per share is computed by dividing loss by the weighted average shares outstanding during the period. Diluted loss per share is computed similar to basic earnings per share, except that the weighted average shares outstanding are increased to include additional shares from the assumed exercise of stock options, if dilutive, using the treasury stock method. Under the treasury stock method, the number of additional shares is calculated by assuming that outstanding stock options were exercised and that the proceeds from such exercises were used to acquire shares of common stock at the average market price during the period.

     (o) Stock-based compensation and other stock-based payments:

         Effective January 1, 2002, the Company adopted the new recommendations of the CICA with respect to the accounting for stock-based compensation and other stock-based payments, Handbook Section 3870, "Stock-based Compensation and Other Stock-based Payments". The new standards are applied prospectively to all stock-based payments to non-employees, and to employee awards that are direct awards of stock, call for settlement in cash or other assets, or are stock appreciation rights that call for settlement by the issuance of equity instruments, granted on or after January 1, 2002, except grants outstanding at January 1, 2002 that call for settlement in cash or other assets or stock appreciation rights that call for settlement in equity instruments. For such grants, the new standards are applied retroactively, without restatement. As the Company had no such grants, there has been no adjustment to retained earnings, liabilities or contributed surplus as at January 1, 2002.

         The Company accounts for all stock-based payments to non-employees, and employee awards that are direct awards of stock, call for settlement in cash or other assets, or are stock appreciation rights that call for settlement by the issuance of equity instruments, granted on or after January 1, 2002, using the fair value based method. No compensation cost is recorded for all other stock-based employee compensation awards. Consideration paid by employees on the exercise of stock options is recorded as share capital and contributed surplus. The Company discloses the pro forma effect of accounting for these awards under the fair value based method (note 11). No disclosure has been made for the pro forma effect of awards granted before January 1, 2002.

         Under the fair value based method, stock-based payments to non-employees are measured at the fair value of the consideration received, or the fair value of the equity instruments issued, or liabilities incurred, whichever is more reliably measurable. The fair value of stock-based payments to non-employees is periodically re-measured until counterparty performance is complete, and any change therein is recognized over the period and in the same manner as if the Company had paid cash instead of paying with or using equity instruments. The cost of stock-based payments to non-employees that are fully vested and non-forfeitable at the grant date is measured and recognized at that date.

         Under the fair value based method, compensation cost attributable to awards to employees that are direct awards of stock, or stock appreciation rights that call for settlement by the issuance of equity instruments, is measured at fair value at the grant date and recognized over the vesting period. Compensation cost attributable to awards to employees that call for settlement in cash or other assets is measured at intrinsic value and recognized over the vesting period. Changes in intrinsic value between the grant date and the measurement date result in a change in the measure of compensation cost. For awards that vest at the end of the vesting period, compensation cost is recognized on a straight-line basis; for awards that vest on a graded basis, compensation cost is recognized on a pro-rata basis over the vesting period.

     (p) Derivative financial instruments:

         Derivative financial instruments may be utilized by the Company in the management of cash flows related to ethylene supply and foreign exchange. The Company's policy is not to utilize derivative financial instruments for trading or speculative purposes.

                  The Company uses derivative financial instruments to manage the exposure to market risks of rising ethylene prices. As ethylene is a derivative of natural gas, the price of natural gas is the dominant factor affecting the Company's cost of ethylene. The Company purchases natural gas call options to establish a maximum price for the purchase of ethylene because the correlation between changes in the prices of natural gas and ethylene provides protection against increases in the price of ethylene. Under these instruments, the Company has the right, but not an obligation, to exercise the option when the market price of natural gas exceeds the strike price contained in the option. Amounts received from the option counterparty, on the exercise of the option, are recognized in inventory in the same period as the hedged transaction, and then included in cost of sales when the related inventory is sold.

         The cost of these options is deferred and amortized to income as a component of cost of sales over the term of the option. As the Company does not recognize unrealized changes in the value of the options used for hedging purposes, the amount recorded in the balance sheet at the end of each period is the unamortized cost of the option rather than the fair value of the option.

         During the year ended December 31, 2001, the Company was party to forward foreign exchange contracts used to manage foreign currency exposures on export sales. These instruments are not recognized in the consolidated financial statements on inception. As the Company does not recognize unrealized changes in the value of the foreign exchange contracts used for hedging purposes, the amount recorded in the balance sheet at the end of each period is the cost, if any, rather than fair value. Gains and losses on forward foreign exchange contracts are recognized in revenue in the same period as the foreign currency revenue to which they relate. There were no foreign exchange contracts during the year ended December 31, 2002 or the six month period ended June 30, 2003.

     (q) Use of estimates:

         The preparation of financial statements in conformity with Canadian generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the year. Significant areas requiring the use of management estimates include the determination of pension and other employee benefits, the useful lives of assets for amortization and evaluation of the net recoverable amount, provisions for special charges, valuation allowances on future income tax assets and the determination of the fair value of financial instruments. Actual results could differ from those estimates.

3.   REFINANCING OF THE COMPANY DURING 2002:

     (a) Repayment of long-term debt:

         On January 10, 2002, in conjunction with the refinancing of the business as described in (b) below, the Company repaid all of its long-term debt, excluding capital leases, that was outstanding at December 31, 2001 and terminated those lending agreements.

         On January 10, 2002, the Company made the following payments under the old lending agreements:

         -----------------------------------------------------------------------

         Principal repayments                                       $    104,426
         Interest                                                            357
         Make whole premiums                                               7,339

         -----------------------------------------------------------------------

         With this settlement and these payments, the Company fully repaid all outstanding debt and other amounts due and has no further obligations under these previous lending facilities.

         In conjunction with this settlement, the old lenders agreed to reduce the old lender restructuring fee from 3.5% to 2.5% of the outstanding indebtedness, representing a reduction of $1,466.

         As this settlement occurred during 2002, the settlement loss of $6,430 (note 14), which includes the make-whole premiums, the reduction of the old lender restructuring fee and the write-off of the unamortized portion of related deferred costs is recognized in the consolidated statement of operations as old lending facilities exit costs in 2002.

     (b) Issuance of long-term debt (note 9):

         On January 10, 2002, the Company put in place new lending facilities consisting of:

         (i) A $44,583 (Canadian denominated $70,000) revolving credit facility.

         (ii) A $6,369 (Canadian denominated $10,000) term loan facility bearing interest at Canadian bank prime plus 2.75% per annum which was available until July 31, 2002.

         (iii) A U.S. denominated $53,283 senior term credit facility.

         (iv)  A U.S. denominated $25,000 subordinated term credit facility.

         The Company incurred placement costs of $5,213 with respect to these new lending facilities. These costs have been deferred and are included in "Other Assets" in the balance sheet and are being amortized in accordance with the Company's accounting policies.

4.   DISCONTINUED OPERATIONS:

     The 2000 and 2001 financial statements reflect the undernoted discontinued operations. No interest expense has been allocated to discontinued operations.

     (a) Sale of Wire and Cable business:

         Effective May 31, 2001, the Company sold the Wire and Cable component of its Performance Compound business, consisting of its PowerGuard business, including the Peachtree City, Georgia manufacturing facility, and its Aqua-Link business for net proceeds of approximately $6,401 resulting in a loss on disposition of $530 (after an income tax recovery of $285). In addition, up to an additional $1,500 is payable by the purchaser over three years under an earnout clause, based on performance of the business.

         The results of operations of the PowerGuard component of the Wire and Cable business for the year ended December 31, 2001 have been presented as discontinued operations in the consolidated statement of operations, as the Company has determined that this business is a distinguishable component of the Company's activities in that it represents a line of business and is directed to a particular class of customers significant to the Company as a whole. The Aqua-Link component of the Wire and Cable business, which is manufactured in Edmonton, has been combined with the Company's Specialty Polymers segment, as the Company has determined that this business is integrated with the Specialty Polymers business.

         In the year ended December 31, 2001, PowerGuard sales by the Company were approximately $2,568, loss before interest, taxes, amortization, special charges and allocation of corporate costs was approximately $1,467 and the net loss was $1,586, after a tax recovery of $854. As at December 31, 2001, total net assets relating to the PowerGuard business included inventory of nil, fixed assets of nil and current liabilities of nil.

         In the year ended December 31, 2000, PowerGuard sales by the Company were approximately $5,027, loss before interest, taxes, amortization, special charges and allocation of corporate costs was approximately $3,449 and the net loss was $16,865, after a tax recovery of $10,336. As at December 31, 2000, total net assets relating to the PowerGuard business included inventory of $2,227, fixed assets of $4,049 and current liabilities of $593. The Company wrote down the value of the assets to reflect an impairment of value due to reduced economic prospects for the business as a special charge of $20,840.

     (b) Sale of Packaging business:

         On December 21, 2001, the Company sold its Packaging business for net proceeds of approximately $24,857, resulting in a loss on disposition of $1,702 (after an income tax recovery of $896). This includes the Company's estimate of a working capital adjustment (to reflect the working capital amount at the date of sale in determining the sales proceeds) as required under the terms of the purchase and sale agreement. Included in this loss are termination benefits of $430. The net proceeds from the sale of the Packaging business was paid to the Company's previous lenders as a permanent reduction of the principal indebtedness of the Company.

         The results of operations of the Packaging business for the year ended December 31, 2001 have been presented as discontinued operations in the consolidated statement of operations.

         In the year ended December 31, 2001, Packaging sales by the Company were approximately $35,254, income before interest, taxes, amortization, special charges and allocation of corporate costs was approximately $3,288 and the net loss was $575, after a tax recovery of $302. As at December 31, 2001, total net assets relating to the Packaging business included inventory of nil, fixed assets of nil and current liabilities of nil.

         In the year ended December 31, 2000, Packaging sales by the Company were approximately $40,842, income before interest, taxes, amortization, special charges and allocation of corporate costs was approximately $4,476 and the net income was $1,915, after taxes of $1,054.


5. SALE OF ASSETS FROM CROSS LINKED POLYETHYLENE PRODUCT LINE:

     Effective December 24, 2001, the Company sold assets consisting of the intellectual property and the fixed assets of its cross linked polyethylene product line, previously marketed under the Flexet(R) name, for net proceeds of approximately $3,575, resulting in a gain on disposition of $540 (after income taxes of $331).

     As the assets of the cross linked polyethylene product line do not constitute a business segment for accounting purposes, its results are included in the consolidated statement of operations for the years ended December 31, 2000 and 2001 as a continuing operation (part of Specialty Polymers).


6.   INVENTORY:

---------------------------------------------------------------------------------------------------------------------
                                                                       DECEMBER 31                   JUNE 30
                                                             ----------------------------       --------------
                                                                 2001                2002              2003
---------------------------------------------------------------------------------------------------------------------
                                                                                                   (Unaudited)
     Raw materials                                    $         3,343      $        4,613       $        4,920
     Work in progress                                           1,357               1,128                2,709
     Finished goods                                            23,616              23,021               30,724

---------------------------------------------------------------------------------------------------------------------
                                                      $        28,316             $28,762       $       38,353
---------------------------------------------------------------------------------------------------------------------

7.   FIXED ASSETS:

-------------------------------------------------------------------------------------------------------------------------
                         DECEMBER 31, 2001               DECEMBER 31, 2002                   JUNE 30, 2003
                  -----------------------------    -----------------------------    ------------------------------
                         Accumulated   Net book           Accumulated   Net book           Accumulated    Net book
                   Cost  mortization      value     Cost amortization      value     Cost amortization       value
-------------------------------------------------------------------------------------------------------------------------
                                                                                           (Unaudited)
Land              $ 3,717    $     -    $ 3,717    $ 3,753    $-         $ 3,753    $ 4,393   $      -   $   4,393
Buildings          20,858      9,570     11,288     21,179     10,249     10,930     24,802     12,343      12,459
Plant
  equipment       220,553     65,562    154,991    224,282     74,230    150,052    264,655     91,764     172,891
Computers           5,678      4,544      1,134      5,863      5,115        748      6,936      6,246         690
Office furniture
  and fixtures      1,079        745        334      1,147        814        333      1,472      1,025         447
Assets under
  construction
  and spare parts  11,619         19     11,600     13,372         17     13,355     14,752          3      14,749


-------------------------------------------------------------------------------------------------------------------------
                 $263,504    $80,440   $183,064   $269,596    $90,425    $179,171   $317,010  $111,381   $ 205,629
-------------------------------------------------------------------------------------------------------------------------

     Nil interest was capitalized on assets under construction during the periods presented.

     Amortization expense for the years ended December 31, 2000, 2001 and 2002 amounted to $11,734, $11,335 and $9,443 respectively. Amortization expense for the six months ended June 30, 2002 and 2003 amounted to $4,625 and $5,165 respectively.

8.   OTHER ASSETS:

---------------------------------------------------------------------------------------------------------------------------
                         DECEMBER 31, 2001               DECEMBER 31, 2002                   JUNE 30, 2003
                  -----------------------------    -----------------------------    ------------------------------
                           Accumulated  Net book           Accumulated   Net book           Accumulated    Net book
                     Cost amortization     value    Cost  amortization      value    Cost  amortization       value
---------------------------------------------------------------------------------------------------------------------------
                                                                                           (Unaudited)
Development
   costs          $ 6,143    $ 4,545    $ 1,598    $ 6,578    $ 4,871    $ 1,707    $ 7,878   $  5,926   $   1,952
Deferred
   financing
   costs            3,309      2,101      1,208      5,213      1,018      4,195      6,598      1,810       4,788
Pre-operating
   costs            4,530      2,692      1,838      4,573      3,574        999      5,354      4,686         668
Investment tax
   credits
   recoverable      1,571          -      1,571      1,677          -      1,677          -          -           -
Goodwill              696        325        371        375          -        375        439          -         439
Deferred employee
   stock                -          -          -        195         53        142        228        100         128
Deferred pension
   costs (note 10)    371          -        371        144          -        144        199          -         199

---------------------------------------------------------------------------------------------------------------------------
                  $16,620    $ 9,663    $ 6,957    $18,755    $ 9,516    $ 9,239    $20,696   $ 12,522   $   8,174
---------------------------------------------------------------------------------------------------------------------------

9.   LONG-TERM DEBT:

---------------------------------------------------------------------------------------------------------------------------
                                                                                   DECEMBER 31                JUNE 30
                                                                           ------------------------       --------------
---------------------------------------------------------------------------------------------------------------------------
                                              Maturity dates                 2001              2002             2003
---------------------------------------------------------------------------------------------------------------------------
                                                                                                            (Unaudited)
     Revolving credit facility              January 10, 2005        $      31,204     $      23,808    $      35,755
     Senior term credit facility
       (denominated in U.S. dollars)        January 10, 2007                    -            52,724           51,625
     Subordinated term credit
       facilities (denominated in
       U.S. dollars) [note 11(b)]               June 2, 2008                    -            22,857           28,145
     Obligations under capital
       leases (denominated in
       Canadian dollars)                           June 2007                   54                51               95
     Senior secured notes
       (denominated in U.S. dollars)                                       26,226                 -                -
     Senior secured note
       (denominated in Canadian dollars)                                      931                 -                -
     Senior secured debentures
       (denominated in Canadian dollars)                                   44,577                 -                -
---------------------------------------------------------------------------------------------------------------------------
                                                                          102,992            99,440          115,620

     Less current portion                                                   1,998             1,827          115,564

---------------------------------------------------------------------------------------------------------------------------
                                                                    $     100,994     $      97,613    $          56
---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------

     All of the long-term debt outstanding as of December 31, 2001, excluding capital leases, was repaid on January 10, 2002 [note 3(a)]. The classification of long-term debt at December 31, 2001 reflects the terms of the new lending facilities.

     The Company has a Canadian $70,000 committed revolving credit facility, which may be drawn in either Canadian or United States dollars. This facility bears interest at Canadian bank prime plus 1% per annum on Canadian dollar advances, U.S. base rate plus 1% per annum on U.S. dollar advances and bankers' acceptance rate plus 2.75% per annum on bankers' acceptances issued. This facility is secured by a first charge on accounts receivable and inventory and a third charge on fixed and other assets of the Company. At December 31, 2002 and June 30, 2003, U.S. dollar advances under this facility were $23,808 and $35,755 respectively.

     The senior term credit facility bears cash interest at 11% per annum plus additional interest of 2.77% effective February 1, 2003, which is deferred and is payable at maturity. In addition, an annual fee is due each year, starting in 2003 of 1.0% (2004 - 1.25%, 2005 - 1.5%, 2006 - 1.75% and 2007
     - 2.0%). Amounts deferred at December 31, 2002 and June 30, 2003 totalled approximately $1,942 and $1,045 respectively [note 2(l)]. Principal repayments of $666 are required to be made on a quarterly basis, and commenced on April 30, 2002. This facility is secured by a first charge on all assets other than accounts receivable and inventory and a second charge on accounts receivable and inventory.

     The subordinated term credit facilities are comprised of:

     (i) a $25,000 principal amount bearing cash interest at 14% per annum plus additional interest of 5%, which is deferred and is payable at maturity. Amounts deferred at December 31, 2002 and June 30, 2003 totalled approximately $1,265 and $1,901 respectively. This credit facility was amended on June 2, 2003 for an additional $5,000 principal amount as discussed in Note 9(ii).

     (ii) an additional $5,000 principal amount bearing cash interest at 14% per annum plus additional interest of 5%, which is deferred and is payable at maturity was issued on June 2, 2003. Amounts deferred at June 30, 2003 totalled approximately $20.

     (iii)the value of 5,088,676 warrants issued to the holders of this credit facility entitling the holders to purchase common shares of the Company as disclosed in Note 11(b).

     The recorded amount of these subordinated term credit facilities will increase as the discount attributable to the warrants is recognized over the term of the facilities.

     These facilities are secured by a second charge on all assets of the Company, other than accounts receivable and inventory and a third charge on accounts receivable and inventory.

     Under the senior and subordinated term credit facilities, the Company is subject to a penalty if it does not maintain a minimum aggregate level of cash and unused revolving credit facility availability. The penalty is calculated at 2.77% per annum of the outstanding loan balances, including deferred interest. The Company has not violated these minimum requirements.

     The required repayments on long-term debt and associated balance sheet presentation is as follows as at December 31, 2002:

--------------------------------------------------------------------------------

     2003                                                          $      2,674
     2004                                                                 2,674
     2005                                                                26,483
     2006                                                                 2,674
     2007                                                                68,324

--------------------------------------------------------------------------------
     Total principal payments                                           102,829
     Less discount attributable to warrants [note 11(b)]                 (3,389)
--------------------------------------------------------------------------------
                                                                         99,440

     Current portion                                                      1,827

--------------------------------------------------------------------------------
     Long-term portion                                             $     97,613
--------------------------------------------------------------------------------

     The credit agreement for the revolving credit facility, senior term credit facility and the subordinated term credit facility contains covenant requirements relating to working capital, debt-to-equity ratios and other covenant matters. At June 30, 2003, the Company was not in compliance with some of these covenant requirements and has recorded the full amount of the lending facilities as current liabilities. The covenants not met include achieving certain levels of earnings before interest, taxes, depreciation and amortization ("EBITDA"), maintaining a minimum level of net worth and maintaining certain fixed charge and interest coverage ratios. This has resulted in a working capital deficiency at June 30, 2003.

10.  EMPLOYEE FUTURE BENEFITS:

     The Company maintains non-contributory defined benefit pension plans and a defined benefit life insurance and health care plan covering substantially all of its employees.

     The Company also maintains a defined contribution pension plan, for which the expense for the years ended December 31, 2000, 2001 and 2002 amounted to approximately $318, $297 and $215, respectively.

     The Company's registered pension plans had no unfunded actuarial liability as at December 31, 2002 based upon the most recent estimate provided by the Company's actuaries using funding assumptions.

     The Company also has voluntary money purchase retirement savings plans.

     Information about the Company's defined benefit plans, in aggregate, is as follows:


------------------------------------------------------------------------------------------------------------------------------------
                                                       December 31, 2001                  December 31, 2002
------------------------------------------------------------------------------------------------------------------------------------
                                                   Pension            Other           Pension            Other
                                                   benefit          benefit           benefit          benefit
                                                     plans            plans             plans            plans
------------------------------------------------------------------------------------------------------------------------------------
     Accrued benefit obligation:
         Balance, beginning of period       $       32,019    $       4,724     $      31,583    $       3,883
         Divestitures                                 -                -               (6,209)            -
         Experience loss                              -                -                   25             -
         Current service cost                        1,404              105               952               83
         Interest cost                               2,229              325             1,809              302
         Benefits paid                              (1,133)            (132)           (1,317)            (134)
         Actuarial losses (gains)                   (1,139)             154               560              119
         Settlements                                  -                -                 (536)            -
         Corporate restructuring
           programs giving rise to
           curtailments/settlement                     120           (1,032)             -                -
         Foreign currency exchange rate
           changes                                  (1,917)            (261)              327               36

------------------------------------------------------------------------------------------------------------------------------------
     Balance, end of period                         31,583            3,883            27,194            4,289

     Plan assets:
         Fair value, beginning of period            31,376             -               27,382             -
         Divestitures                               -                  -               (6,582)            -
         Experience gain                            -                  -                  741             -
         Annual return on plan assets               (2,627)            -               (1,855)            -
         Employer contributions                      1,541             -                2,036             -
         Benefits paid                              (1,133)            -               (1,317)            -
         Settlements                                -                  -                 (536)            -
         Foreign currency exchange rate
           changes                                  (1,775)            -                  298             -

------------------------------------------------------------------------------------------------------------------------------------
     Fair value, end of period                      27,382             -               20,167             -

------------------------------------------------------------------------------------------------------------------------------------

     Funded status - deficit                        (4,201)          (3,883)           (7,027)          (4,289)
     Unamortized net actuarial loss                  4,471              156             7,094              290
     Unamortized past service costs                    101             -                   77             -

------------------------------------------------------------------------------------------------------------------------------------
     Accrued benefit asset (liability)      $          371    $      (3,727)    $         144    $      (3,999)
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

     The curtailments/settlement reported in 2001 and the divestitures reported in 2002 occurred in connection with the sale of the packaging division in 2001. The Company transferred the balance of both the accrued benefit obligation and the plan assets relating to the former employees of this discontinued operation in accordance with the terms of the benefit plans.

     Included in the above accrued benefit obligation and fair value of plan assets are the following amounts in respect of benefit plans that are not fully funded:


------------------------------------------------------------------------------------------------------------------------------------
                                                           December 31                      December 31
                                                              2001                             2002
------------------------------------------------------------------------------------------------------------------------------------
                                                   Pension            Other           Pension            Other
                                                   benefit          benefit           benefit          benefit
                                                     plans            plans             plans            plans
------------------------------------------------------------------------------------------------------------------------------------
     Accrued benefit obligation             $       30,824    $       3,883     $      26,624    $       4,289
     Fair value of plan assets                      26,565             -               19,454             -

------------------------------------------------------------------------------------------------------------------------------------
                                            $       (4,259)   $      (3,883)    $      (7,170)   $      (4,289)
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

     Plan assets are invested in a pooled balance fund, managed by a professional investment manager, comprised of equity investments in public companies and fixed income securities which satisfy specific rating criteria.

     The significant weighted average actuarial assumptions adopted in measuring the Company's accrued benefit obligations are as follows:

------------------------------------------------------------------------------------------------------------------------------------
                                                           December 31                        December 31
                                                              2001                               2002
------------------------------------------------------------------------------------------------------------------------------------
                                                    Pension           Other            Pension          Other
                                                    benefit          benefit           benefit        benefit
                                                     plans            plans             plans          plans
------------------------------------------------------------------------------------------------------------------------------------
     Discount rate                                    7.0%              7.0%             6.75%            6.75%
     Expected long-term rate of return on
       plan assets                                    8.0%              -                8.0%             -
     Rate of compensation increase                    3.5%              -                3.5%             -

------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

     The assumed health care cost trend rate at December 31, 2002 was 9%, decreasing 1% per year until an ultimate rate of 5% is reached. The assumed dental care cost trend rate at December 31, 2002 was 3.9%, decreasing by 0.1% per year until an ultimate rate of 3% is reached.

     The Company's net benefit plan expense is as follows:

------------------------------------------------------------------------------------------------------------------------------------
                                                                Year Ended December 31
                                       -----------------------------------------------------------------------
                                                  2000                       2001                      2002
------------------------------------------------------------------------------------------------------------------------------------
                                          Pension         Other      Pension        Other      Pension        Other
                                          benefit       benefit      benefit      benefit      benefit      benefit
                                            plans         plans        plans        plans        plans        plans
------------------------------------------------------------------------------------------------------------------------------------
     Current service cost               $   1,357    $      107   $    1,404    $ 105        $     952   $       83
     Interest cost                          2,180           310        2,229      325            1,809          302
     Expected return on plan assets        (2,397)         -          (2,386)      -            (1,691)         -
     Amortization of past service costs        13          -              25       -                25          -
     Amortization of net actuarial loss-                   -               1       -                63            5
     Settlement loss                           11          -            -          -                93          -
     Curtailment loss                         550          -            -          -              -             -

------------------------------------------------------------------------------------------------------------------------------------
     Net benefit plan expense           $   1,714    $      417   $    1,273    $ 430        $   1,251   $     390
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

11.  CAPITAL STOCK AND CONTRIBUTED SURPLUS:

     (a) Capital stock:

         Authorized:
                Unlimited Class I preferred shares
                Unlimited Class II preferred shares
                Unlimited common shares

         Issued and fully paid:


------------------------------------------------------------------------------------------------------------------------------------
                                                                                Number of
                                                                                   Shares               Amount
------------------------------------------------------------------------------------------------------------------------------------

         Common shares:

         Balance, January 1, 2000                                              20,010,916        $     118,671

         Issued for cash in 2000 (including a tax benefit of $599)             13,258,350               23,469

------------------------------------------------------------------------------------------------------------------------------------
         Balance, December 31, 2000                                            33,269,266              142,140

         Issued for cash in 2001 (including a tax benefit of $552)             16,666,668               21,420

------------------------------------------------------------------------------------------------------------------------------------
         Balance, December 31, 2001, December 31, 2002
              and June 30, 2003                                                49,935,934       $      163,560
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

     (b) Contributed surplus:

         As disclosed in Note 9, the Company has issued a total of 5,088,676 warrants to the holders of its subordinated term credit facility. 4,171,798 warrants were issued at an exercise price of Cdn. $1.57 per share and expiring on January 11, 2007. Under certain conditions, these warrants are cancellable at the option of the Company. The fair value of these warrants on January 10, 2002, the date of issuance, was U.S. $4,275. This credit facility was amended on June 2, 2003 whereby the existing warrants were extinguished and re-issued at the same exercise price per share to expire on June 2, 2008. The extinguishment and re-issuance of these warrants was required to meet certain requirements of the Toronto Stock Exchange.

         On June 2, 2003, 916,878 additional warrants were issued to the holders of the subordinated term credit facilities due to the amendment relating to an additional advance of $5,000 principal amount. 68,766 warrants have an exercise price of Cdn. $1.57 per share and 848,112 warrants are exercisable at Cdn. $0.72 per share expiring on June 2, 2008. Under certain conditions, the warrants are cancellable at the option of the Company. The fair value of these warrants on June 2, 2003, the date of issuance, was Cdn. $335. This amount has been credited to Contributed Surplus and recorded as a reduction of the principal amount of the subordinated term credit facility.

         At December 31, 2002 and June 30, 2003, the book value of these warrants was $3,389 and $3,777, respectively; the amortization of $866 during the year ended December 31, 2002 (June, 2002 - $422; June, 2003
         - $488) represents a component of the financing costs associated with this facility.

         The fair value of the warrants at the date of grant has been estimated using the Black-Scholes option pricing model with the following assumptions: weighted average risk free interest rate of 4.9% (June, 2003 - 3.3%); dividend yield of 0.0% (June, 2003 - 0.0%); volatility factor of the Company's common shares of 82% (June, 2003 - 106%) and a weighted average expected life of the warrants of 4.9 years (June, 2003
         - 5 years).

         On March 8, 2002, the Company enacted the AT Plastics Restricted Stock Unit ("RSU") Plan whereby under Board of Directors approval, certain employees are granted annual awards to receive common shares of the Company as part of their total compensation. The Company has reserved 150,000 common shares pursuant to the RSU Plan. RSU's vest three years after the date of the initial grant. During 2002, 129,715 RSU's were granted, 15,751 RSU's were forfeited, leaving 113,964 RSU's outstanding at December 31, 2002. No RSU's were granted or expired during the six months ended June 30, 2003. The fair value of these awards as determined on the date of granting is $195. This amount has been credited to Contributed Surplus and included in Other Assets and is being amortized evenly over the vesting period and recorded as compensation expense. Forfeited RSU's are accounted for in the period of forfeiture in accordance with the Company's stated accounting policy for stock-based compensation (note 2(o)), which results in the reversal to compensation expense by a credit to the statement of operations of previously charged but unearned expense attributable to the forfeited RSUs. The impact of forfeitures, which was not significant in any of the periods presented, is included in the compensation expense amounts disclosed in the following sentences. The compensation expense recorded for the year ended December 31, 2002, in respect of this plan, was $53. The compensation expense recorded for the six months ended June 30, 2002 and 2003 was $24 and $33 respectively. The fair value of these awards was determined using the Black Scholes option pricing model with assumptions similar to those noted above.


     (c) Stock option plans:

         On April 24, 2001, the Company established a new Executive Stock Option Plan (the "New Plan") in addition to an existing plan (the "Old Plan"). The aggregate numbers of options to purchase common shares, which may be issued under the New Plan and Old Plan, are 3,393,450 and 1,600,000, respectively. Options to purchase common shares of the Company under the New Plan may be granted by the Board of Directors to certain executives of the Company. These options are exercisable on a cumulative basis over three years and expire 10 years from the date of grant. The Company also has a Director Stock Option Plan (the "Director Plan") which has terms similar to the above plans except options under this plan may be exercised when granted.


------------------------------------------------------------------------------------------------------------------------------------
                                                                                              Weighted average
                                                                        Number of options      exercise price
                                                                                                        ($Cdn)
------------------------------------------------------------------------------------------------------------------------------------
         Outstanding, December 31, 1999                                         1,091,533       $       10.29
         Granted                                                                  828,242                2.75

------------------------------------------------------------------------------------------------------------------------------------
         Outstanding, December 31, 2000                                         1,919,775                7.04
         Granted                                                                  765,000                2.19

------------------------------------------------------------------------------------------------------------------------------------
         Outstanding, December 31, 2001                                         2,684,775                5.66
         Granted                                                                1,012,500                1.90
         Expired                                                                 (546,278)               6.12

------------------------------------------------------------------------------------------------------------------------------------
         Outstanding, December 31, 2002                                         3,150,997                4.37
         Granted                                                                  862,500                0.53
         Expired                                                                  (12,000)               1.81

------------------------------------------------------------------------------------------------------------------------------------
         Outstanding, June 30, 2003 (unaudited)                                 4,001,497       $        3.55
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

         None of the options have been exercised during the years presented.

         The following table summarizes stock options outstanding at December 31, 2002:

         (Exercise prices are in Canadian dollars)

------------------------------------------------------------------------------------------------------------------------------------
                                                  Weighted         Weighted              Number       Weighted
         Range of                 Number           average          average        exercisable,        average
         exercise           outstanding,         remaining         exercise         December 31       exercise
         prices              December 31       contractual            price                2002          price
         ($Cdn)                     2002      life (years)           ($Cdn)                             ($Cdn)
------------------------------------------------------------------------------------------------------------------------------------
         $1.68 - $2.50         1,927,500               8.5         $   2.11             678,334        $  2.25
         $2.51 - $3.29           378,242               7.3             2.98             378,242           2.98
         $8.00 - $13.95          845,255               4.0            10.16             845,255           8.16

------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

         The following table summarizes stock options outstanding at June 30, 2003:

------------------------------------------------------------------------------------------------------------------------------------
                                                  Weighted         Weighted                           Weighted
         Range of                 Number           average          average              Number        average
         exercise           outstanding,         remaining         exercise        exercisable,       exercise
         prices                 June 30,       contractual            price            June 30,          price
         ($Cdn)                     2003      life (years)           ($Cdn)                2003         ($Cdn)
------------------------------------------------------------------------------------------------------------------------------------
         $0.53                   861,500               9.7         $   0.53              -             $    -
         $1.68 - $2.50         1,916,500               8.0             2.11           1,083,594           2.30
         $2.51 - $3.29           378,242               6.8             2.98             378,242           2.98
         $8.00 - $13.95          845,255               3.5            10.16             845,255           8.16

------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

         The Company applies the intrinsic value based method of accounting for stock based compensation awards granted to employees and directors. As the exercise price of the options was based on the market price at the time of the grant of the Company's Stock, no compensation cost has been recognized. CICA Handbook Section 3870 allows companies to only include options issued subsequent to December 31, 2001 in the pro forma calculation of loss for periods after this date. Had compensation cost for options granted to employees and directors subsequent to December 31, 2001 been determined based on the fair value at the grant date, pro forma net loss and net loss per share for the year ended December 31, 2002 would have been increased by $276 and $0.01 per share respectively. For the six months ended June 30, 2002 and 2003, pro forma net loss and net loss per share would have increased by $103 and $nil per share and $146 and $nil per share, respectively.

         The compensation cost reflected in these pro forma amounts was calculated using the Black-Scholes option pricing model with the following assumptions:

------------------------------------------------------------------------------------------------------------------------------------
                                                                Year ended              Six months ended
                                                                December 31                 June 30
                                                                                    -------------------------
                                                                   2002              2002              2003
------------------------------------------------------------------------------------------------------------------------------------
                                                                                            (Unaudited)

         Weighted average risk free interest rate                   4.66%            4.66%              3.59%
         Dividend yield                                             0.00%            0.00%              0.00%
         Volatility factor                                         82.00%           82.00%            106.00%
         Weighted average expected life of options                 3 years          3 years           3 years
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

         For purposes of pro forma disclosure, the estimated fair value of these options is amortized, as compensation expense, on a straight line basis over the options' vesting period of 3 years.

12.  INCOME TAXES:

     Income tax expense (recovery) differs from the amount that would be computed by applying the Federal and provincial statutory income tax rates to income from continuing operations. The reasons for the differences are as follows:


------------------------------------------------------------------------------------------------------------------------------------
                                                 Year ended December 31              Six months ended June 30
                                           -------------------------------------     ------------------------
                                             2000           2001            2002           2002           2003
------------------------------------------------------------------------------------------------------------------------------------
                                                                                             (Unaudited)
     Income (loss) before income taxes
       from continuing operations     $    (2,793)   $   (20,333)    $   (10,132)   $    (5,457)   $     3,125

------------------------------------------------------------------------------------------------------------------------------------

     Income taxes payable (recoverable)
       at statutory manufacturing and
       processing income tax rates         (1,017)        (7,280)         (3,489)        (1,938)         1,096
     Foreign exchange adjustment                -            651             154            308           (905)
     Rate reduction on loss incurred in
       foreign jurisdiction                     -            702               -              -              -
     Large Corporations Tax                   607            526             480              -            217
     Change in valuation allowance              -            904             448              -          8,245
     Other                                    744            552             187           (740)          (510)

------------------------------------------------------------------------------------------------------------------------------------
     Income tax expense (recovery)    $       334    $    (3,945)    $    (2,220)   $    (2,370)   $     8,143
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

     At December 31, 2002, Company has available to reduce future years' taxable income, unclaimed scientific research and experimental development expenditures of approximately $7,290, which can be carried forward indefinitely. The benefit of these unclaimed expenditures has not been recognized in these financial statements.

     The tax effects of temporary differences that give rise to significant portions of the future income tax assets and future tax liabilities at December 31 are presented below:


------------------------------------------------------------------------------------------------------------------------------------
                                               DECEMBER 31, 2001                        DECEMBER 31, 2002
                                     -----------------------------------    ----------------------------------
                                      Canada           U.S.        Total      Canada         U.S.        Total
------------------------------------------------------------------------------------------------------------------------------------
     Future income tax assets:
       Employee future benefits     $  1,286     $  -         $   1,286    $   1,380    $  -         $   1,380
       Development costs               1,864        -             1,864        1,977       -             1,977
       Deferred interest and
         financing fees               -             -            -               674       -               674
       Losses carried forward          2,984         5,494        8,478        3,246        4,881        8,127
       Share issue costs                 797        -               797          504       -               504
       Other                             388        -               388          461       -               461

------------------------------------------------------------------------------------------------------------------------------------
       Total future tax assets         7,319         5,494       12,813        8,242        4,881       13,123
       Less valuation allowance          879        -               879        1,334       -             1,334

------------------------------------------------------------------------------------------------------------------------------------
                                       6,440         5,494       11,934        6,908        4,881       11,789
     Future income tax liabilities:
       Fixed and other assets         (7,012)       -            (7,012)      (3,876)      -            (3,876)
       Investment tax credits           (520)       -              (520)        (558)      -              (558)
       Other                                                                     (50)      -               (50)

------------------------------------------------------------------------------------------------------------------------------------
       Total future tax liabilities   (7,532)       -            (7,532)      (4,484)      -            (4,484)

------------------------------------------------------------------------------------------------------------------------------------
     Net future tax assets          $ (1,092)    $   5,494    $   4,402    $   2,424    $   4,881    $   7,305
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

     The Canadian income tax losses carried forward expire in varying amounts to 2009 and the U.S. losses carried forward expire in varying amounts to 2021. These losses are available to reduce taxable income of future years.

     In assessing the realizability of future income tax assets, management considers whether it is more likely than not that some portion or all of the future income tax assets will not be realized. The ultimate realization of future income tax assets is dependent upon the generation of future taxable income during the years in which those temporary differences become deductible. Management considers the scheduled reversal of future income tax liabilities, projected future taxable income, the character of the tax asset and tax planning strategies in making this assessment. To the extent that management believes that the realization of future income tax assets does not meet the more likely than not criteria realization criteria, a valuation allowance is recorded against future income tax assets.

     During the six-month period ended June 30, 2003, the Company determined that an additional valuation allowance of $8,245 was required with respect of its future income tax assets.

13.  LOSS PER SHARE:

     The computations for basic and diluted loss per share are as follows:

------------------------------------------------------------------------------------------------------------------------------------
                                                 YEAR ENDED DECEMBER 31              SIX MONTHS ENDED JUNE 30
                                           -------------------------------------     ------------------------
                                             2000           2001            2002           2002           2003
------------------------------------------------------------------------------------------------------------------------------------
                                                                                             (Unaudited)

     Loss before
       discontinued operations        $    (3,127)   $   (16,388)    $    (7,912)   $    (3,087)   $    (5,018)
     Loss from
       discontinued operations            (14,950)        (2,161)         -              -              -
     Loss for the period                  (18,077)       (18,549)         (7,912)        (3,087)        (5,018)

------------------------------------------------------------------------------------------------------------------------------------

     Weighted average number of common shares outstanding:
         Basic                         31,385,566     39,288,722      49,935,934     49,935,934     49,935,934
         Diluted                       31,385,566     39,288,722      49,935,934     49,935,934     49,935,934

------------------------------------------------------------------------------------------------------------------------------------

     Loss per share:
         Basic and diluted before
           discontinued operations         (0.10)         (0.42)          (0.16)         (0.06)         (0.10)
         Basic and diluted
           discontinued operations         (0.47)         (0.05)               -              -              -
         Basic and diluted                 (0.57)         (0.47)          (0.16)         (0.06)         (0.10)

------------------------------------------------------------------------------------------------------------------------------------

     There is no dilutive effect on earnings per share from outstanding options (note 11) for the periods presented.


14. OLD LENDING FACILITIES EXIT COSTS AND SPECIAL CHARGES:

    (a) Old lending facilities exit costs:


------------------------------------------------------------------------------------------------------------------------------------
                                                 YEAR ENDED DECEMBER 31              SIX MONTHS ENDED JUNE 30
                                           -------------------------------------     ------------------------
                                             2000           2001            2002           2002           2003
------------------------------------------------------------------------------------------------------------------------------------
                                                                                             (Unaudited)

         Old lender restructuring
           fee(1)                     $    -         $     5,217     $    (1,466)   $    (1,466)   $    -
         Make-whole payments(2)            -                 323           7,339          7,339         -
         Write-off of deferred
           financing costs                 -              -                  557            557         -
         Settlement with lender of
           forward exchange
           contracts(3)                    -                 795          -              -              -

------------------------------------------------------------------------------------------------------------------------------------
                                      $    -         $     6,335     $     6,430    $     6,430    $    -
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

    (b) Special charges:


------------------------------------------------------------------------------------------------------------------------------------
                                                 YEAR ENDED DECEMBER 31              SIX MONTHS ENDED JUNE 30
                                           -------------------------------------     ------------------------
                                             2000           2001            2002           2002           2003
------------------------------------------------------------------------------------------------------------------------------------
                                                                                             (Unaudited)

         Redundant equipment,
           leases and other(4)        $    -         $       910     $        16    $    -         $    -
         Special compensation
           payments                        -                 600          -              -              -
         Workforce reductions(5)            1,716            172          -              -               1,238
         Employment contract
           terminations(6)                  1,192         -               -              -              -
         Write-off of investment tax
           credits recoverable(7)          -              -               -              -               1,864
         Legal, consulting and other
           costs(8)                        -               2,504          -              -              -
         Acetex transaction costs(9)       -              -               -              -                 652

------------------------------------------------------------------------------------------------------------------------------------
                                      $     2,908    $     4,186     $        16    $    -         $     3,754
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

       (1) The old lender restructuring fee represents amounts paid or payable, under agreement to the old lenders in 2001 to allow the Company to seek refinancing alternatives within a specific time period. $1,466 of the old lender restructuring fee provision was reversed on January 10, 2002, reflecting the payment on settlement of $3,751 [note 3(a)].
       (2) Make-whole payments to lenders pertaining to debt prepayment that occurred during 2001 and 2002. Make-whole payments represent a market interest rate differential penalty upon early settlement of debt.
       (3) Loss realized on early termination of U.S. dollar forward exchange contracts with old lender to position the Company for refinancing.
       (4) Represents the costs related to the idling of certain bag folding and other equipment deemed to have no future benefit to the Company. At December 31, 2001, this equipment was not in use. The liability with respect to remaining lease obligations was settled with the old lenders on January 10, 2002. A $300 obligation remains outstanding at June 30, 2003.
       (5) The 2000 termination costs were incurred with respect to the relocation of certain administrative functions to Edmonton, Alberta, $301 of this amount remains outstanding at December 31, 2002 (June, 2003 - $67). During 2003, the Company reduced its workforce by 33 employees in the Polymers segment and 2 employees in the Films segment, $890 of this amount remains outstanding at June 30, 2003.
       (6) Reflects amounts paid to the former chief executive officer under the terms of his employment contract.
       (7) Investment tax credits recoverable were written off during the six months ended June 30, 2003 as there is no longer reasonable assurance of realization due to factors described in Note 1.
       (8) Legal, consulting and other costs related to restructuring activities and existing debt facilities.
       (9)  AT Plastics costs in connection with Acetex transaction (note 20)

15.  FINANCIAL INSTRUMENTS:

     (a) Risk management activities:

         The cost of ethylene, the main raw material for the Speciality Polymers business, fluctuates with the price of natural gas. As a means of hedging its ethylene cost exposure, the Company purchases natural gas call options because the correlation between changes in the prices of natural gas and ethylene provide protection against increases in the price of ethylene. At December 31, 2001, the Company had natural gas call options outstanding that establish a cap price on the purchase of notional quantities amounting to 716,000 mm BTU's and 1,018,600 gigajoules of natural gas at U.S. $3.75 per million BTU's and Cdn. $4.72 per gigajoule, respectively to hedge anticipated purchase of ethylene. These options were for February, 2002.

         At December 31, 2002, the Company had natural gas call options outstanding that establish a cap price on the purchase of notional quantities amounting to 444,000 mm BTU's and 1,383,500 gigajoules of natural gas at U.S. $6.50 to $7.45 per million BTU's and Cdn. $8.65 to $10.00 per gigajoule, respectively to hedge anticipated purchases of ethylene. These options covered the period January to March 2003.

         At June 30, 2003, the Company has natural gas call options outstanding that establish a cap price on the purchase of notional quantities amounting to 536,500 mm BTU's and 1,533,000 gigajoules of natural gas at U.S. $8.10 to $11.40 per million BTU's and Cdn. $9.40 to $13.20 per gigajoule, respectively to hedge anticipated purchase of ethylene. These options cover the period July to September, 2003.

         In prior years, as part of a risk management program, the Company entered into forward foreign exchange contracts to hedge its foreign currency exposure on U.S. sales. The contracts obliged the Company to sell U.S. dollars in the future at predetermined exchange rates. The contracts were matched with anticipated future sales in U.S. dollars. The Company's policy in prior years was to enter into forward foreign exchange contracts or other similar hedges of exchange risk for no more than 75% of export sales anticipated in each month during the following 12 months. During 2001, the Company discontinued this hedging program and at December 31, 2001, there were no outstanding foreign exchange contracts.

         At June 30, 2003, 3 customers accounted for approximately 25% of total accounts receivable (December 31, 2002 - 3 customers; 28%, December 31, 2001 - 3 customers; 25%). The remaining accounts receivable are from customers widely dispersed primarily in North America with individual customers comprising generally less than 5% of the outstanding balance at any time during the year. The Company mitigates credit risk by requesting letters of credit from selected customers.

     (b) Fair values:

         The fair values of cash, cheques issued in excess of cash on deposit, accounts receivable and accounts payable and accrued liabilities approximate their carrying values due to the relatively short periods to maturity of the instruments. The fair values of other financial assets and liabilities, both recognized and unrecognized, are as follows:

------------------------------------------------------------------------------------------------------------------------------------
                                           December 31              December 31                           June 30
                                              2001                     2002                               2003
------------------------------------------------------------------------------------------------------------------------------------
                                    Carrying          Fair     Carrying         Fair     Carrying         Fair
                                      amount         value       amount        value       amount        value
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                (Unaudited)

         Other financial assets:
              Natural gas call
                options            $     193    $        8     $     62     $     12      $    72   $      14

         Other financial liabilities:
              Long-term debt,
              exclusive of related
              warrants (note 9)      102,992        80,362      102,829      107,078      119,397          N/A

------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

     The following methods and assumptions were used to estimate the fair value of each class of financial instrument:

              The fair value of natural gas call options is estimated using the market price of options with similar terms at period end.

              The fair value of long-term debt was estimated based on the present value of contractual future payments of principal and interest, discounted at the current market rates of interest available to the Company for the same or similar debt instruments. It is not practicable to estimate the fair value of the long-term debt at June 30, 2003 given the Company's failure to meet certain of its debt covenants and other factors, as described in note 1.

16.  COMMITMENTS AND CONTINGENCIES:

     (a) Operating leases:

         Under the terms of operating leases, the Company is committed, as at December 31, 2002, to rental payments until expiry of leases as follows:

------------------------------------------------------------------------------------------------------------------------------------

         Year ending December 31:
         2003                                                                                     $      2,477
         2004                                                                                            2,208
         2005                                                                                            2,114
         2006                                                                                            1,995
         2007                                                                                            1,701
         Thereafter                                                                                      5,651

------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

     (b) Purchases:

         The Company has entered into a 15-year ethylene supply contract that commenced in 1999 for approximately 125,000 tonnes per year under a limited take-or-pay arrangement.

     (c) Other:

         Management believes that any costs resulting from environmental matters known to it will not have a material impact on the Company's financial position and results of operations.


17.  SEGMENTED INFORMATION:

     As a result of the sale of the Company's Wire and Cable business and its Packaging business in 2001, the Company now conducts business in two business segments: Specialty Polymers and Films.

     Earnings before interest, taxes, depreciation and amortization, special charges, foreign exchange, gain on sale of assets, and discontinued operations, is the primary measure used by the chief operating decision maker to evaluate segment performance. The Company's calculation of this amount may be different than similarly titled measured provided by other companies.

     (a) Specialty Polymers:

         The Company's Polymers business produces specialty ethylene-based plastic raw materials used in the manufacture of laminating products, adhesives, automotive applications, packaging, pipe and medical products. This segment also included the Company's Flexet(R) business, which was sold on December 24, 2001 (note 5).

     (b) Films:

         The Company's Films business produces specialty films (plastics sheeting) used for coverings for greenhouses and agricultural storage products.

         Results by business segment:

------------------------------------------------------------------------------------------------------------------------------------
                                                 YEAR ENDED DECEMBER 31              SIX MONTHS ENDED JUNE 30
                                           -------------------------------------     ------------------------
                                             2000           2001            2002           2002           2003
------------------------------------------------------------------------------------------------------------------------------------
                                                                                               (Unaudited)

         Segment revenue:
           Specialty Polymers         $   151,504    $   139,122     $   132,911    $    65,709    $    77,285
           Films                           29,189         27,084          28,037         11,912         13,193
------------------------------------------------------------------------------------------------------------------------------------
                                          180,693        166,206         160,948         77,621         90,478

         Elimination of intersegment
           sales                          (10,448)        (7,605)         (4,695)        (2,391)        (4,370)

------------------------------------------------------------------------------------------------------------------------------------
                                      $   170,245    $   158,601     $   156,253    $    75,230    $    86,108
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------
                                                 YEAR ENDED DECEMBER 31              SIX MONTHS ENDED JUNE 30
                                           -------------------------------------     ------------------------
                                             2000           2001            2002           2002           2003
------------------------------------------------------------------------------------------------------------------------------------
                                                                                               (Unaudited)

 Earnings before interest, taxes,
     amortization, special charges,
     foreign exchange, gain on
     sale of assets, and
     discontinued operations:

              Specialty Polymers      $    29,989    $    19,690     $    23,293    $    11,124    $    12,459
              Films                         3,133          1,625           1,382            558          1,209
              Corporate and other          (3,832)        (1,236)         (2,350)          (896)        (2,024)
------------------------------------------------------------------------------------------------------------------------------------
                                           29,290         20,079          22,325         10,786         11,644

         Amortization:
              Specialty Polymers           12,120         12,033           9,487          4,636          5,248
              Films                         1,246          1,395             869            383            454
              Corporate and other             858          2,718           2,180            143            171
------------------------------------------------------------------------------------------------------------------------------------
                                           14,224         16,146          12,536          5,162          5,873

         Interest and fees on
           long-term debt                  13,035         14,282          14,180          7,788          9,030
         Old lending facilities exit costs
           and special charges              2,908         10,521           6,446          6,430          3,754
         Other income/gains                   780            (65)            (37)        -              -
         Foreign exchange loss (gain)       1,136            399            (668)        (3,137)       (10,138)
         Gain on sale of assets                 -           (871)              -              -              -

------------------------------------------------------------------------------------------------------------------------------------
         Income (loss) before income
           taxes and discontinued
           operations, carried forward    (2,793)        (20,333)        (10,132)        (5,457)         3,125



-----------------------------------------------------------------------------------------------------------------------------------
                                                 YEAR ENDED DECEMBER 31              SIX MONTHS ENDED JUNE 30
                                           -------------------------------------     ------------------------
                                             2000           2001            2002           2002           2003
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                               (Unaudited)
         Income (loss) before income
           taxes and discontinued
           operations, brought
           forward                    $    (2,793)       (20,333)        (10,132)        (5,457)         3,125

         Income taxes                         334         (3,945)         (2,220)        (2,370)        (8,143)

-----------------------------------------------------------------------------------------------------------------------------------
         Loss from continuing
           operations                      (3,127)       (16,388)         (7,912)        (3,087)        (5,018)

         Loss from discontinued
           operations                     (14,950)        (2,161)            -              -              -

-----------------------------------------------------------------------------------------------------------------------------------
         Loss for the period          $   (18,077)   $   (18,549)    $    (7,912)   $    (3,087)   $    (5,018)
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------

         Identifiable assets:
              Specialty Polymers      $   242,455    $   213,901     $   210,924    $   216,725    $   243,075
              Films                        25,165         21,320          23,103         29,402         35,745
-----------------------------------------------------------------------------------------------------------------------------------
                                          267,620        235,221         234,027        246,127        278,820

         Assets of discontinued
              businesses                   39,928              -               -              -              -
         Assets not included
              in segments                   3,630         20,435          13,742         14,303          4,280

-----------------------------------------------------------------------------------------------------------------------------------
                                      $   311,178    $   255,656     $   247,769    $   260,430    $   283,100
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
                                                 YEAR ENDED DECEMBER 31              SIX MONTHS ENDED JUNE 30
                                           -------------------------------------     ------------------------
                                             2000           2001            2002         2002          2003
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                               (Unaudited)
         Expenditures for fixed
           assets:
              Specialty Polymers      $     3,988    $     2,625     $     2,506    $     1,519    $       931
              Films                           774            724           1,113            526            347
              Other                           -              236             142             15             53
              Discontinued operations       1,081          1,088             -              -               -

-----------------------------------------------------------------------------------------------------------------------------------
                                      $     5,843    $     4,673     $     3,761    $     2,060    $     1,331
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
                                                 YEAR ENDED DECEMBER 31              SIX MONTHS ENDED JUNE 30
                                           -------------------------------------     ------------------------
                                             2000           2001            2002         2002          2003
------------------------------------------------------------------------------------------------------------------------------------
                                                                                               (Unaudited)
          Segment revenue:
              Canada                  $    43,566    $    39,438     $    33,545    $    17,923    $    20,970
              United States               109,341        102,944         110,375         50,474         58,742
              Other                        17,338         16,219          12,333          6,833          6,396

------------------------------------------------------------------------------------------------------------------------------------
                                      $   170,245    $   158,601     $   156,253    $    75,230    $    86,108
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

         Identifiable assets:
              Canada                  $   297,915    $   242,954     $   234,571    $   245,019    $   268,664
              United States                13,263         12,702          13,198         15,411         14,436

------------------------------------------------------------------------------------------------------------------------------------
                                      $   311,178    $   255,656     $   247,769    $   260,430    $   283,100
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

         Geographic segment revenue represents revenue by customer location.

         Corporate and other generally represent corporate headquarter functions and amounts relating to employee future benefit plans.


18.  COMPARATIVE FIGURES:

     Certain comparative figures have been reclassified to conform with the current financial statement presentation.

19. UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES:

     These consolidated financial statements have been prepared in accordance with generally accepted accounting principles in Canada ("Canadian GAAP") which differ in certain respects from accounting principles generally accepted in the United States ("U.S. GAAP"). The following table reconciles material issues that could give rise to measurement differences to these consolidated financial statements and their effect on the consolidated financial statements of the Company:

     Consolidated statement of operations:

------------------------------------------------------------------------------------------------------------------------------------
                                                 YEAR ENDED DECEMBER 31              SIX MONTHS ENDED JUNE 30
                                           -------------------------------------     ------------------------
                                             2000           2001            2002         2002          2003
------------------------------------------------------------------------------------------------------------------------------------
                                                                                               (Unaudited)

     Loss for the period
       in conformity with
       Canadian GAAP                  $   (18,077)   $   (18,549)    $    (7,912)   $    (3,087)   $    (5,018)
------------------------------------------------------------------------------------------------------------------------------------

     Adjustments:
         Derivative financial
           instruments (a)                 (2,956)         1,277             135            126             (8)
         Development costs (b)              2,486          2,231            (109)            10           (245)
         Pensions benefits (c)             (1,074)        (1,828)            599            517            268
         Pre-operating costs (d)            7,098          1,015             839            368            331
         Income tax effect of the
           foregoing adjustments
           (note 12)                       (2,022)          (993)           (532)          (369)          (194)

------------------------------------------------------------------------------------------------------------------------------------
                                            3,532          1,702             932            652            152

------------------------------------------------------------------------------------------------------------------------------------
     Net loss in conformity with
       U.S. GAAP                      $   (14,545)   $   (16,847)    $    (6,980)   $    (2,435)   $    (4,866)
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

     Consolidated statement of comprehensive income:


------------------------------------------------------------------------------------------------------------------------------------
                                                 YEAR ENDED DECEMBER 31              SIX MONTHS ENDED JUNE 30
                                           -------------------------------------     ------------------------
                                             2000           2001            2002         2002          2003
------------------------------------------------------------------------------------------------------------------------------------
                                                                                               (Unaudited)

     Net loss in conformity with
       U.S. GAAP                      $   (14,545)   $   (16,847)    $    (6,980)   $    (2,435)   $    (4,866)
     Other comprehensive
         income (loss):
         Additional minimum
           pension liability,
           net of tax                         (75)        (1,043)         (2,465)        (1,611)        (3,145)
         Cumulative translation
           adjustment                      (4,912)        (6,458)          1,244          5,579         20,638
------------------------------------------------------------------------------------------------------------------------------------

     Comprehensive income
       (loss) in accordance with
       U.S. GAAP                      $   (19,532)   $   (24,348)    $    (8,201)   $     1,533    $    12,627
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

    The following table details the computation of U.S. GAAP basic and diluted loss per share:


------------------------------------------------------------------------------------------------------------------------------------
                                                 YEAR ENDED DECEMBER 31              SIX MONTHS ENDED JUNE 30
                                           -------------------------------------     ------------------------
                                             2000           2001            2002         2002          2003
------------------------------------------------------------------------------------------------------------------------------------
                                                                                               (Unaudited)

     Loss available to
       shareholders                   $   (14,545)   $   (16,847)    $    (6,980)   $    (2,435)   $    (4,866)
------------------------------------------------------------------------------------------------------------------------------------

     Weighted average number of common shares outstanding (also see Note 13):
         Basic                     31,385,566      39,288,722     49,935,934      49,935,934       49,935,934
         Diluted                   31,385,566      39,288,722     49,935,934      49,935,934       49,935,934

------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

     Loss per share:
         Basic and diluted before
           discontinued operations    $    (0.13)    $     (0.38)    $    (0.14)    $     (0.05)   $     (0.10)

         Basic and diluted from
           discontinued operations    $    (0.33)    $     (0.05)    $     -        $      -       $      -

         Basic and diluted            $    (0.46)    $     (0.43)    $    (0.14)    $     (0.05)   $     (0.10)
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

     The cumulative effect of these adjustments on shareholders' equity of the Company is as follows:


------------------------------------------------------------------------------------------------------------------------------------
                                                                 AS AT DECEMBER 31               AS AT JUNE 30
                                                                 2001                2002                 2003
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                  (Unaudited)
     Shareholders' equity based on
       Canadian GAAP                                  $       125,410      $      123,192       $      139,147
     Derivative financial instruments                            (185)                (50)                 (58)
     Minimum pension liability                                 (1,741)             (5,461)              (6,727)
     Pension asset                                              1,594               2,193                2,461
     Development costs                                         (1,598)             (1,707)              (1,952)
     Pre-operating costs                                       (1,838)               (999)                (669)
     Restricted stock unit plan (e)                               -                  (142)                (109)
     Income tax effect of foregoing adjustments                 1,349               2,072                   -

------------------------------------------------------------------------------------------------------------------------------------
     Shareholders' equity based on U.S. GAAP          $       122,991      $      119,098       $      132,093
------------------------------------------------------------------------------------------------------------------------------------


     (a) Derivative financial instruments:

         Canadian GAAP does not require the recognition of derivative instruments on the consolidated balance sheet at fair values. Under U.S. GAAP, entities must follow the recommendations of Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities," which requires the recognition of all derivatives on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through income. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of derivatives will either be offset against the change in fair value of the hedged assets, liabilities, or firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings.

         (i) During 2000, the Company had forward exchange contracts to sell U.S. dollars at varying rates, which are accounted for as hedges under Canadian GAAP. Under U.S. GAAP, these contracts are not considered hedges as they are not matched to specific sales, and gains and losses are determined at the reporting date and recorded in net income for the year.

         (ii) The Company's main feedstock is ethylene, which is derived from natural gas. The Company purchases natural gas call options [see note 15(a)] to mitigate its risk to ethylene price movements. Under U.S. GAAP, these natural gas call options are not considered hedges and accordingly the change in the fair value of these call options is immediately recognized in earnings.

     (b) Development costs:

         Certain costs for product development, which satisfy specified criteria for recoverability are deferred and amortized under Canadian GAAP. Under U.S. GAAP, these costs, including fixed assets used only for product development, are expensed as incurred.

     (c) Pensions and post-retirement benefits:

         Effective January 1, 2000, the Company adopted CICA Handbook Section 3461 retroactively without restatement. Accordingly, there is a U.S. GAAP difference due to the Company having adopted the comparable U.S. GAAP pronouncements at earlier dates. In addition, the Company is required to record an additional minimum liability (AML) if the unfunded accumulated benefit obligation exceeds the accrued pension liability or if there is a prepaid pension asset with respect to a plan. If an AML is recognized, an intangible asset, in an amount not exceeding the unrecognized prior service cost, is also recognized. The excess of the AML, over the intangible asset, if any, is charged to other comprehensive income, net of income tax effects.

     (d) Pre-operating costs:

         Under Canadian GAAP, the Company defers the incremental costs relating to the development and pre-operating phases of new businesses and amortizes these costs on a straight-line basis over periods up to five years. Under U.S. GAAP, these costs are expensed as incurred.

     (e) Restricted stock unit plan:

         Under Canadian GAAP, the fair value of the awards granted under the Restricted Stock Unit Plan was credited to contributed surplus and included in other assets to be amortized to compensation expense over the vesting period. Under U.S. GAAP, the deferred compensation associated with these awards is a deduction from shareholders' equity.

     (f) Statements of cash flows:

         Canadian GAAP permits bank advances to be included in the determination of cash and cash equivalents in the consolidated statements of cash flows. U.S. GAAP requires that bank advances be reported as financing cash flows. As a result, under U.S. GAAP, financing cash flows would be increased by $106 to $(2,795) in 2002 to report cash of $nil at December 31, 2002. During the six month period ended June 30, 2002, cash flow would be increased by $117 to $3,099 to report cash of $nil at June 30, 2002. During the six month period ended June 30, 2003, financing cash flow would be increased by $1,256 to $11,838 to report cash of $nil at June 30, 2003.

     (g) Recent United States accounting pronouncements:

         In June 2001, the U.S. Financial Accounting Standards Board issued SFAS No. 143, "Accounting for Asset Retirement Obligations" ("SFAS 143"), which addresses financial accounting and reporting for obligations associated with the retirement of long-lived assets and the associated asset retirement costs. SFAS 143 requires the Company to record the fair value of an asset retirement obligation as a liability in the period in which it incurs a legal obligation associated with the retirement of tangible long-lived assets that result from the acquisition, construction, development and/or normal use of the assets. The fair value of the liability is added to the carrying amount of the associated asset and this additional carrying amount is depreciated over the life of the asset. Subsequent to the initial measurement of the asset retirement obligation, the obligation will be adjusted at the end of each period to reflect the passage of time and changes in the estimated future cash flows underlying the obligation. If the obligation is settled for other than the carrying amount of the liability, the Company will recognize a gain or loss on settlement. The Company was required to adopt the provisions of SFAS 143 effective January 1, 2002. The Company plans to operate its manufacturing facility indefinitely and thus is unable to make a reasonable estimate of the fair values of the associated asset retirement obligations.

         In July 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities" ("SFAS 146"), which is effective for exit or disposal activities that are initiated after December 31, 2002. SFAS 146 requires that a liability be recognized for exit or disposal costs only when the liability is incurred, as defined in the FASB's conceptual framework rather than when a company commits to an exit plan, and that the liability be initially measured at fair value. The Company expects the adoption of this standard will affect the timing of recognizing liabilities, and the amount recognized, in respect of future exit activities, if any.

         In November 2002, the FASB issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" ("FIN 45"). FIN 45 requires the recognition of a liability by a guarantor at the inception of certain guarantees entered into or modified after December 31, 2002. FIN 45 requires the guarantor to recognize a liability for the non-contingent component of certain guarantees; that is, it requires the recognition of a liability for the obligation to stand ready to perform in the event that specified triggering events or conditions occur. The initial measurement of this liability is the fair value of the guarantee at inception. At December 31, 2002 and June 30, 2003, the Company has not provided any guarantees.

         In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities" ("FIN 46"). Its consolidation provisions are applicable for all newly created entities created after January 31, 2003, and is applicable to existing variable interest entities as of the beginning of the Company's third quarter beginning July 1, 2003. With respect to entities that do not qualify to be assessed for consolidation based on voting interests, FIN 46 generally requires a company that has a variable interest(s) that will absorb a majority of the variable interest entity's expected losses if they occur, receive a majority of the entity's expected residual returns if they occur, or both to consolidate that variable interest entity. For periods prior to FIN 46's effective date, certain disclosures will be required if it is reasonably possible that the Company will have a significant variable interest in or be the primary beneficiary of a variable interest entity when FIN 46 guidance is effective. The Company is currently estimating the impact of adopting the requirements of FIN 46.

20.  COMBINATION AGREEMENT WITH ACETEX CORPORATION:

     Pursuant to the terms of the Combination Agreement dated June 20, 2003 (the "Agreement") between Acetex Corporation ("Acetex"), 2028569 Ontario Limited ("Subco"), a wholly-owned subsidiary of Acetex, and the Company, Acetex agreed to acquire all of the issued and outstanding equity securities of the Company (the "Acquisition"). The Acquisition is to be consummated through the amalgamation of Subco and the Company and the concurrent issuance of equity securities by Acetex to the equity holders of the Company at that time. The Agreement provides that upon the amalgamation becoming effective, Acetex will issue:

     (i) that number of common shares determined by multiplying the number of outstanding common shares of the Company by one-sixth (that is one common share for every six common shares of the Company tendered) (the "Exchange Ratio");

     (ii) that number of common shares determined by multiplying the number of common shares of the Company that are subject to issued Restricted Stock Units by the Exchange Ratio;

     (iii) 706,760 warrants to purchase common shares having an exercise price per share equal to the closing price of Acetex's common shares on the Toronto Stock Exchange on the date of consummation of the amalgamation (the "Effective Date") and 141,352 warrants having an exercise price per share of CDN $4.32 each, all expiring June 2, 2008, in exchange for all outstanding warrants of the Company; and

     (iv) options to purchase common shares of Acetex determined by multiplying the number of the Company's options at the Effective Date by the Exchange Ratio having an exercise price per Acetex share equal to the exercise price per share of the particular option of the Company at the Effective Date divided by the Exchange Ratio. Other than as provided above, the term, exercisability and all other terms and conditions of the Company's options in effect at the Effective Date shall govern the Company's options as so assumed by Acetex.

     Based on the number of the Company's common shares and restricted stock option units outstanding at June 20, 2003, Acetex will be required to issue approximately 8,341,649 common shares to consummate the acquisition.

     The consummation of the transaction of the transaction is dependant on a number of conditions, including, among others, shareholder approval at a special meeting to be held on August 1, 2003 and that the Company will have entered into agreements with its term lenders providing that the credit facilities may be repaid after the effective date for the principal amount of the facilities plus an additional amount not to exceed U.S. $850 and providing that the warrants held by the lenders be cancelled in consideration for warrants to purchase Acetex shares. The Company has obtained the consent of the lenders to the foregoing.

     The Company has agreed to pay to Acetex U.S. $5,000, or the equivalent value of common shares of the Company in lieu, as a termination fee if the directors of the Company change their recommendation in favour of the transaction or if the Company consummates a transaction with another party.

     Acetex has agreed to pay the Company U.S. $5,000, or the equivalent value of common shares of Acetex in lieu, as a termination fee in certain circumstances if Acetex fails to complete the transaction as a result of its inability to arrange financing. Each of the Company and Acetex has agreed to pay to the other U.S. $1,000 or the equivalent value of common shares in lieu, in the event the transaction is terminated by either the Company or Acetex, as the case may be, as a result of breach by the other party of any of the representations, warranties or covenants contained in the agreement.

                      Pro Forma Consolidated Financial Statements
                      (Expressed in United States dollars)


                      ACETEX CORPORATION


                      Six months ended June 30, 2003 and 2002 Year ended December 31, 2002

                      (Unaudited)

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION


The following unaudited pro forma consolidated financial information is based on the historical financial statements of the Company and AT Plastics incorporated by reference or included elsewhere in this prospectus. Specifically, the pro forma consolidated financial statements have been compiled from information in the:

(a) audited consolidated financial statements of the Company as at and for the year ended December 31, 2002;

(b) unaudited consolidated financial statements of the Company as at June 30, 2003 and for the six months ended June 30, 2002 and 2003;

(c) audited financial statements of AT Plastics as at and for the year ended December 31, 2002;

(d) unaudited financial statements of AT Plastics as at June 30, 2003 and for the six months ended June 30, 2002 and 2003; and

(e) the additional information described in the subsection below captioned "The Pro Forma Transactions".

All of the consolidated financial statements used in the preparation of these pro forma consolidated financial statements have been prepared in accordance with generally accepted accounting principles ("GAAP") in Canada.

The unaudited pro forma consolidated balance sheet as of June 30 2003 gives effect to the acquisition of AT Plastics, the issuance of the new notes and the repayment of term debt, related interest and fees of AT Plastics as if they had occurred on June 30, 2003. The unaudited pro forma consolidated statements of operations for the six month periods ended June 30, 2002 and June 30, 2003, and the year ended December 31, 2002 give effect to the acquisition of AT Plastics, the issuance of the new notes and the repayment of term debt, related interest and fees of AT Plastics as if they had occurred on January 1, 2002. The pro forma consolidated statements of operations do not give effect to synergies that might result from the transactions described below or any non-recurring charges or credits, and related tax effects, directly attributable to the transactions.

This unaudited pro forma consolidated financial information is presented for informational purposes only and does not purport to represent what the Company's results of operations or financial position would actually have been had the AT Plastics Acquisition, the issuance of the new notes and the repayment of term debt, related interest and fees of AT Plastics in fact occurred on the dates specified, nor does the information purport to project the Company's results of operations for any future period or financial position at any future date. All pro forma adjustments are based on preliminary estimates and assumptions and are subject to revision upon completion of the transactions described herein.

UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

The basic pro forma consolidated financial statements have been prepared in accordance with Canadian GAAP. The separate consolidated financial statements of the Company and AT Plastics provide information with respect to material reconciling items between Canadian GAAP and U.S. GAAP. Material measurement differences to pro forma consolidated net earnings (loss) and consolidated net earnings (loss) per share, which differences that are applicable to these pro forma statements have been extracted from those separate consolidated financial statements, are as follows:


------------------------------------------------------------------------------------------------------------------------------------
                                                                                         Six months ended
                                                                 Year ended          -------------------------
                                                               December 31,          June 30,         June 30,
                                                                       2002              2002             2003
------------------------------------------------------------------------------------------------------------------------------------
                                                                      (thousands of United States dollars)

Pro forma net earnings (loss), Canadian GAAP                       $ (6,884)        $ (10,408)        $   (979)
Reconciling adjustments:
     Stock-based compensation expense of the Company                   (275)             (152)             (24)
     AT Plastics adjustments applicable to the pro forma
          financial statements:
         Development costs incurred                                    (436)               (6)            (397)
         Fair value adjustments on derivative instruments               135               126               (8)
------------------------------------------------------------------------------------------------------------------------------------

Pro forma net earnings (loss), US GAAP                             $ (7,460)        $ (10,440)        $ (1,408)
------------------------------------------------------------------------------------------------------------------------------------

Pro forma net earnings (loss) per share, US GAAP                   $ (0.22)          $ (0.30)         $ (0.04)
------------------------------------------------------------------------------------------------------------------------------------

Pro forma weighted average number of shares outstanding
     (in thousands)                                                  34,685            34,816           33,900
------------------------------------------------------------------------------------------------------------------------------------

The reconciling items to U.S. GAAP set out above are those that have been extracted from the separate consolidated financial statements and have continuing relivance. Other reconciling adjustments disclosed by AT Plastics in its separate consolidated financial statements have been excluded as the item is not applicable after giving effect to the AT Plastics Acquisition pro forma adjustments described below.


THE PRO FORMA TRANSACTIONS


Following is a summary of the transactions on which the Unaudited Pro Forma Consolidated Financial Information is based:

(a)  The AT Plastics Acquisition:

     Pursuant to the terms of the Combination Agreement dated June 20, 2003 (the "Agreement") between the Company, 2028569 Ontario Limited ("Subco"), a wholly-owned subsidiary of the Company, and AT Plastics, the Company agreed to acquire all of the issued and outstanding equity securities of AT Plastics (the "Acquisition"). The Acquisition is to be consummated through the amalgamation of Subco and AT Plastics and the concurrent issuance of equity securities by the Company to the equity holders of AT Plastics at that time. The Agreement provides that upon the amalgamation becoming effective, the Company will issue:

     (I) that number of common shares determined by multiplying the number of outstanding AT Plastics common shares by one-sixth (that is one common share for every six AT Plastics common shares tendered) (the "Exchange Ratio");

     (II)that number of common shares determined by multiplying the number of AT Plastics common shares that are subject to issued restricted stock units by the Exchange Ratio;

     (III) 706,760 warrants to purchase common shares having an exercise price per share equal to the closing price of the Company's common shares on the Toronto Stock Exchange on the date of consummation of the amalgamation (the "Effective Date") and 141,352 warrants having an exercise price per share of CDN$4.32 each, all expiring June 2, 2008, in exchange for all outstanding warrants of AT Plastics; and

     (IV)Vested options to purchase common shares of the Company determined by multiplying the number of AT Plastics options at the Effective Date by the Exchange Ratio and having an exercise price per Company share equal to the exercise price per share of the particular AT Plastics option at the Effective Date divided by the Exchange Ratio. Other than as provided above, the term, exercisability and all other terms and conditions of the AT Plastics options in effect at the Effective Date shall govern the AT Plastics options as so assumed by the Company.

     Based on the number of AT Plastics common shares, restricted stock units and obligations to issue shares by AT Plastics to its directors outstanding at June 30, 2003, the Company will be required to issue approximately 8,370,572 common shares to consummate the Acquisition.

     For accounting purposes, the acquisition of AT Plastics by the Company will be accounted for as a purchase business combination with the Company identified as the acquirer. Based on accounting principles for business combinations and the market price of the Company's equity securities at the time the acquisition was agreed to and announced, the fair value of the consideration issued and net assets acquired have, for purposes of these pro forma consolidated financial statements, been assumed as set out in the tables below.

     Fair value of consideration issued by the Company:

------------------------------------------------------------------------------------------------------------------------------------
                                                                          (thousands of United States dollars)

     Common shares                                                                                 $    39,371
     Warrants                                                                                            1,262
     Options                                                                                               404
     Costs                                                                                               9,100
------------------------------------------------------------------------------------------------------------------------------------

                                                                                                   $    50,137
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

     The fair value of the options and warrants to be issued has been determined by application of the Black-Scholes option pricing model.

     Costs include all incremental costs directly attributable to the Acquisition, but exclude costs directly related to the debt offering described below.

     Assets acquired (liabilities assumed):

------------------------------------------------------------------------------------------------------------------------------------
                                                                          (thousands of United States dollars)

     Current assets                                                                                $    69,297
     Current liabilities                                                                               (23,650)
------------------------------------------------------------------------------------------------------------------------------------

     Working capital                                                                                    45,647
     Property, plant and equipment                                                                     137,711
     Other long-term liabilities                                                                       (13,826)
     Long-term debt, including current portion of long-term debt                                      (119,395)
------------------------------------------------------------------------------------------------------------------------------------

                                                                                                   $    50,137
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

     The fair value of the assets acquired and liabilities assumed exceeded the fair value of the consideration paid. In accordance with generally accepted accounting principles, this excess has been applied to reduce the fair value assigned to property, plant and equipment. Prior to the AT Plastics Acquisition, AT Plastics' property, plant and equipment had been assessed for impairment in accordance with generally accepted accounting principles. This assessment indicated the property, plant and equipment had a fair value of approximately $270 million, which was in excess of its carrying value. Accordingly, the application of generally accepted accounting principles for business combination purchase price allocations results in an assigned value to property, plant and equipment which is approximately $130 million less than this fair value.


     The purchase price and its allocation to the net assets of AT Plastics acquired by the Company will only be finalized at the time of the consummation of the Acquisition based, in part, on the market value of the Company's common shares, the finalization of direct acquisition costs and the fair value of AT Plastics net assets at that date. The amounts set out above are preliminary only and are subject to change.

(b)  Debt offering:

     Concurrent with the acquisition, the Company anticipates completing an increase to its existing bond indenture, having a face value of approximately $75.0 million bearing interest at 10-7/8% per annum maturing in August 2009. For purposes of these pro forma consolidated financial statements, it is assumed that the bonds will be sold at a 9.5% premium, reflecting current market prices. Estimated costs associated with the offering, including commissions and other direct costs, are $3.55 million. Net proceeds of $78.6 million will be applied, together with cash on hand, to the repayment of the term debt of AT Plastics. The CIT Revolving Credit Facility of AT Plastics with $35.7 million outstanding at June 30, 2003 is expected to remain in place following the Acquisition and will be amended as a condition to the offering. The amortization of the premium, offset by the amortization of the financing costs, will be recognized over the remaining term of the debt by an adjustment to interest expense.

ACETEX CORPORATION
Pro Forma Consolidated Balance Sheet
(Unaudited)
(Expressed in thousands of United States dollars)

June 30, 2003

------------------------------------------------------------------------------------------------------------------------------------
                                                                       Pro Forma Adjustments
                                                                   -----------------------------
                                         Acetex                    AT Plastics             Debt
                                    Corporation    AT Plastics     Acquisition         Offering           Pro forma
------------------------------------------------------------------------------------------------------------------------------------
Assets

Current assets:
   Cash and cash equivalents        $    71,438    $         -    $     (9,100)  (a)$   (7,626) (a)     $    54,712
   Accounts receivable                   53,924         30,419               -               -               84,343
   Inventories                           30,721         38,353               -               -               69,074
   Prepaid expenses and other             7,004            525               -               -                7,529
------------------------------------------------------------------------------------------------------------------------------------
                                        163,087         69,297          (9,100)         (7,626)             215,658

Property, plant and equipment           111,065        205,629         (67,918)  (b)         -              248,776

Other assets                             16,320          8,174          (8,174)  (c)     3,550  (c)          19,870
------------------------------------------------------------------------------------------------------------------------------------

                                    $   290,472    $   283,100    $    (85,192)     $   (4,076)         $   484,304
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

Liabilities and Shareholders' Equity

Current liabilities:
   Accounts payable and accrued
    liabilities                     $    71,275    $    23,451    $        198   (d)    (2,656) (d)     $    92,268
   Current portion of long-term debt          -        115,564           3,775   (e)         -                   39
                                                                                      (119,300) (e)
------------------------------------------------------------------------------------------------------------------------------------
                                         71,275        139,015           3,973        (121,956)              92,307

Other long-term liabilities               5,234          4,882           8,944   (f)         -               19,060

Long-term debt                          190,000             56               -         117,880  (g)         307,936
------------------------------------------------------------------------------------------------------------------------------------
                                        266,509        143,953          12,917          (4,076)             419,303

Shareholders' equity:
   Share capital                         63,640        163,560        (163,560)  (h)         -              103,011
                                                                        39,371   (i)
   Additional paid-in capital                 -          4,785          (4,785)  (h)         -                1,667
                                                                         1,667   (i)
   Deficit                              (12,426)       (39,710)         39,710   (h)         -              (12,426)
   Cumulative translation adjustment    (27,251)        10,512         (10,512)  (h)         -              (27,251)
------------------------------------------------------------------------------------------------------------------------------------
                                         23,963        139,147         (98,109)              -               65,001
------------------------------------------------------------------------------------------------------------------------------------

                                    $   290,472    $   283,100    $    (85,192)     $   (4,076)         $   484,304
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

See accompanying notes to pro forma consolidated financial statements.

                PRO FORMA CONSOLIDATED BALANCE SHEET ADJUSTMENTS
    (tabular dollar amounts expressed in thousands of United States dollars)

(a)  reflects the impact of the following:

------------------------------------------------------------------------------------------------------------------------------------
     Payment of direct acquisition costs                                                        $       (9,100)
------------------------------------------------------------------------------------------------------------------------------------

     Proceeds of the notes offered herein, net of estimated fees and expenses                   $       78,575
     Payment of AT Plastics' term debt and related accrued interest and fees                           (86,201)
------------------------------------------------------------------------------------------------------------------------------------

                                                                                                $       (7,626)
------------------------------------------------------------------------------------------------------------------------------------

     The payment of AT Plastics' term debt and related accrued interest and fees is comprised of the following:

------------------------------------------------------------------------------------------------------------------------------------

     Principal amount of term debt                                                              $      (79,289)
     Deferred interest                                                                                  (4,256)
     Accrued interest and fees                                                                          (1,806)
     Debt repayment fee                                                                                   (850)
------------------------------------------------------------------------------------------------------------------------------------

                                                                                                $      (86,201)
------------------------------------------------------------------------------------------------------------------------------------

(b) reflects the adjustment to the carrying value of AT Plastics' property, plant and equipment as a result of the application of purchase accounting adjustments for the Acquisition, comprised of:

------------------------------------------------------------------------------------------------------------------------------------

     Value assigned to AT Plastics' property, plant and equipment                               $      137,711
     Less:  property, plant and equipment carrying value in AT Plastics
          consolidated financial statements                                                            205,629
------------------------------------------------------------------------------------------------------------------------------------

     Adjustment to the carrying value of AT Plastics' property, plant and equipment as a result
     of the application of the purchase accounting adjustments for the Acquisition              $      (67,918)
------------------------------------------------------------------------------------------------------------------------------------

(c)  reflects the impact of the following:

------------------------------------------------------------------------------------------------------------------------------------

     Adjustment  to the  carrying  value of AT  Plastics'  other  assets  as a result
     of the  application of  purchase accounting adjustments for the Acquisition                $       (8,174)
------------------------------------------------------------------------------------------------------------------------------------

     Estimated fees and expenses of the notes offered herein                                    $        3,550
------------------------------------------------------------------------------------------------------------------------------------


(d)  reflects the impact of the following:

------------------------------------------------------------------------------------------------------------------------------------

     Adjustment to the carrying value of AT Plastics'  accounts  payable and accrued liabilities as a result of the  application of purchase accounting adjustments
      for the Acquisition                                                                       $         198
------------------------------------------------------------------------------------------------------------------------------------

     Payment of accrued interest and fees of $1.8 million and debt repayment fee of $0.85 million on AT Plastics' term debt to be settled concurrent with
       the Acquisition                                                                          $       (2,656)
------------------------------------------------------------------------------------------------------------------------------------



(e)  reflects the impact of the following:

------------------------------------------------------------------------------------------------------------------------------------
     Adjustment to the carrying value of AT Plastics' debt as a result of application
     of purchase  accounting  adjustments  for the Acquisition                                  $        3,775
------------------------------------------------------------------------------------------------------------------------------------

     Principal amount of term debt to be repaid                                                 $      (79,289)
     Deferred interest to be repaid on term debt of AT Plastics                                         (4,256)
     Reclassification of AT Plastics' revolving credit facility from current liabilities
     to long-term liabilities                                                                          (35,755)
------------------------------------------------------------------------------------------------------------------------------------

                                                                                                $     (119,300)
------------------------------------------------------------------------------------------------------------------------------------

     The revolving credit facility is classified as a current liability in the AT Plastics consolidated financial statements due to the non-compliance with certain covenants at June 30, 2003. Due to the debt offering, including the concurrent repayment of long-term debt, and the revision to certain covenants in the revolving credit facility, upon completion of the pro forma transactions the revolving credit facility is in compliance with its covenants and, accordingly, the amount has been reclassified to long-term liabilities.

(f) reflects the adjustment to the carrying value of AT Plastics' other long-term liabilities as a result of application of purchase accounting adjustments for the Acquisition, comprised of:

------------------------------------------------------------------------------------------------------------------------------------

     Unfunded defined benefit pension plans                                                     $       13,486
     Unfunded other benefit plans                                                                          340
------------------------------------------------------------------------------------------------------------------------------------

     Value assigned to AT Plastics' other long-term liabilities                                         13,826
     Other long-term liabilities in AT Plastics' consolidated financial statements                      (4,882)
------------------------------------------------------------------------------------------------------------------------------------

                                                                                                $        8,944
------------------------------------------------------------------------------------------------------------------------------------

(g)  reflects the net impact of the following:

------------------------------------------------------------------------------------------------------------------------------------

     Notes offered herein, including premium                                                    $       82,125
     Reclassification of AT Plastics' revolving credit facility to long-term
          liabilities from current liabilities                                                          35,755
------------------------------------------------------------------------------------------------------------------------------------

                                                                                                $      117,880
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

(h) reflects the impact of the elimination of shareholders' equity balances of AT Plastics as a result of the application of purchase accounting for the Acquisition.

(i) reflects the value assigned to common shares, options and warrants issued by the Company as a result of the application of purchase accounting for the Acquisition.

Pro forma consolidated share capital at June 30, 2003 is calculated as follows:

------------------------------------------------------------------------------------------------------------------------------------
                                                                                  Number
                                                                                of shares               Amount
------------------------------------------------------------------------------------------------------------------------------------
The Company, outstanding at June 30, 2003                                      25,496,864          $    63,640
Shares issued on acquisition of AT Plastics                                     8,370,572               39,371
------------------------------------------------------------------------------------------------------------------------------------

                                                                               33,867,436          $   103,011
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

ACETEX CORPORATION
Pro Forma Consolidated Statement of Operations
(Unaudited)
(Expressed in thousands of United States dollars, except per share data)

Year ended December 31, 2002

------------------------------------------------------------------------------------------------------------------------------------
                                                                       Pro Forma Adjustments
                                                                   -----------------------------
                                         Acetex                    AT Plastics             Debt
                                    Corporation    AT Plastics     Acquisition         Offering           Pro forma
------------------------------------------------------------------------------------------------------------------------------------

Sales                              $    205,529   $    156,253     $   (10,229)  (a) $        -         $   351,553



Cost of goods sold and operating
     expenses                           178,249        133,928         (10,322)  (b)          -             301,855
Amortization                             16,248         12,536          (5,870)  (c)          -              22,914
Restructuring costs                           -             16               -                -                  16
------------------------------------------------------------------------------------------------------------------------------------
                                        194,497        146,480         (16,192)               -             324,785
------------------------------------------------------------------------------------------------------------------------------------

Operating income                         11,032          9,773           5,963                -              26,768

Other expenses:
     Interest expense                    20,480         14,180               -           (5,162) (e)         29,498
     Foreign exchange loss (gain)         3,504           (668)              -              730  (f)          3,566
     Other                                  (29)         6,393               -           (6,430) (g)            (66)
------------------------------------------------------------------------------------------------------------------------------------
                                         23,955         19,905               -          (10,862)             32,998
------------------------------------------------------------------------------------------------------------------------------------

Earnings (loss) before income taxes     (12,923)       (10,132)          5,963           10,862              (6,230)

Income tax expense (recovery)                 -         (2,220)          2,874   (h)          -                 654
------------------------------------------------------------------------------------------------------------------------------------

Net earnings (loss)                $    (12,923)  $     (7,912)    $     3,089       $   10,862         $    (6,884)
------------------------------------------------------------------------------------------------------------------------------------

Net loss per common share          $     (0.49)                                                    $         (0.20) (i)

Weighted average number of common
     shares outstanding (thousands)      26,314                                                              34,685

------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

See accompanying notes to pro forma consolidated financial statements.

ACETEX CORPORATION
Pro Forma Consolidated Statement of Operations
(Unaudited)
(Expressed in thousands of United States dollars, except per share data)

Six months ended June 30, 2002

------------------------------------------------------------------------------------------------------------------------------------
                                                                       Pro Forma Adjustments
                                                                   -----------------------------
                                         Acetex                    AT Plastics             Debt
                                    Corporation    AT Plastics     Acquisition         Offering           Pro forma
------------------------------------------------------------------------------------------------------------------------------------

Sales                               $    99,198    $    75,230    $     (4,580)  (a) $        -         $   169,848



Cost of goods sold and operating
     expenses                            90,158         64,444          (4,627)  (b)          -             149,975
Amortization                              7,804          5,162          (1,829)  (c)          -              11,137
------------------------------------------------------------------------------------------------------------------------------------
                                         97,962         69,606          (6,456)               -             161,112
------------------------------------------------------------------------------------------------------------------------------------

Operating income                          1,236          5,624           1,876                -               8,736

Other expenses:
     Interest expense                     9,993          7,788               -           (3,408) (e)         14,373
     Foreign exchange loss (gain)         3,692         (3,137)              -            3,718  (f)          4,273
     Other                                  190          6,430               -           (6,430) (g)            190
------------------------------------------------------------------------------------------------------------------------------------
                                         13,875         11,081               -           (6,120)             18,836
------------------------------------------------------------------------------------------------------------------------------------

Earnings (loss) before income taxes     (12,639)        (5,457)          1,876            6,120             (10,100)

Income tax expense (recovery)                 -         (2,370)          2,678   (h)          -                 308
------------------------------------------------------------------------------------------------------------------------------------

Net earnings (loss)                 $   (12,639)   $    (3,087)   $       (802)      $    6,120         $   (10,408)
------------------------------------------------------------------------------------------------------------------------------------

Net loss per common share           $    (0.48)                                                         $    (0.30)  (i)

Weighted average number of common
     shares outstanding (thousands)      26,445                                                              34,816

------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

See accompanying notes to pro forma consolidated financial statements.

ACETEX CORPORATION
Pro Forma Consolidated Statement of Operations
(Unaudited)
(Expressed in thousands of United States dollars, except per share data)

Six months ended June 30, 2003


------------------------------------------------------------------------------------------------------------------------------------
                                                                       Pro Forma Adjustments
                                                                   -----------------------------
                                         Acetex                    AT Plastics             Debt
                                    Corporation    AT Plastics     Acquisition         Offering           Pro forma
------------------------------------------------------------------------------------------------------------------------------------

Sales                               $   140,299    $    86,108     $    (5,510)  (a) $        -         $   220,897



Cost of goods sold and operating
     expenses                           118,709         74,464          (5,557)  (b)          -             187,616
Amortization                             10,322          5,873          (2,540)  (c)          -              13,655
Restructuring costs                           -          3,754          (2,516)  (d)          -               1,238
------------------------------------------------------------------------------------------------------------------------------------
                                        129,031         84,091          (3,520)               -             202,509
------------------------------------------------------------------------------------------------------------------------------------

Operating income                         11,268          2,017           5,103                -              18,388

Other expenses:
     Interest expense                    10,466          9,030               -           (4,291) (e)         15,205
     Foreign exchange loss (gain)         1,427        (10,138)              -           12,577  (f)          3,866
     Other                                   79              -               -                   -               79
------------------------------------------------------------------------------------------------------------------------------------
                                         11,972         (1,108)              -            8,286              19,150
------------------------------------------------------------------------------------------------------------------------------------

Earnings (loss) before income taxes        (704)         3,125           5,103           (8,286)               (762)

Income tax expense (recovery)                 -          8,143          (7,926)  (h)          -                 217
------------------------------------------------------------------------------------------------------------------------------------

Net earnings (loss)                 $      (704)    $   (5,018)    $    13,029       $   (8,286)        $      (979)
------------------------------------------------------------------------------------------------------------------------------------

Net loss per common share           $     (0.03)                                                        $    (0.03) (i)

Weighted average number of common
     shares outstanding (thousands)      25,529                                                              33,900

------------------------------------------------------------------------------------------------------------------------------------

See accompanying notes to pro forma consolidated financial statements.

           PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS ADJUSTMENTS (tabular dollar amounts expressed in thousands of United States dollars)

------------------------------------------------------------------------------------------------------------------------------------
                                                                                         Six months ended
                                                                 Year ended     ---------------------------------
                                                               December 31,          June 30,         June 30,
                                                                       2002              2002             2003
------------------------------------------------------------------------------------------------------------------------------------

(a)  to reclassify AT Plastics' recovery of shipping and handling
     costs to conform to the presentation adopted by the Company  $ (10,229)         $ (4,580)        $ (5,510)
------------------------------------------------------------------------------------------------------------------------------------

(b)  reflects the net impact of the following:

     o reclassification of AT Plastics' recovery of shipping and
       handling costs                                             $ (10,229)         $ (4,580)        $ (5,510)

     o reversal of amortization of employer future benefits that are fully recognized in the purchase accounting
       adjustments                                                      (93)              (47)             (47)
------------------------------------------------------------------------------------------------------------------------------------

                                                                  $ (10,322)         $ (4,627)        $ (5,557)
------------------------------------------------------------------------------------------------------------------------------------

(c)  to adjust  amortization  expense  to the  amounts
     calculated  based on the assigned value to AT Plastics'
     property, plant and equipment as a result of the
     application of purchase accounting adjustments for the
     Acquisition                                                  $ (5,870)          $ (1,829)        $ (2,540)
------------------------------------------------------------------------------------------------------------------------------------

(d)  to eliminate AT Plastics' expenses related to the
     Acquisition of $0.6 million and the write-off of
     investment tax credits receivable of $1.9 million
     that would not have been recognized as a result of
     application of purchase accounting for the Acquisition       $    -             $    -           $ (2,516)
------------------------------------------------------------------------------------------------------------------------------------

(e)  net impact of the following:

     o elimination of actual interest expense incurred on AT
       Plastics' term debt to be repaid (see analysis below)       $(12,722)   $       (7,188)        $ (8,071)

     o pro forma interest expense on notes offered herein
       including amortization of financing costs related
       thereto                                                         7,560            3,780            3,780
------------------------------------------------------------------------------------------------------------------------------------

                                                                 $   (5,162)         $ (3,408)        $ (4,291)
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------


AT Plastics' interest as presented in its separate consolidated financial statements is comprised of the following:

------------------------------------------------------------------------------------------------------------------------------------
                                                                                         Six months ended
                                                                 Year ended     ----------------------------------
                                                               December 31,          June 30,         June 30,
                                                                       2002              2002             2003
------------------------------------------------------------------------------------------------------------------------------------


Actual interest expense incurred related to AT Plastics' term debt to be repaid:
     Cash                                                          $ 10,023           $ 4,750          $ 6,537
     Deferred interest and amortization of financing fees             2,699             2,438            1,534
------------------------------------------------------------------------------------------------------------------------------------
                                                                     12,722             7,188            8,071

Actual interest expense incurred on revolving credit facility not to be repaid concurrent with the Acquisition and,
 therefore, not eliminated in the pro forma consolidated
 financial statements                                                 1,458               600              959
------------------------------------------------------------------------------------------------------------------------------------

Total Actual AT Plastics' interest expense incurred                $ 14,180           $ 7,788          $ 9,030
------------------------------------------------------------------------------------------------------------------------------------


Based on the outstanding principal amount of AT Plastics' revolving credit facility at June 30 2003, each 0.25% change in interest rates will effect interest expense for a twelve-month period by approximately $90,000 and for a six month period by approximately $45,000.


(f)  reflects the elimination of the foreign exchange gain
     realized by AT Plastics' on term debt to be repaid            $    730           $ 3,718         $ 12,577
------------------------------------------------------------------------------------------------------------------------------------

(g)  reflects the elimination of debt refinancing costs incurred
     by AT Plastics' on term debt to be repaid                     $ (6,430)          $ (6,430)       $   -
------------------------------------------------------------------------------------------------------------------------------------

 (h) reflects the elimination of future income tax recovery
     (expense) of AT Plastics' that would not have been
     recognized as a result of the application of purchase
     accounting for the Acquisition                                $ (2,874)          $ 2,678         $ (7,926)
------------------------------------------------------------------------------------------------------------------------------------


(i) For purposes of the calculation of pro forma net earnings (loss) per share, the weighted average number of shares outstanding of the Company during each of the periods presented has been increased by the number of common shares to be issued to the holders of the common shares and restricted stock units of AT Plastics as if such shares had been issued at the beginning of the periods presented.

                      Supplemental Information
                      (Expressed in United States dollars)



                      ACETEX CORPORATION



                      Years ended December 31, 2002, 2001 and 2000
                      Six months ended June 31, 2003 and 2002 (unaudited)

REPORT ON INDEPENDENT ACCOUNTANTS



To the Board of Directors
Acetex Corporation

Under date of February 7, 2003, we reported on the consolidated balance sheets of Acetex Corporation as at December 31, 2002 and 2001, and the consolidated statements of operations and retained earnings (deficit) and cash flows for each of the years in the three year period ended December 31, 2002, which are included in the Annual Report of the Company dated March 31, 2003. These consolidated financial statements and our report thereon are incorporated by reference in the Annual Report on Form 40-F for the year 2002. In connection with our audits of the aforementioned consolidated financial statements, we also have audited the related supplemental information entitled "Item 18 - Reconciliation with United States Generally Accepted Accounting Principles." This supplemental information is the responsibility of the Company's management. Our responsibility is to express an opinion on this supplemental information based on our audits.

In our opinion, such supplemental information, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.







(SIGNED) KPMG LLP

Chartered Accountants



Vancouver, Canada

February 7, 2003

AT PLASTICS INC.
Notes to Consolidated Financial Statements
For the years ended December 31, 2000, 2001 and 2002
(Information as at June 30, 2003 and for the six months ended June 30, 2002 and 2003 is unaudited)
(Amounts in thousands of United States dollars, except number of shares and per share amounts)
-------------------------------------------------------------------------------

     Acetex Corporation (the "Company") prepares its consolidated financial statements in accordance with generally accepted accounting principles in Canada ("Canadian GAAP") which differ in certain respects with accounting principles generally accepted in the United States ("US GAAP"). Material issues that could give rise to differences to these consolidated financial statements are as follows:

     (a) Foreign exchange:

         Under Canadian GAAP, in prior years foreign exchange gains and losses related to long-term monetary liabilities were deferred in the consolidated balance sheet and amortized to income over the term of the related item. Under US GAAP, these gains and losses are recognized in the determination of income as they arise. In the year ended December 31, 2002, the Company retroactively changed its accounting policy under Canadian GAAP as described in note 2(j) and now accounts for such items on a consistent basis. As a result, there is no longer a Canadian GAAP:US GAAP difference for this item.

     (b) Stock-based compensation:

         As described in note 8, the Company has granted stock options to certain directors and employees. These options are granted for services provided to the Company. For US GAAP purposes, Statement of Financial Accounting Standards No. 123 (SFAS 123) requires that an enterprise recognize or, at its option, disclose the impact of the fair value of stock options and other forms of stock-based compensation in the determination of income. The Company has elected under SFAS 123 to continue to measure compensation cost on the intrinsic value basis set out in APB Opinion No. 25. Although options are granted at exercise prices based on the market value of the Company's share at the date of Board approval, due to a requirement for shareholder approval in a prior year, for accounting purposes the grant date of certain options was at a subsequent date. Based on market and exercise prices at the date of shareholder approval, stock compensation expense of $275,000 (2001 - $308,000; 2000 - nil; (unaudited) six months ended June 30, 2003 - $24,000; June 30, 2002 - $152,000) has been recognized.

         During the year ended December 31, 1999, the Company repriced certain outstanding options held by non-executive employees. Such options, to the extent they were still outstanding, were required to be accounted for as variable plan options with effect from July 1, 2000. In addition, during the year ended December 31, 2000 the Company cancelled certain options which resulted, for accounting purposes, in an effective repricing. The deemed replacement options issued are also accounted for as variable plan options with effect from the later of date of cancellation and their grant date for accounting purposes. Under variable plan accounting, compensation expense is recorded to the extent that the market price of the Company's shares exceeds the price at the measurement date until such options are exercised, cancelled or forfeited. Based on market prices at the relevant dates, no variable plan stock compensation expense is required to have been recorded to December 31, 2002.

     (c) Financial instruments and derivatives:

         The Company accounts for financial instruments, other than derivatives, at cost less allowances for impairment. Commencing January 1, 2001, the Company has recognized derivative instruments on the consolidated balance sheet at their fair value. On the date a derivative contract is entered into, the Company either designates the derivative as a hedge of the fair value, cash flows or foreign currency risks of an underlying transaction or balance, as appropriate in the circumstances, or accounts for the derivative as a speculative instrument. Where the derivative is to be accounted for as a hedge, the Company formally documents all relationships between hedging instruments and hedged items, as well as its risk management objective and strategy for undertaking the hedge transaction. The Company will also formally assess, both at the hedge's inception and on an ongoing basis, where the derivatives used in hedging transactions are highly effective in offsetting changes in the fair values or cash flows of the hedged items. When it is determined that a derivative is not highly effective as a hedge, the Company will discontinue hedge accounting prospectively.

         Changes in fair value of a derivative that is identified and highly effective as a hedge are excluded from income to be recognized at the time of the underlying transaction. Changes in the fair value of derivatives that are not accounted for as hedges are recognized in the determination of income as they occur.

         At January 1, 2001 and to June 30, 2003, the Company had no derivative instruments outstanding. For US GAAP purposes, the unrecognized gain at January 1, 2001 of $2.4 million from the settlement of the natural gas contract disclosed in note 10(b) has been reclassified as a transition adjustment to other comprehensive income. In addition, the deferred gain recognized during the year ended December 31, 2001 as an adjustment of the cost of natural gas purchased of $2.4 million has been reflected as a reduction in other comprehensive income.

     (d) Shipping and handling costs:

         As discussed in note 2(h), sales are disclosed net of recovered shipping and handling costs. Under US GAAP, such costs would not be netted against sales but would increase cost of goods sold.

         Accordingly, under US GAAP sales and cost of goods sold would be as follows:

------------------------------------------------------------------------------------------------------------------------------------
                                                           Years ended                       Six months ended
                                                           DECEMBER 31,                           JUNE 30,
------------------------------------------------------------------------------------------------------------------------------------
                                               2000           2001        2002             2002           2003
------------------------------------------------------------------------------------------------------------------------------------
                                                                                               (unaudited)

         Sales                          $   236,733    $   249,002   $   233,683   $    114,364    $   155,514
         Cost of goods sold                 177,969        198,507       194,612         99,160        127,722

------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

     (e) Comprehensive income:

         Under US GAAP, the Company is required to report and display comprehensive earnings (loss) which includes both net earnings and other gains and losses affecting shareholders' equity that are excluded from net earnings (loss). The only components of comprehensive earnings
         (loss) are the net earnings (loss) for the year, the foreign currency translation component of shareholders' equity and the transition adjustment and reduction. This information is presented below. Accumulated other comprehensive loss at December 31, 2002 and 2001 equals the cumulative translation adjustment account balance as reported in the consolidated balance sheet prepared in accordance with Canadian GAAP.

     (f) Impact of differences:

         These differences would have affected the reported loss and retained earnings (deficit) as follows:

------------------------------------------------------------------------------------------------------------------------------------
                                                                     Years ended                       Six months ended
                                                                     DECEMBER 31,                           JUNE 30,
------------------------------------------------------------------------------------------------------------------------------------
                                                         2000           2001        2002             2002           2003
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                         (unaudited)
         Net earnings (loss) -
           Canadian GAAP                          $    16,885     $    1,644   $ (12,923)      $  (12,639)   $      (704)
         Stock compensation
              expense (b)                                   -           (308)       (275)            (152)           (24)
------------------------------------------------------------------------------------------------------------------------------------

         Net earnings (loss) - US GAAP                 16,885          1,336     (13,198)         (12,791)          (728)
         Other comprehensive earnings (loss):
         Cumulative translation
              adjustment                              (12,781)       (10,320)     30,943           21,434         16,081
         Transition adjustment (c)                          -          2,454           -                -              -
         Reduction in unrecognized
              gain on cash flow derivative (c)              -         (2,454)          -                -              -
------------------------------------------------------------------------------------------------------------------------------------
         Comprehensive earnings
              (loss) - US GAAP (e)                $     4,104       $ (8,984)  $  17,745       $    8,643    $    15,353
------------------------------------------------------------------------------------------------------------------------------------
         Basic net earnings (loss) per
              common share - US GAAP              $      0.65       $   0.05   $  (0.50)       $   (0.48)    $    (0.03)
------------------------------------------------------------------------------------------------------------------------------------
         Diluted net earnings (loss) per
              common share - US GAAP              $      0.63       $   0.05   $ (0.50)        $   (0.48)    $    (0.03)
------------------------------------------------------------------------------------------------------------------------------------
         Weighted average number of
            shares outstanding
            (in thousands):
              Basic                                    26,019         26,310     26,314            26,445         25,529
              Diluted                                  26,866         26,988     26,314            26,445         25,529
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
                                                                          DECEMBER 31,                June 30,
------------------------------------------------------------------------------------------------------------------------------------
                                                                    2001             2002                 2003
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                   (unaudited)

         Retained earnings (deficit) - Canadian GAAP         $     1,677     $    (11,563)         $   (12,426)
         Stock compensation expense                                 (308)            (583)                (607)
------------------------------------------------------------------------------------------------------------------------------------

         Retained earnings - US GAAP                         $     1,369     $    (12,146)         $   (13,033)
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

     (g) Pro forma stock compensation disclosures:

------------------------------------------------------------------------------------------------------------------------------------
                                                                Years ended                       Six months ended
                                                                DECEMBER 31,                           JUNE 30,
------------------------------------------------------------------------------------------------------------------------------------
                                                    2000           2001        2002             2002           2003
------------------------------------------------------------------------------------------------------------------------------------
                                                                                               (unaudited)
         Net earnings (loss) -
              US GAAP                        $    16,885     $    1,336   $ (13,198)      $  (12,791)   $      (728)
         Add:  Stock compensation
             expense recognized                        -            308         275              152             24
         Deduct:  Fair value stock
              compensation expense                (1,032)        (2,061)     (1,302)            (762)          (643)
------------------------------------------------------------------------------------------------------------------------------------
         Pro forma net income (loss)         $    15,853       $   (417)  $ (14,225)      $  (13,401)   $    (1,347)
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
         Pro forma net earnings
             (loss) per share:
              Basic                          $      0.61       $ (0.02)   $  (0.54)       $   (0.51)    $    (0.05)
              Diluted                               0.59         (0.02)      (0.54)           (0.51)         (0.05)
         Weighted average fair
             value of stock options granted         3.27           3.84        1.06                -              -

         Risk free interest rate (average)         5.18%          4.18%       4.00%                -              -
         Expected life                             5 yrs          5 yrs       4 yrs                -              -
         Expected volatility                         62%            63%         70%                -              -
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

         No dividend yield is assumed for all periods presented.

     (h) Other disclosures:

         The following additional information would be presented if these consolidated financial statements were presented in accordance with US
         GAAP:

         (i)  Accounts receivable:
              As of the dates indicated, substantially all accounts receivable are trade accounts receivable.

------------------------------------------------------------------------------------------------------------------------------------
                                                                          DECEMBER 31,                June 30,
------------------------------------------------------------------------------------------------------------------------------------
                                                                    2001             2002                 2003
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                   (unaudited)

               Allowance for doubtful accounts               $       144     $        612          $       578

------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

               Changes in the allowance for doubtful accounts for each of the years in the three-year period ended December 31, 2002 are as follows:

------------------------------------------------------------------------------------------------------------------------------------
                                                                             YEARS ENDED DECEMBER 31,
------------------------------------------------------------------------------------------------------------------------------------
                                                                    2000             2001                 2002
------------------------------------------------------------------------------------------------------------------------------------

               Opening balance                                 $     404         $    156            $     144
               Expense                                               129                -                  398
               Settlements, write-offs and other adjustments        (377)             (12)                  70
------------------------------------------------------------------------------------------------------------------------------------

               Closing balance                                 $     156         $    144            $     612
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

          (ii) Accounts  payable and accrued  liabilities:
               Accounts payable and accrued liabilities calculated in accordance with US GAAP, is comprised as follows:

------------------------------------------------------------------------------------------------------------------------------------
                                                                          DECEMBER 31,                June 30,
------------------------------------------------------------------------------------------------------------------------------------
                                                                    2001             2002                 2003
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                   (unaudited)

               Trade payables                                $    26,526     $     36,456          $    45,993
               Accrued employee compensation                       7,601            9,841               10,783
               Accrued interest                                    8,971            8,898                8,841
               Income taxes payable                                   99               86                   17
               Other                                               4,873            4,725                5,641
------------------------------------------------------------------------------------------------------------------------------------

                                                             $    48,070     $     60,006          $    71,275
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

         (iii) Impairment of long-lived assets:
               For US GAAP purposes, the Company evaluates whether an impairment of a long-lived asset has occurred by reference to whether the estimated future undiscounted cash flows, excluding interest, exceeds the carrying value of the asset. If such asset is considered to be impaired, the impairment charge to be recognized is measured by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Fair value is generally measured equal to the estimated future discounted net cash flows from the asset or assets. This differs from the Canadian GAAP assessment and impairment calculation both of which compare the estimated future undiscounted cash flows to the carrying value. However, no impairment in property, plant and equipment has been required under either Canadian or US GAAP for any of the periods presented.

         (iv)  Undistributed earnings of equity accounted for investee:
               At December 31, 2001 and 2002 and June 30, 2003, the Company had received cumulative distributions from its equity accounted for investee Erfei in excess of cumulative earnings of $1.9 million, $2.2 million and $2.3, respectively.

          (v)  Revenue  recognition:
               Sales agreements generally provide for shipping terms and title to transfer to the customer "FOB Shipping Point".

         (vi)  Expense classifications:
               Cost of goods sold include all materials, direct labour and other production costs, applicable overhead and, under U.S. GAAP shipping and handling costs reimbursed by the customer (see (d)). Selling, general and administration expenses include managerial costs, other overhead not properly applied to production or inventory, sales and marketing and other administrative expenses.

         (vii) Debt covenants:
               The Company's 10-7/8% senior unsecured notes have financial and other covenants which, if violated, would limit its ability to make certain types of expenditures or enter into certain types of transactions in the future. For all periods presented, the Company was in compliance with these debt covenants.


        (viii) Acquired intangibles:
               On the acquisition of the Company's operations in Europe in 1995, the Company acquired certain rights with respect to the Mansanto process. The rights to the Mansanto process were accounted for as an acquired intangible asset at their fair value on acquisition of the business in 1995 and have been amortized over their estimated useful life thereafter.

     (i) Recent accounting pronouncements:

         (i)   Statement of Financial Accounting Standards No. 143:

               SFAS No. 143, ACCOUNTING FOR ASSET RETIREMENT OBLIGATIONS, provides accounting requirements for retirement obligations associated with tangible long-lived assets for which the legal obligation to settle is a result of an existing legal obligation, including those obligations to settle due to an existing or enacted law, written or oral contract, or by legal construction under the doctrine of promissory estoppel. Such an obligation would be recognized in the period in which it meets the definition of a liability, and on initial recognition, the liability would be measured at fair value. SFAS 143 requires the recognition of changes in the liability resulting from the (1) passage of time and (2) revisions in cash flow estimates. In addition, SFAS 143 includes certain disclosure requirements. For the Company, SFAS 143 is effective in fiscal 2003.

         (ii)  Statement of Financial Accounting Standards No. 144:

               In August 2001, the Financial Accounting Standards Board issued FASB Statement No. 144, ACCOUNTING FOR THE IMPAIRMENT OR DISPOSAL OF LONG-LIVED ASSETS (SFAS 144). SFAS 144 provides guidance for recognizing and measuring impairment losses on long-lived assets held for use and long-lived assets to be disposed of by sale. SFAS 144 also provides guidance on how to present discontinued operations in the income statement and includes a component of an entity (rather than a segment of a business).

               The Company is required to adopt SFAS 144 no later than the year beginning after December 15, 2001. The provisions of the Statement for assets held for sale or other disposal generally are required to be applied prospectively after the adoption date to newly initiated disposal activities.

         (iii) Statement of Financial Accounting Standards No. 146:

               SFAS No. 146, ACCOUNTING FOR COSTS ASSOCIATED WITH EXIT OR DISPOSAL ACTIVITIES, addresses the financial accounting and reporting for costs associated with exit or disposal activities. SFAS 146 relates to the recognition of a liability for a cost associated with an exit or disposal activity and requires that a liability be recognized for those costs only when the liability is incurred, that is, when it meets the definition of a liability under the FASB's conceptual framework. SFAS 146 is effective for exit and disposal activities initiated after December 31,2002.

         (iv)  FASB Interpretation No. 45:

               In November 2002, the Financial Accounting Standards Board issued Interpretation No. 45, GUARANTOR'S ACCOUNTING AND DISCLOSURE REQUIREMENTS FOR GUARANTEES, INCLUDING INDIRECT GUARANTEES OF INDEBTEDNESS OF OTHERS, addresses the disclosure to be made by a guarantor in its financial statements about its obligations under guarantees. FIN 45 further requires the guarantor to recognize a liability for the non-contingent component of the guarantee, this is the obligation to stand ready to perform in the event that specified triggering events or conditions occur, initially at the guarantee's fair value. The recognition of the liability is required regardless of the probability that payments will be required.

         There was no material impact on the adoption of SFAS 143 by the Company on January 1, 2003 as the extent and timing of any retirement settlement obligation is indeterminate. In preparing the consolidated financial statements, the Company has considered the disclosure requirements of FIN 45. There has been no impact from the adoption of SFAS 144 or 146.

     (j) Consolidating schedules:

         The Company's long-term debt described in note 7 to its annual consolidated financial statements has been guaranteed by specified subsidiaries of the Company. The accompanying condensed consolidating financial information as at December 31, 2001 and 2002 and (unaudited) June 30, 2003 and for the years ended December 31, 2001 and 2002 and (unaudited) for the six month periods ended June 30, 2002 and 2003, has been prepared in accordance with US GAAP. The information under the column headed "Acetex Corporation" is for the parent company only. Investments in subsidiaries are accounted for by the equity method in the separate columns for the parent company and the guarantor subsidiaries. Each guarantor subsidiary is wholly-owned by Acetex Corporation. The non-guarantor subsidiaries are directly or indirectly wholly-owned by the guarantor subsidiaries. All guarantees are full and unconditional.


         CONSOLIDATING BALANCE SHEET


         DECEMBER 31, 2001




------------------------------------------------------------------------------------------------------------------------------------
                                                                     GUARANTORS
                                                               ----------------------
                                                   ACETEX       ACETEX        ACETEX       COMBINED
                                              CORPORATION         LLC             BV NON-GUARANTORS ELIMINATIONS CONSOLIDATED
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
         Cash and cash equivalents                  6,711            -             -         44,894            -       51,605
         Accounts receivable                        4,143       71,400             -         44,481      (75,543)      44,481
         Inventories                                    -            -             -         25,075            -       25,075
         Prepaid expenses and other                   186            -             -          5,580            -        5,766
------------------------------------------------------------------------------------------------------------------------------------
                                                   11,040       71,400             -        120,030      (75,543)     126,927
         Property, plant and equipment                464            -             -         94,845            -       95,309
         Investment in and advances to
              subsidiaries and affiliates         249,050      230,000       (40,102)         8,957     (447,905)           -
         Other assets                               5,970            -             -          5,983            -       11,953
------------------------------------------------------------------------------------------------------------------------------------

                                                  266,524      301,400       (40,102)       229,815     (523,448)     234,189
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

         Accounts payable and accrued
              liabilities                           9,269            -             -        116,306      (77,505)      48,070
         Pension obligation                             -            -             -          3,139            -        3,139
         Long-term debt                           190,000            -             -        230,000     (230,000)     190,000
------------------------------------------------------------------------------------------------------------------------------------
                                                  199,269            -             -        349,445     (307,505)     241,209

         Shareholders' equity                      67,255      301,400       (40,102)      (119,630)    (215,943)      (7,020)
------------------------------------------------------------------------------------------------------------------------------------

                                                  266,524      301,400       (40,102)       229,815     (523,448)     234,189
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

     (j) Consolidating schedules:




         CONSOLIDATING STATEMENT OF OPERATIONS AND RETAINED EARNINGS (DEFICIT)


         YEAR ENDED DECEMBER 31, 2001




------------------------------------------------------------------------------------------------------------------------------------
                                                                     GUARANTORS
                                                               ----------------------
                                                   ACETEX       ACETEX        ACETEX       COMBINED
                                              CORPORATION         LLC             BV NON-GUARANTORS ELIMINATIONS CONSOLIDATED
------------------------------------------------------------------------------------------------------------------------------------
         Sales                                          -            -             -        249,002            -      249,002

         Cost of goods sold                             -            -             -        198,507            -      198,507
         Amortization                                   -            -             -         14,854            -       14,854
------------------------------------------------------------------------------------------------------------------------------------
                                                        -            -             -         35,641            -       35,641
         Other operating expenses                   4,229            -             -          5,634            -        9,863
------------------------------------------------------------------------------------------------------------------------------------

         Operating income                          (4,229)           -             -         30,007            -       25,778
         Interest expense, net                    (16,480)      33,002             -        (34,773)           -      (18,251)
         Other income (expenses)                   22,045            -        (4,178)         1,650      (25,708)      (6,191)
------------------------------------------------------------------------------------------------------------------------------------

         Income (loss) before income taxes          1,336       33,002        (4,178)        (3,116)     (25,708)       1,336
         Income taxes                                   -            -             -              -            -            -
------------------------------------------------------------------------------------------------------------------------------------

         Net income (loss)                          1,336       33,002        (4,178)        (3,116)     (25,708)       1,336
         Retained earnings (deficit),
              beginning of year                        33       63,112       (45,972)       (52,937)      35,797           33
         Dividends paid                                 -      (24,714)            -              -       24,714            -
------------------------------------------------------------------------------------------------------------------------------------

         Retained earnings (deficit),
              end of year                           1,369       71,400       (50,150)       (56,053)      34,803        1,369
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

         CONSOLIDATING STATEMENT OF CASH FLOWS


         YEAR ENDED DECEMBER 31, 2001




------------------------------------------------------------------------------------------------------------------------------------
                                                                          GUARANTORS
                                                                    ----------------------
                                                        ACETEX       ACETEX        ACETEX       COMBINED
                                                   CORPORATION         LLC             BV NON-GUARANTORS ELIMINATIONS CONSOLIDATED
------------------------------------------------------------------------------------------------------------------------------------
         Cash provided by (used in):

         Operating activities:
           Net income (loss)                             1,336       33,002        (4,178)        (3,116)     (25,708)       1,336
           Amortization                                      -            -             -         14,854            -       14,854
           Loss on debt refinancing                      4,478            -             -          1,874            -        6,352
           Pension expense                                   -            -             -            499            -          499
            Amortization of deferred
                 financing costs                             -          890           890
           Distribution from equity
                investment in excess of
                income                                  (4,344)           -         4,178           (501)         995          328
           Other                                           308            -             -              -            -          308
           Changes in non-cash working
                capital, net                             5,927       (8,288)            -          1,220       (7,587)      (8,728)
------------------------------------------------------------------------------------------------------------------------------------
                                                         7,705       24,714             -         15,720      (32,300)      15,839

         Investing activities:
            Purchase of property, plant and
                 equipment                                                         (2,920)        (2,920)
           Other                                             -            -             -         (1,101)           -       (1,101)
------------------------------------------------------------------------------------------------------------------------------------
                                                             -            -             -         (4,021)           -       (4,021)

         Financing activities:
           Increase in share capital                       505            -             -              -            -          505
           Proceeds from issuance of long-term debt                               190,000              -            -            -
                                                                                  190,000
           Repayment of long-term debt                (180,000)           -             -              -            -     (180,000)
           Costs incurred in refinancing
                debt                                   (11,867)           -             -              -            -      (11,867)
           Decrease in pension obligation                    -            -             -            (61)           -          (61)
           Dividend paid                                     -      (24,714)            -              -       24,714            -
------------------------------------------------------------------------------------------------------------------------------------
                                                        (1,362)     (24,714)            -            (61)      24,714       (1,423)

         Foreign exchange gain (loss) on cash
            and cash equivalents held in
            foreign currencies                                                                      (205)           -            -
                                                                                                  (9,746)       7,586       (2,365)
------------------------------------------------------------------------------------------------------------------------------------

         Increase (decrease) in cash
              during the year                            6,138            -             -          1,892            -        8,030

         Cash and cash equivalents,
             beginning of year                                                                       573            -            -
                                                                                                  43,002            -       43,575
------------------------------------------------------------------------------------------------------------------------------------

         Cash and cash equivalents,
              end of year                                6,711            -             -         44,894            -       51,605
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

         CONSOLIDATING BALANCE SHEET


         DECEMBER 31, 2002




------------------------------------------------------------------------------------------------------------------------------------
                                                                          GUARANTORS
                                                                    ----------------------
                                                        ACETEX       ACETEX        ACETEX       COMBINED
                                                   CORPORATION         LLC             BV NON-GUARANTORS ELIMINATIONS CONSOLIDATED
------------------------------------------------------------------------------------------------------------------------------------
         Cash and cash equivalents                      12,992            -             -         48,898            -       61,890
         Accounts receivable                             5,781       75,805             -         43,699      (81,586)      43,699
         Inventories                                         -            -             -         28,481            -       28,481
         Prepaid expenses and other                        259            -             -          3,379            -        3,638
------------------------------------------------------------------------------------------------------------------------------------
                                                        19,032       75,805             -        124,457      (81,586)     137,708
         Property, plant and equipment                     371            -             -        109,820            -      110,191
         Investment in and advances to
              subsidiaries and affiliates              226,840      229,319       (60,837)         9,352     (404,674)           -
         Other assets                                    5,553            -             -         10,423            -       15,976
------------------------------------------------------------------------------------------------------------------------------------

                                                       251,796      305,124       (60,837)       254,052     (486,260)     263,875
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
         Accounts payable and accrued
              liabilities                                9,320            -             -        132,118      (81,432)      60,006
         Pension obligation                                  -            -             -          4,725            -        4,725
         Long-term debt                                190,000            -             -        230,000     (230,000)     190,000
------------------------------------------------------------------------------------------------------------------------------------
                                                       199,320            -             -        366,843     (311,432)     254,731

         Shareholders' equity                           52,476      305,124       (60,837)      (112,791)    (174,828)       9,144
------------------------------------------------------------------------------------------------------------------------------------

                                                       251,796      305,124       (60,837)       254,052     (486,260)     263,875
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

         CONSOLIDATING STATEMENT OF OPERATIONS AND RETAINED EARNINGS (DEFICIT)


         YEAR ENDED DECEMBER 31, 2002




------------------------------------------------------------------------------------------------------------------------------------
                                                           GUARANTORS
                                                     ----------------------
                                         ACETEX       ACETEX        ACETEX       COMBINED
                                    CORPORATION         LLC             BV NON-GUARANTORS ELIMINATIONS CONSOLIDATED
------------------------------------------------------------------------------------------------------------------------------------
         Sales                                -            -             -        233,683            -      233,683

         Cost of goods sold                   -            -             -        194,612            -      194,612
         Amortization                         -            -             -         16,248            -       16,248
------------------------------------------------------------------------------------------------------------------------------------
                                              -            -             -         22,823            -       22,823
         Other operating expenses         2,753            -             -          9,313            -       12,066
------------------------------------------------------------------------------------------------------------------------------------

         Operating income (loss)         (2,753)           -             -         13,510            -       10,757
         Interest expense, net          (18,353)      30,844             -        (32,971)           -      (20,480)
         Other income (expenses)          7,908            -       (20,735)         3,113        6,239       (3,475)
------------------------------------------------------------------------------------------------------------------------------------

         Income (loss) before income
              taxes                     (13,198)      30,844       (20,735)       (16,348)       6,239      (13,198)
         Income taxes                         -            -             -              -            -            -
------------------------------------------------------------------------------------------------------------------------------------

         Net income (loss)              (13,198)      30,844       (20,735)       (16,348)       6,239      (13,198)
         Retained earnings (deficit),
              beginning of year           1,369       71,400       (50,150)       (56,053)      34,803        1,369
         Excess repurchase price of
              common shares                (317)           -             -              -            -         (317)
         Dividends paid                       -      (27,120)            -              -       27,120            -
------------------------------------------------------------------------------------------------------------------------------------

         Retained earnings (deficit),
              end of year               (12,146)      75,124       (70,885)       (72,401)      68,162      (12,146)
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

         CONSOLIDATING STATEMENT OF CASH FLOWS


         YEAR ENDED DECEMBER 31, 2002




------------------------------------------------------------------------------------------------------------------------------------
                                                                GUARANTORS
                                                          ----------------------
                                              ACETEX       ACETEX        ACETEX       COMBINED
                                         CORPORATION         LLC             BV NON-GUARANTORS ELIMINATIONS CONSOLIDATED
------------------------------------------------------------------------------------------------------------------------------------
         Cash provided by (used in):

         Operating activities:
           Net income                       (13,198)      30,844       (20,735)       (16,348)       6,239      (13,198)
           Amortization                           -            -             -         16,248            -       16,248
           Pension expense                        -            -             -            (36)           -          (36)
           Amortization of deferred
                financing costs                   -            -             -            971            -          971
           Distribution from equity
                investment in excess
                of income                    16,510            -        20,735         (3,916)     (33,358)         (29)
           Other                              1,286            -             -              -            -        1,286
           Changes in non-cash
                working capital, net          3,539       (3,724)            -         15,367       (2,631)      12,551
------------------------------------------------------------------------------------------------------------------------------------
                                              8,137       27,120             -         12,286      (29,750)      17,793

         Investing activities:
           Purchase of property, plant
             and equipment                        -            -       (12,893)             -      (12,893)
           Other                                  -            -             -           (246)           -         (246)
------------------------------------------------------------------------------------------------------------------------------------
                                                  -            -             -        (13,139)           -      (13,139)

         Financing activities:
           Proceeds from issuance
                of shares                       449            -             -              -            -          449
           Dividend paid                          -      (27,120)            -              -       27,120            -
           Shares repurchased                (2,305)           -             -              -            -       (2,305)
           Decrease in pension obligation         -            -             -            589            -          589
------------------------------------------------------------------------------------------------------------------------------------
                                             (1,856)     (27,120)            -            589       27,120       (1,267)

         Foreign exchange gain (loss) on
              cash and cash equivalents held
              in foreign currencies               -            -             -          4,268        2,630        6,898
------------------------------------------------------------------------------------------------------------------------------------

         Increase (decrease) in cash during
              the year                        6,281            -             -          4,004            -       10,285

         Cash and cash equivalents,
              beginning of year               6,711            -             -         44,894            -       51,605
------------------------------------------------------------------------------------------------------------------------------------

         Cash and cash equivalents,
              end of year                    12,992            -             -         48,898            -       61,890
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

         CONSOLIDATING STATEMENT OF OPERATIONS AND RETAINED EARNINGS (DEFICIT)


         SIX MONTHS ENDED JUNE 30, 2002


         (UNAUDITED)




------------------------------------------------------------------------------------------------------------------------------------
                                                           GUARANTORS
                                                     ----------------------
                                         ACETEX       ACETEX        ACETEX       COMBINED
                                    CORPORATION         LLC             BV NON-GUARANTORS ELIMINATIONS CONSOLIDATED
------------------------------------------------------------------------------------------------------------------------------------
         Sales                                -            -             -        114,364            -      114,364

         Cost of goods sold                   -            -             -         99,160            -       99,160
         Amortization                         -            -             -          7,804            -        7,804
------------------------------------------------------------------------------------------------------------------------------------
                                              -            -             -          7,400            -        7,400
         Other operating expenses         1,269            -             -          5,047            -        6,316
------------------------------------------------------------------------------------------------------------------------------------

         Operating income (loss)         (1,269)           -             -          2,353            -        1,084
         Interest expense, net           (9,159)      15,347             -        (16,181)           -       (9,993)
         Other income (expense)          (2,363)           -       (16,655)        (2,391)      17,527       (3,882)
------------------------------------------------------------------------------------------------------------------------------------

         Income (loss) before income
              taxes                     (12,791)      15,347       (16,655)       (16,219)      17,527      (12,791)
         Income taxes                    -            -             -              -            -            -
------------------------------------------------------------------------------------------------------------------------------------

         Net income (loss)              (12,791)      15,347       (16,655)       (16,219)      17,527      (12,791)
         Retained earnings (deficit),
              beginning of period         1,369       71,400       (50,150)       (56,053)      34,803        1,369
         Excess repurchase price of
              common shares                (168)           -             -              -            -         (168)
         Dividends paid                       -       (9,987)            -              -        9,987            -
------------------------------------------------------------------------------------------------------------------------------------

         Retained earnings (deficit),
              end of period             (11,590)      76,760       (66,805)       (72,272)      62,317      (11,590)
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

         CONSOLIDATING STATEMENT OF CASH FLOWS


         SIX MONTHS ENDED JUNE 30, 2002


         (UNAUDITED)




------------------------------------------------------------------------------------------------------------------------------------
                                                                     GUARANTORS
                                                               ----------------------
                                                   ACETEX       ACETEX        ACETEX       COMBINED
                                              CORPORATION         LLC             BV NON-GUARANTORS ELIMINATIONS CONSOLIDATED
------------------------------------------------------------------------------------------------------------------------------------
         Cash provided by (used in):

         Operating activities:
           Net income (loss)                 (12,791)      15,347       (16,655)       (16,219)      17,527      (12,791)
           Amortization                            -            -             -          7,804            -        7,804
           Pension expense                         -            -             -            191            -          191
           Amortization of deferred
                financing costs                    -            -             -            478            -          478
           Distribution from equity
                investment in excess
                of income                     11,394            -        16,655           (346)     (27,513)         190
           Other                                 152            -             -              -            -          152
           Changes in non-cash
                working capital, net             494       (5,360)            -          1,961        3,590          685
------------------------------------------------------------------------------------------------------------------------------------
                                                (751)       9,987             -         (6,131)      (6,396)      (3,291)

         Investing activities:
           Purchase of property,
                plant and equipment                -            -             -         (2,791)           -       (2,791)
           Other                                   -            -             -           (227)           -         (227)
------------------------------------------------------------------------------------------------------------------------------------
                                                   -            -             -         (3,018)           -       (3,018)

         Financing activities:
           Proceeds from issuance of
                shares                           172            -             -              -            -          172
           Dividend paid                           -       (9,987)            -              -        9,987            -
           Shares repurchased                   (426)           -             -              -            -         (426)
           Decrease in pension obligation          -            -             -            (33)           -          (33)
------------------------------------------------------------------------------------------------------------------------------------
                                                (254)      (9,987)            -            (33)       9,987         (287)

         Foreign exchange gain (loss) on
              cash and cash equivalents held
              in foreign currencies                -            -             -          7,745       (3,591)       4,154
------------------------------------------------------------------------------------------------------------------------------------

         Increase in cash during the period   (1,005)           -             -         (1,437)           -       (2,442)

         Cash and cash equivalents,
              beginning of period              6,711            -             -         44,894            -       51,605
------------------------------------------------------------------------------------------------------------------------------------

         Cash and cash equivalents,
              end of period                    5,706            -             -         43,457            -       49,163
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

         CONSOLIDATING BALANCE SHEET


         JUNE 30, 2003


         (UNAUDITED)




------------------------------------------------------------------------------------------------------------------------------------
                                                                          GUARANTORS
                                                                    ----------------------
                                                        ACETEX       ACETEX        ACETEX       COMBINED
                                                   CORPORATION         LLC             BV NON-GUARANTORS ELIMINATIONS CONSOLIDATED
------------------------------------------------------------------------------------------------------------------------------------
         Cash and cash equivalents                       9,517            -             -         61,921            -       71,438
         Accounts receivable                             5,222       80,358             -         53,924      (85,580)      53,924
         Inventories                                         -            -             -         30,721            -       30,721
         Prepaid expenses and other                        836            -             -          6,168            -        7,004
------------------------------------------------------------------------------------------------------------------------------------
                                                        15,575       80,358             -        152,734      (85,580)     163,087
         Property, plant and equipment                     333            -             -        110,732            -      111,065
         Investment in and advances to
              subsidiaries and affiliates              228,787      226,638       (65,670)         9,897     (399,652)           -
         Other assets                                    5,531            -             -         10,789            -       16,320
------------------------------------------------------------------------------------------------------------------------------------

                                                       250,226      306,996       (65,670)       284,152     (485,232)     290,472
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
         Accounts payable and accrued
              liabilities                                9,012            -             -        149,116      (86,853)      71,275
         Pension obligation                                  -            -             -          5,234            -        5,234
         Long-term debt                                190,000            -             -        230,000     (230,000)     190,000
------------------------------------------------------------------------------------------------------------------------------------
                                                       199,012            -             -        384,350     (316,853)     266,509

         Shareholders' equity                           51,214      306,996       (65,670)      (100,198)    (168,379)      23,963
------------------------------------------------------------------------------------------------------------------------------------

                                                       250,226      306,996       (65,670)       284,152     (485,232)     290,472
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

         CONSOLIDATING STATEMENT OF OPERATIONS AND RETAINED EARNINGS (DEFICIT)


         SIX MONTHS ENDED JUNE 30, 2003


         (UNAUDITED)




------------------------------------------------------------------------------------------------------------------------------------
                                                                          GUARANTORS
                                                                    ----------------------
                                                        ACETEX       ACETEX        ACETEX       COMBINED
                                                   CORPORATION         LLC             BV NON-GUARANTORS ELIMINATIONS CONSOLIDATED
------------------------------------------------------------------------------------------------------------------------------------
         Sales                                               -            -             -        155,514            -      155,514

         Cost of goods sold                                  -            -             -        127,722            -      127,722
         Amortization                                        -            -             -         10,322            -       10,322
------------------------------------------------------------------------------------------------------------------------------------
                                                             -            -             -         17,470            -       17,470

         Other operating expenses                        1,115            -             -          5,110            -        6,226
------------------------------------------------------------------------------------------------------------------------------------

         Operating income (loss)                        (1,115)           -             -         12,360            -       11,244
         Interest expense, net                          (9,162)      15,566             -        (16,870)           -      (10,466)
         Other income (expense)                          9,549            -        (4,833)            37       (6,260)      (1,506)
------------------------------------------------------------------------------------------------------------------------------------

         Income (loss) before income taxes               (728)       15,566        (4,833)        (4,473)      (6,260)        (728)
         Income taxes                                       -            -             -              -            -            -
------------------------------------------------------------------------------------------------------------------------------------

         Net income (loss)                               (728)      15,566        (4,833)         (4,473)      (6,260)        (728)
         Retained earnings (deficit),
              beginning of period                     (12,146)      75,124       (70,885)        (72,401)      68,162      (12,146)
         Excess repurchase price of
              common shares                              (159)           -             -               -            -         (159)
         Dividends paid                                     -      (10,331)            -               -       10,331            -
------------------------------------------------------------------------------------------------------------------------------------

         Retained earnings (deficit),
              end of period                           (13,033)      80,359       (75,718)       (76,874)      72,233      (13,033)
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

         CONSOLIDATING STATEMENT OF CASH FLOWS


         SIX MONTHS ENDED JUNE 30, 2003


         (UNAUDITED)





------------------------------------------------------------------------------------------------------------------------------------
                                                                          GUARANTORS
                                                                    ----------------------
                                                        ACETEX       ACETEX        ACETEX       COMBINED
                                                   CORPORATION         LLC             BV NON-GUARANTORS ELIMINATIONS CONSOLIDATED
------------------------------------------------------------------------------------------------------------------------------------
         Cash provided by (used in):

         Operating activities:
           Net income (loss)                              (728)      15,566        (4,833)        (4,473)      (6,260)        (728)
           Amortization                                      -            -             -         10,322            -       10,322
           Pension expense                                   -            -             -            203            -          203
           Amortization of deferred
                financing costs                              -            -             -            560            -          560
           Distribution from equity investment
                in excess of income                       (240)           -         4,833           (446)      (4,068)          79
           Other                                            24            -             -              -            -           24
           Changes in non-cash working
                capital, net                            (1,974)      (5,235)            -          1,723        2,762       (2,724)
------------------------------------------------------------------------------------------------------------------------------------
                                                        (2,918)      10,331             -          7,889       (7,566)       7,736

         Investing activities:
           Purchase of property, plant and
                equipment                                    -            -             -         (1,204)           -       (1,204)
           Other                                             -            -             -            (73)           -          (73)
------------------------------------------------------------------------------------------------------------------------------------
                                                             -            -             -         (1,277)           -       (1,277)

         Financing activities:
           Proceeds from issuance
                of shares                                   40            -             -              -            -           40
           Dividend paid                                     -      (10,331)            -              -       10,331            -
           Shares repurchased                             (597)           -             -              -            -         (597)
           Decrease in pension obligation                    -            -             -           (122)           -         (122)
------------------------------------------------------------------------------------------------------------------------------------
                                                          (557)     (10,331)            -           (122)      10,331         (679)

         Foreign exchange gain (loss) on
              cash and cash equivalents held
              in foreign currencies                          -            -             -          6,533       (2,765)       3,768
------------------------------------------------------------------------------------------------------------------------------------

         Increase (decrease) in cash
              during the period                         (3,475)           -             -         13,023            -        9,548

         Cash and cash equivalents,
              beginning of period                       12,992            -             -         48,898            -       61,890
------------------------------------------------------------------------------------------------------------------------------------

         Cash and cash equivalents,
              end of period                              9,517            -             -         61,921            -       71,438
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 8.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Acetex is incorporated under the BUSINESS CORPORATION ACT (Alberta) and pursuant to that statute a corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or a person who acts or acted at the corporation's request as a director or officer of a body corporate of which the corporation is or was a shareholder or creditor, and the director's or officer's heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the director or officer in respect of any civil, criminal or administrative action or proceeding to which the director or officer is made a party by reason of being or having been a director or officer of that corporation or body corporate, if

     (a) the director or officer acted honestly and in good faith with a view to the best interests of the corporation, and

     (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the director or officer had reasonable grounds for believing that the director's or officer's conduct was lawful.

         Acetex's bylaws provide that it shall indemnify its officers and directors, or former officers and directors to the extent permitted by the BUSINESS CORPORATIONS ACT (Alberta).

     A policy of directors' and officers' liability insurance is maintained by the Registrant which insures directors and officers for losses as a result of claims against the directors and officers of the Registrant in the indemnity provisions under the Articles and the BUSINESS CORPORATIONS ACT (Alberta).

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

     Reference is made to Item 10 for the undertakings of the Registrant with respect to indemnification for liabilities arising under the Securities Act of 1933, as amended.

ITEM 9.  EXHIBITS

         The following exhibits are attached hereto:

         EXHIBIT
         NUMBER         TITLE
--------------------------------------------------------------------------------

         4.1            Specimen Common Share Certificate
         4.2            Registration Rights Agreement, dated June 22, 2003,
                        between Acetex Corporation and Perry Partners LLP and
                        Perry Partners International, Inc.
         2.1            Combination Agreement dated June 20, 2003 among Acetex
                        Corporation,  2028569
                        Ontario Limited and AT Plastics Inc.
         5.1            Opinion of Burnet Duckworth & Palmer LLP as to the
                        legality of the common shares being registered hereby
         23.1           Consent of Acetex's auditor - KPMG LLP
         23.2           Consent of AT Plastics' auditor - KPMG LLP
         23.3           Consent of Burnet Duckworth & Palmer LLP (included in
                        Exhibit 5.1)
         24.1           Powers of Attorney (included on page II-5 of this
                        Registration Statement)

ITEM 10. UNDERTAKINGS

         The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     PROVIDED, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial Statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933 need not be furnished, provided, that the Registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act of 1933 or Item 8.A. of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

         The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

         The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to an meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of

Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES



         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, Canada, on December 17, 2003.



                                 ACETEX CORPORATION


                                 By: (SIGNED) "BROOKE N. WADE"
                                     -------------------------------------------
                                     Brooke N. Wade
                                     Chairman and Chief Executive Officer

                               POWERS OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each officer or director of Acetex Corporation whose signature appears below constitutes and appoints Brooke N. Wade and Donald K. Miller, and each of them, with full power to act without the other, his true and lawful attorneys-in-fact and agents, with full and several power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments, including post-effective amendments, and supplements to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they or he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.


         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by or on behalf of the following persons in the capacities indicated on December 17, 2003.


SIGNATURE                                            TITLE
--------------------------------------------------------------------------------

(SIGNED) "BROOKE N. WADE"               Chairman and Chief Executive Officer and Director
Brooke N. Wade                          (Principal Executive Officer)

(SIGNED) "DONALD K. MILLER"             Chief Financial Officer (Principal Financial Officer
Donald K. Miller                        and Principal Accounting Officer)

(SIGNED) "KENNETH E. VIDALIN"           Director
Kenneth E. Vidalin

(SIGNED) "JOHN B. ZAOZIRNY"             Director
John B. Zaozirny

(SIGNED) "JOHN L. GARCIA"               Director
John L. Garcia

(SIGNED) "PIERRE DUTHEIL"               Director
Pierre Dutheil

                           AUTHORIZED REPRESENTATIVE


         Pursuant to the requirements of the Securities Act of 1933, the undersigned certifies that it is the duly authorized United States representative of Acetex Corporation and has duly caused this Registration Statement to be signed on behalf of it by the undersigned, thereunto duly authorized, in the City of New York, New York on December 17, 2003.



                           AT PLASTICS CORPORATION
                           (Authorized Representative)


                           By: (SIGNED) "GARY CONNAUGHTY"
                               -------------------------------------------------
                               Gary Connaughty

                                  EXHIBIT INDEX

EXHIBIT                                                                                                                   PAGE
NUMBER                 DESCRIPTION                                                                                         NO.
------------------------------------------------------------------------------------------------------------------------------
2.1                    Combination  Agreement  dated  June 20,  2003  among  Acetex  Corporation,  2028569
                       Ontario Limited and AT Plastics Inc.
4.1                    Specimen Share Certificate.......................................................................
4.2                    Registration Rights Agreement,  dated June 22, 2003, between Acetex Corporation and
                       Perry Partners LLP and Perry Partners International, Inc.........................................
5.1                    Opinion of Burnet  Duckworth & Palmer LLP as to the  legality of the common  shares being registered hereby..........................................................................
23.1                   Consent of Acetex's auditor - KPMG LLP...........................................................
23.2                   Consent of AT Plastics' auditor - KPMG LLP.......................................................
23.3                   Consent of Burnet Duckworth & Palmer LLP (included in Exhibit 5.1)...............................
24.1                   Powers of Attorney (included on page II-5 of this Registration Statement)........................